As filed with the Securities and Exchange Commission on June 21, 2005

Registration No. 333-117061

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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Amendment No. 9
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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SULPHCO, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	2890	88-0224817
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

850 Spice Islands Drive Sparks, NV 89431 (775) 829-1310 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)	Rudolf W. Gunnerman 850 Spice Islands Drive Sparks, NV 89431 (775) 829-1310 (Name, Address and Telephone Number of Agent for Service)
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Copies of all communications to:

Samuel S. Guzik, Esq.
Guzik & Associates
11355 West Olympic Blvd., Suite 300
Los Angeles, CA 90064
(310) 914-8600

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until such time that all shares of common stock registered hereunder have been sold.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)

Common Stock, $.001 par value	18,648,137 5,963	$2.775 $2.00	$51,748,581 $11,926	$6,557(3) $1.52(3)

(1)
Please refer to the "Selling Security Holders" section of the prospectus that is part of this Registration Statement for a description of what comprises the 18,654,100 shares of our common stock being registered. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate number of shares of common stock which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the respective average high and low sales prices of the Registrant's Common Stock on June 29, 2004, and November 15, 2004, as reported on the NASD, Inc. OTC Bulletin Board.

(3)	The filing fee was previously paid.
__________________________

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

SULPHCO, INC.

18,654,100 Shares of Common Stock

This prospectus relates to the reoffer and resale, from time to time, of up to 18,654,100 common shares by the selling security holders listed on page 19 of this prospectus.

The reoffer and resale of the common shares covered by this prospectus will be made by the selling security holders listed in this prospectus in accordance with one or more of the methods described in the plan of distribution, which begins on page 24 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

Our common stock is listed on the NASD, Inc. OTC Bulletin Board under the symbol "SLPH." On June 20, 2005 the last reported sale price of our common stock on the OTC Bulletin Board was $3.62 per share.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

June __, 2005

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed in the Risk Factors section beginning on page 6.

         References to "we," "us," "our company" and "SulphCo" refer to SulphCo, Inc.

Our Business

Overview

We are engaged in the business of developing and commercializing our patented and proprietary technology for the “upgrading” of crude oil by reducing its weight, or density, and the reduction of the sulfur content of crude oils. Our patented and proprietary process, which we refer to as Sonocracking™, is based upon the novel use of high power ultrasonics - the application of high energy, high frequency sound waves - to effect beneficial changes in the chemical composition in crude oil. These beneficial changes include a decrease in the weight, or density, of crude oil and a corresponding increase in the amount of lighter oils that can be recovered during the refinery processes. Other beneficial changes to the crude oil as a result of the SonocrackingTM technology include a reduction in the weight percentage of sulfur as well as a reduction in the parts per million of nitrogen.

The markets for our SonocrackingTM technology and our SonocrackerTM units are expected to be crude oil producers and refiners. The economic value of crude oil is driven largely by both the weight of the crude and sulfur content. Because our technology is expected to decrease the weight of crude oil and at the same time reduce the sulfur content in a cost-effective way, the successful commercialization of our technology can be expected to produce economic benefits to future customers in these markets.

We have been developing our Sonocracking™ technologies on an ongoing basis since January 1999. Testing has been done through in-house facilities and more recently by ChevronTexaco Energy Technology Co. (ChevronTexaco), a unit of ChevronTexaco Corp. To date, such testing has been limited to samples produced by prototypes which have processed up to 55 gallons of crude oil in a laboratory setting. Beginning in mid-2002 our development activities have centered around re-designing, upgrading and testing of laboratory scale prototypes utilizing more powerful ultrasonic generators, and redesigning these prototypes to accommodate the more powerful generators. Substantially all of the development work to date has been conducted by SulphCo personnel.

We are continuing our SonocrackingTM development work on crude oil, primarily through data generated from a pilot plant located at our headquarters in Sparks, Nevada, with a processing capacity of 1,000 bbl/day. We are also developing and testing improved ultrasonic probes and associated electrical components at the same facility. We are currently in the process of designing a Sonocracking™ unit intended to process 25,000 or more bbl per day and we expect to complete the remaining design and engineering work during the second quarter of 2005.

In January 2005 ChevronTexaco installed a 2,000 bbl/day capacity SonocrackingTM system in their pilot plant at the Richmond Technology Center in Richmond, California, using components owned by us to further evaluate and develop the technology with us. The relationship between our company and ChevronTexaco has been defined through a series of agreements, including a Laboratory Test Agreement entered into in November 2002, a Refinery Test Agreement entered into in June 2003 and most recently a Collaboration Agreement entered into in August 2004 and extensions of the Collaboration Agreement signed in February 2005 and April 2005.

Business Strategy

Our business model provides for revenues to be generated from two principal sources:

•	Revenues from the sale of our Sonocracker™ equipment to refiners and producers; and

•	Revenues from the licensing and sublicensing of our Sonocracking™ technology to third parties, based upon a percentage of the value added to the end user.

These revenue streams may be generated by us or in conjunction with collaborative partners or third party licensing arrangements, and may include provisions for one-time, lump sum payments in addition to ongoing royalty payments or other revenue sharing arrangements.

Our business strategy calls for us to form alliances with experienced third parties to assist in developing, producing, marketing, distributing and supporting products utilizing our proprietary Sonocracking™ technology for upgrading and desulfurizing crude oil and petroleum products. Such alliances are intended to reduce our working capital requirements by reducing our costs, and provide an entree to more extensive and accelerated market penetration than would be permitted by an internal organization. The name recognition and technology/product validation provided by such alliances are also expected to provide a significant advantage, both domestically and internationally. For further information regarding activities conducted and proposed to be conducted with third parties see “Business - Collaboration with ChevronTexaco Energy Technology Co.,”“Business - Equipment Sale and Marketing Agreement in South Korea,” and “Plan of Operation - Business Plan.”

We are a development stage company. From our inception through March 31, 2005, we have not generated any material revenues and have not made a profit. We have an accumulated deficit of approximately $24.6 million from our inception through March 31, 2005. For our fiscal year ended December 31, 2004, we recorded a net loss of approximately $4.1 million, and for the three months ended March 31, 2005, we recorded a net loss of approximately $2.3 million. We expect to continue to incur losses for the foreseeable future unless and until we are able to generate material revenues on a sustained basis from the sale or licensing of our technology or proposed products. We are unable to predict when we will be able to generate revenues from commercial activities on a sustained basis or the amounts expected from such activities.

Our ability to generate revenues and profits in the future is dependent upon the successful commercialization of our Sonocracking™ technology. We cannot assure you when or if our Sonocracking™ technology will be successfully commercialized or when or if we will be able to generate material revenues on a sustained basis or achieve or maintain profitability even if we succeed in commercializing our technology.

Our Company

We were incorporated in the State of Nevada in 1986. Our predecessor, GRD, Inc., commenced its current line of business in January 1999. Our executive offices are located at 850 Spice Islands Drive, Sparks, NV 89431. Our telephone number is (775) 829-1310. Our corporate website is www.sulphco.com. Our website, and the information contained therein, are not part of this prospectus.

The Shares Offered in this Prospectus

Common Stock Offered
Up to 18,654,100 shares of our common stock are being offered by the selling security holders under this prospectus. These shares are part of units of securities which have been issued and sold by us to the selling security holders in connection with two private placements entered into as of June 3, 2004 and June 15, 2004, and comprise the following:

June 3, 2004 private placement:

• 2,978,342 shares of common stock;
• warrants exercisable at $1.125 per share for 1,073,690 shares of common stock;
• additional investment rights entitling the investor to purchase 6,135,357 shares of common stock at $0.90 per share and warrants to purchase 2,147,379 shares at $1.125 per share.

June 15, 2004 private placement:

• 2,030,960 shares of common stock;
• warrants exercisable at $1.5625 per share for 732,161 shares of common stock;
• additional investment rights entitling the investor to purchase 2,091,889 shares of common stock at $1.25 per share and warrants to purchase 1,464,322 shares at $1.5625 per share.

Use of Proceeds
All of the shares of common stock being offered under this prospectus are being resold by the selling security holders. Accordingly, although we may receive proceeds from time to time from the exercise of warrants and rights by the selling security holders, we will not receive any proceeds from the resale of the shares by the selling security holders.

Transfer Agent and Registrar	Integrity Stock Transfer

Risk Factors

Investing in our common stock involves substantial risks. See the “Risk Factors” section of this prospectus for a description of risks you should carefully consider before investing in our common stock.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We are a development stage company with a limited operating history, which makes it more difficult to predict whether we will be able to successfully commercialize our technology and implement our business plan.

We are a development stage company with a limited operating history, and our principal technologies and products are still under development. Accordingly, there is a limited operating history upon which to base an assumption that we will be able to successfully implement our business plan.

Our technologies are not fully developed, are commercially untested, and therefore the successful development and commercialization of our technologies remain subject to significant uncertainty.

Our activities to date have involved the research and development of our crude oil desulfurization and upgrading technologies. We have not yet generated any material revenues since commencing these activities in January 1999. Commercial application of our technologies will require further investment, development and testing. We may be unable to complete development and commercialization of our technologies on a timely basis, or at all.

Development and commercialization of a new technology, such as our Sonocracking™ process, is inherently subject to significant risks. Accordingly, we cannot assure you that our technology will perform in a commercial scale setting as indicated in initial laboratory or small scale testing or that we will be able to successfully develop and commercialize our technology. Introducing and enhancing a new technology involves numerous technical challenges, substantial financial and personnel resources, and often takes many months or years to complete. We cannot be certain that we will be successful at commercializing our technology on a timely basis, or in accordance with milestones, if at all. In addition, we cannot be certain that, once our processing unit is made operational in a commercial setting, the unit will perform as expected. Our technology is complex and, despite further vigorous testing and quality control procedures, may contain undetected errors. Any inability to timely deliver a commercially viable unit could have a negative effect on our business, revenues, financial condition and results of operations.

We have a history of operating losses and have not generated material revenues to date, and we are unable to predict when or if we will generate material revenues on a sustained basis or achieve profitability.

We have not generated any material revenues, and we have experienced significant operating losses in each period since we commenced our current line of business in January 1999. As of March 31, 2005, we had an accumulated deficit of approximately $24.6 million, including approximately $6.3 million of stock-based compensation expense. These losses are principally associated with the research and development of our Sonocracking™ units for desulfurization and upgrading crude oil and other petroleum products, research and development of ultrasound technologies, development of pre-production prototypes and related marketing activity, and we expect to continue to incur expenses in the future for development, commercialization and sales and marketing activities related to the commercialization of our technology. We cannot predict when or to what extent our technology or resulting products will begin to produce revenues on a sustained basis, or whether we will ever reach profitability. If we are unable to achieve significant levels of revenue on a sustained basis, our losses will likely continue indefinitely. If this occurs, the market price of our common stock and our viability as a going concern could suffer, requiring us to significantly curtail our business activities or suspend or cease our operations.

We may not have sufficient working capital in the future, and we may be unable to obtain additional capital, which could result in the curtailment, suspension or cessation of our business activity. If we obtain additional financing, you may suffer significant dilution.

In the past we have financed our research and development activities primarily through debt and equity financings from our principal shareholder, Rudolf W. Gunnerman. In June 2004 we conducted two private placements with institutional and other third party investors for the sale of units consisting of our common stock, warrants, and rights to acquire additional stock and warrants, generating net cash proceeds of approximately $4.6 million. In December 2004 Dr. Gunnerman loaned $7 million to us for use as working capital and to start manufacturing two 25,000 bbl per day Sonocracker™ units during 2005. The loan is repayable in December 2007. Although we anticipate that our existing capital resources will be sufficient to fund our cash requirements through January 2007 based upon current levels of expenditures and anticipated needs, additional working capital will be required by February 2007.

The extent and timing of our future capital requirements will depend upon several factors, including:

•	Continued progress in the development of our technologies;
•	Effective product commercialization activities and arrangements; and
•	Our ability to establish and maintain collaborative arrangements with others for product development, commercialization, marketing, sales and manufacturing.

In addition, as of the date of this prospectus, we had outstanding $1,000,000 of short-term related party loans which are presently scheduled to mature on December 30, 2005. Although we expect that these loans will be extended until 2006 if we do not have sufficient funds available to repay these loans when due, we cannot assure you that these loans will be extended.

If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We do not know whether additional financing will be available on commercially acceptable terms when needed.

Sources of additional capital include proceeds from the exercise of additional investment rights and warrants issued to the investors in the June 2004 placements, funding through collaborative arrangements, licensing arrangements and debt and equity financings. If we cannot raise funds on acceptable terms, we may not be able to successfully commercialize our technology, take advantage of future opportunities or respond to unanticipated requirements. If we are unable to secure such additional financing, we will have to curtail, suspend or cease all or a portion of our business activities. Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

Our strategy for the development and commercialization of our technologies contemplates collaborations with third parties, making us dependent on them for our success.

We are a development stage company and do not possess all of the capabilities to fully commercialize our desulfurization and upgrading technologies on our own. Our success will likely depend upon partnerships and strategic alliances with third parties. For example, on August 6, 2004, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. to engage in joint activities to further evaluate, develop and commercialize our proprietary ultrasound technology.

Collaborative agreements involving the development and commercialization of technology such as ours generally pose such risks as:

•	Collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;
•
Collaborators may delay development activities, underfund development activities, stop or abandon development activities, repeat or conduct new testing or require changes to our technologies for testing;

•	Collaborators could independently develop, or develop with third parties, products that could compete with our future products;
•	The terms of our agreements with collaborators may not be favorable to us;
•
A collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing or distribution of our products, thereby delaying commercialization or limiting potential revenues from the commercialization of a product;

•
Collaborations may be terminated by the collaborator for any number of reasons, including failure of the technologies or products to perform in line with the collaborator’s objectives or expectations, and such termination could subject us to increased capital requirements if we elected to pursue further development activities.

We have very limited manufacturing, marketing and sales experience, which could result in delays to the implementation of our business plan.

We have very limited manufacturing, marketing and product sales experience. If we develop commercially marketable products, we cannot assure you that contract manufacturing services will be available in sufficient capacity to supply our product needs on a timely basis. If we decide to build or acquire commercial scale manufacturing capabilities, we will require additional management and technical personnel and additional capital.

We may rely on third parties to provide certain components for our products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business will suffer.

We expect to depend on relationships with third parties such as contract manufacturing companies and suppliers of components critical for the product we are developing in our business. If these providers do not produce these products on a timely basis, if the products do not meet our specifications and quality control standards, or if the products are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

We are highly dependent on our key personnel to manage our business, and because of competition for qualified personnel we may not be able to recruit or retain necessary personnel. The loss of key personnel or the inability to retain new personnel could delay the implementation of our business plan.

Our continued growth and success depend to a significant degree on the continued services of our senior management, including our chairman and CEO, Rudolf W. Gunnerman, our President and COO, Peter Gunnerman, and other key employees, and our ability to attract and retain highly skilled and experienced scientific, technical, managerial, sales and marketing personnel. We cannot assure you that we will be successful in recruiting new personnel or in retaining existing personnel. Other than agreements to retain the services of our chairman and CEO, Rudolf W. Gunnerman, none of our senior management or key personnel has long term employment agreements with us. We do not maintain key person insurance on any members of our management team or other personnel. The loss of one or more key employees or our inability to attract additional qualified employees could delay the implementation of our business plan, which in turn could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

Because the market for products utilizing our technologies is still developing and is highly competitive, and because we presently have no customers, we may not be able to compete successfully in the highly competitive and evolving desulfurization and upgrading market.

The market for products utilizing our technologies is still developing and there can be no assurance that our products will ever achieve market acceptance. Because we presently have no customers for our business, we must convince petroleum producers, refiners and distributors to purchase our products or license our technology. To the extent we do not achieve market penetration, it will be difficult for us to generate meaningful revenue or to achieve profitability.

The success of our business is highly dependent on our patents and other proprietary intellectual property, and we cannot assure you that we will be able to protect and enforce our patents and other intellectual property.

Our commercial success will depend to a large degree on our ability to protect and maintain our proprietary technology and know-how and to obtain and enforce patents on our technology. We rely primarily on a combination of patent, copyright, trademark and trade secrets law to protect our intellectual property. Although we have filed multiple patent applications for our technology, and we have five issued patents in the U.S., our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Moreover, we cannot assure you that the rights granted under any such patents will provide the competitive advantages we anticipate or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. Moreover, we cannot assure you that third parties will not infringe, design around, or improve upon our proprietary technology.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our employees and third parties. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

We are a new entrant in our business and we face significant competition.

We are a new entrant in the market for development and sale of upgrading and sulfur reduction technology to the oil industry. We face well-established and well-funded competition from a number of sources. Our competitors in this area include manufacturers of conventional refinery desulfurization equipment and major integrated oil companies and oil refineries. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do.

Because of their experience and greater research and development capabilities, our competitors might succeed in developing and commercializing competing technologies or products which would render our technologies or products obsolete or non-competitive.

Regulatory developments could have adverse consequences for our business.

The regulatory environment that pertains to our business is complex, uncertain and changing rapidly. Although we anticipate that existing and proposed governmental mandates regulating the sulfur content of petroleum products will continue to provide an impetus for customers to utilize our Sonocracking™ technology for desulfurization, it is possible that the application of existing environmental legislation or regulations or the introduction of new legislation or regulations could substantially impact our ability to launch and promote our proprietary technologies, which could in turn negatively impact our business.

Rules and regulations implementing federal, state and local laws relating to the environment will continue to affect our business, including laws and regulations which may apply to the use and operation of our Sonocracker™ units, and we cannot predict what additional environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have a materially adverse effect on our business.

To date, environmental regulation has not had a material adverse effect on our business, which is presently in the development stage. However, future activities may subject us to increased risk when we commercialize our units by reason of the installation and operation of these units at customer sites. We intend to address these risks by imposing contractual responsibility whenever practicable, on third party users for maintaining necessary permits and complying with applicable environmental laws governing or related to the operation of our units. However, these measures may not fully protect us against environmental risks. Furthermore, although we may be entitled to contractual indemnification from third parties for environmental compliance liabilities, this would not preclude direct liability by us to governmental agencies or third parties under applicable federal and state environmental laws. We are presently unable to predict the nature or amount of additional costs or liabilities which may arise in the future. However, future liabilities and costs could be material.

Commercial activities by us in foreign countries could subject us to political and economic risks which could impair future potential sources of revenue or impose significant costs.

Other than with regard to our minority joint venture interest in SulphCo Oil Technologies Kuwait and our equipment sales and marketing agreement with OIL-SC, Ltd. in South Korea, we do not presently conduct any material business activities outside the U.S. However, we expect to conduct business in foreign countries in the future, either directly, or through partners, licensees or other third parties, in connection with the commercialization of our technologies. The transaction of business by us in a foreign country, either directly or through partners, licensees or other third parties, may subject us, either directly or indirectly, to a number of risks, depending upon the particular country. These risks may include, with respect to a particular foreign country:

•	Government activities that may result in the curtailment of contract rights;
•	Government activities that may restrict payments or limit the movement of funds outside the country;
•	Confiscation or nationalization of assets;
•	Confiscatory or other adverse foreign taxation regulations;
•	Acts of terrorism or other armed conflicts and civil unrest;
•	Currency fluctuations, devaluations and conversion restrictions; and
•	Trade restrictions or embargoes imposed by the U.S. or a foreign country.

Many of these risks may be particularly significant in some oil producing regions, such as the Middle East and South America.

We may be sued for product liability, which could result in liabilities which exceed our available assets.

We may be held liable if any product we develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or use. We currently have no product liability insurance. When we attempt to obtain product liability insurance, this insurance may be prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could inhibit the commercialization of products developed by us. If we are sued for any injury caused by our products, our liability could exceed our available assets.

Our stock price is volatile, which increases the risk of an investment in our common stock.

The trading price for our common stock has been volatile, ranging from a sales price of $0.21 in October 2003, to a sales price of over $6.00 per share in April of 2005. The price has changed dramatically over short periods with changes of over 100% percent in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

Sales of our common stock by the selling security holders, or market expectations of these sales, may have an adverse impact on the market price of our common stock.

This prospectus relates to the resale of up to 18,654,100 shares of common stock by the selling security holders identified in this prospectus. Prior to the date of this prospectus these shares were not freely tradable under federal and state securities laws. In addition to the sale of the shares which may be sold under this prospectus, there are 3.4 million restricted shares which may be sold pursuant to SEC Rule 144, which permits sales of unregistered securities owned for more than one year. Large sales volumes by selling security holders or market expectations of such sales could adversely affect the market price of our common stock.

The potential exercise of outstanding warrants and additional investment rights could adversely affect the market price of our common stock, dilute the holdings of existing stockholders and impede our ability to obtain additional equity financing.

In connection with the June 3, 2004 and June 15, 2004 private placements, we issued:

•	1,073,690 warrants exercisable at $1.125 per share;
•	732,161 warrants exercisable at $1.5625 per share;
•	additional investment rights entitling the holder to purchase an aggregate of 6,135,357 shares of our common stock at $0.90 per share and 2,147,379 warrants exercisable at $1.125 per share; and
•	additional investment rights entitling the holder to purchase an aggregate of 2,091,889 shares at $1.25 per share and 1,464,322 warrants exercisable at $1.5625 per share.

If those purchasers (who are identified as selling security holders in this prospectus) exercise these additional investment rights or warrants, we will be obligated to issue additional shares of common stock at $0.90 and $1.25 per share and warrants to purchase our common stock at an exercise price of $1.125 and $1.5625 per share. As of the date of this prospectus the closing price of our common stock was $___ per share. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. Future sale of shares issuable on the exercise of outstanding warrants, options and additional investment rights at fixed prices below prevailing market prices, or expectations of such sales, could adversely affect the prevailing market price of our common stock, particularly since such warrants, options and rights may be exercised at a fixed price and resold. Further, the holders of the outstanding warrants and additional investment rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

The availability of shares owned by selling securities holders at a fixed price could have an adverse effect on the market price of our common stock.

This prospectus permits the selling security holders to resell their shares through a number of methods, including sales of shares at a fixed price. The availability of shares at a fixed price could prevent the market price of our common stock from rising above this fixed price.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our stockholders may receive dividends if, as and when declared by our board of directors, we do not presently intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

Our board of directors has the ability to issue additional shares of our common stock without obtaining the approval of our stockholders, which issuances may result in further dilution to our stockholders.

Our corporate charter currently authorizes our board of directors to issue up to 100,000,000 shares of common stock, of which 56,644,385 shares were outstanding as of June 20, 2005. The power of the board of directors to issue shares of common stock or warrants to purchase shares of common stock is not subject to stockholder approval under Nevada state law, the state of our corporate organization. Any additional issuance of our common stock may have the effect of further diluting the equity interest of our stockholders.

Because our board of directors has the ability to issue shares of preferred stock without obtaining the approval of our stockholders, we could issue preferred stock with rights that are superior to our common stock or which would have the effect of delaying or preventing a change in control of our company.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, none of which are issued or outstanding, and to determine the price, and the rights, preferences, privileges and restrictions, without any further vote or action by our stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Rights, preferences and privileges applicable to future preferred stock issuances could include dividend, liquidation and voting rights which are greater than rights afforded our common stockholders. Because the holders of preferred stock may be entitled to vote on some matters as a class, issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company. The issuance of preferred stock, while providing desirable flexibility, could have the effect of making it more difficult for a third party to acquire control of our company.

Because our common stock may be subject to rules governing low priced securities, market liquidity for our common stock could be adversely impacted.

When our common stock trades below $5.00 per share and is not listed on the Nasdaq Stock Market or a national or regional securities exchange our common stock is subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the penny stock market. These rules also require that the broker determine, based upon information obtained from the investor, that transactions in penny stocks are suitable for the investor, and require the broker to obtain the written consent of the investor prior to effecting the penny stock transaction. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. So long as our common stock is characterized as a penny stock, the market liquidity for these shares could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell these securities and, in turn, the ability of stockholders to sell their shares in the secondary market.

Our Chairman and CEO will control corporate decisions, and his interests may differ from the interests of other stockholders.

As of the date of this prospectus Rudolf W. Gunnerman beneficially owned a majority of our issued and outstanding common stock. Following this offering, assuming all of the securities covered by this prospectus are issued, Rudolf W. Gunnerman, our chairman and CEO, will beneficially own or control more than 40% of our issued and outstanding common stock. Accordingly, Dr. Gunnerman will effectively be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. Dr. Gunnerman’s interests may differ from the interests of other stockholders and, therefore, result in corporate decisions that may be disadvantageous to other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control, which could have a material adverse effect on our stock price.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

• implementing our business strategy;
• commercialization and marketing of our products under development;
• our intellectual property;
• our estimates of future revenue and profitability;
• our estimates or expectations of continued losses;
• our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses;
• difficulty or inability to raise additional financing, if needed, on terms acceptable to us;
• our estimates regarding our capital requirements and our needs for additional financing;
• attracting and retaining customers and employees;
• sources of revenue and anticipated revenue; and
• competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

We will receive gross proceeds of up to $15.2 million from the exercise of warrants and additional investment rights by the selling security holders named in this prospectus, assuming that these warrants and rights are exercised by the selling security holders and none of the selling security holders elect to exercise their warrants through a “cashless exercise” (or gross proceeds of $8.1 million if all of the warrants are exercised through the cashless exercise option). We cannot assure you that the selling security holders will exercise any of the warrants or additional investment rights.

Payment of the exercise price of the warrants may be made, at the option of the warrant holder, either in cash or by a "cashless exercise." Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of common stock with a value equal to the difference between the market price (the average of the closing prices of the common stock for the five trading days immediately preceding the exercise date) at the time of exercise and the then current exercise price multiplied by the number of shares so exercised.

Proceeds from the exercise of warrants and additional investment rights, if any, will be used for working capital and general corporate purposes. We will retain broad discretion as to the use of proceeds from the exercise of warrants and additional investment rights.

However, we will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds from the sale of shares by the selling security holders be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders.

SELLING SECURITY HOLDERS

Up to 18,654,100 shares of our common stock are being offered by the selling security holders under this prospectus. These shares are part of units which have been issued and sold by us to the selling security holders in connection with two private placements entered into as of June 3, 2004 and June 15, 2004, and comprise the following:

June 3, 2004 private placement:

•	2,978,342 shares of common stock;
•	Warrants exercisable at $1.125 per share for 1,073,690 shares of common stock;
•	additional investment rights entitling the investor to purchase 6,135,357 shares of common stock at $0.90 per share and warrants to purchase 2,147,379 shares at $1.125 per share.

June 15, 2004 private placement:

•	2,030,960 shares of common stock;
•	Warrants exercisable at $1.5625 per share for 732,161 shares of common stock;
•	additional investment rights entitling the investor to purchase 2,091,889 shares of common stock at $1.25 per share and warrants to purchase 1,464,322 shares at $1.5625 per share.

The June 2004 Private Placements

The June 3, 2004 Placement. Pursuant to a securities purchase agreement effective June 3, 2004, between our company and accredited investors, we agreed to issue and sell to 22 of the selling security holders approximately 2.98 million units, at $0.90 per unit. Each unit in the June 3 placement has a purchase price of $0.90 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.125 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to two additional shares at a purchase price of $0.90 per share and a warrant to purchase up to 0.35 shares at $1.125 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.98 million units to these purchasers on June 3, 2004, and we received aggregate gross cash proceeds of $1.34 million. Under the terms of the June 3 placement the investors had the right to purchase up to the remaining unpurchased 1.49 million units at any time prior to October 31, 2004, and we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.49 million of units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. As of the date of this prospectus all of these rights for the purchase of an additional 1.49 million of units were exercised by the investors, resulting in additional cash proceeds to us of approximately $1.00 million, net of selling expenses of approximately $338,000.

June 15, 2004 Placement. Pursuant to a securities purchase agreement effective June 15, 2004, between our company and accredited investors, we agreed to issue and sell to each of the investors in the June 3 placement and seven other accredited investors approximately 2.03 million units, at $1.25 per unit. Each unit in the June 15 placement has a purchase price of $1.25 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.5625 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to one additional share at a purchase price of $1.25 per share and a warrant to purchase up to 0.70 shares at $1.5625 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.03 million of units to these purchasers on June 15, 2004, and we received aggregate gross cash proceeds of approximately$1.00 million in the first case and $1.24 million in the second case, net of total selling expenses of approximately $300,000. Under the terms of the June 15 placement the investors had the right to purchase up to the remaining unpurchased 1.02 million units at any time prior to October 31, 2004, and until October 31, 2004 we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.02 million units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. As of the date of this prospectus all of these rights for the purchase of an additional 1.02 million of units were exercised by the investors.

The additional investment rights we issued in connection with the June 3 and June 15 placements are exercisable at any time from the date of their issuance until March __, 2006 [180 trading days from the date of this prospectus].

The warrants we issued or which may be issued in connection with the June 3 and June 15 placements upon exercise of the additional investment rights are exercisable for a period of 30 months commencing on their date of issuance. In addition to anti-dilution provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the exercise price of the warrants is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than the then current exercise price. Payment of the exercise price of the warrants may be made, at the option of the warrant holder, either in cash or by a "cashless exercise." Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of common stock with a value equal to the difference between the market price (the average of the closing prices of the common stock for the five trading days immediately preceding the exercise date) at the time of exercise and the then current exercise price multiplied by the number of shares so exercised.

The agreements pursuant to which we issued these securities to the selling security holders require us to register the shares of our common stock issued in connection with these private placements and issuable upon exercise of the derivative securities issued in connection with these private placements for the accounts of the selling security holders. This prospectus is part of a registration statement on Form SB-2 filed by us with Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders. These agreements require us to pay late registration fees to the selling security holders at the rate of 2% per month of the invested amount if the registration statement covering the placement shares is not declared effective by the SEC within 90 days of the date of the investment. As of the date of this prospectus, when the registration statement covering these shares was declared effective by the SEC, approximately [$751,000] in late registration fees had accrued. Additional late registration fees may accrue in the future if we do not maintain the effectiveness of the registration statement. We have had informal discussions with some of the private placement investors who have expressed interest in receiving restricted shares in lieu of cash fees and we expect that we will reach agreement with most of the investors to pay these fees with restricted shares in lieu of cash. However, as of the date of this prospectus no formal agreements have been entered into with any investors to pay these fees by issuing additional restricted shares.

The sale and issuance of the units, common stock, warrants, additional investment rights and related securities are deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and have been made without general solicitation or advertising.

The warrants and additional investment rights issued or to be issued to Olympus Securities LLC, a licensed broker-dealer, are for services rendered to us in connection with the June 3 and June 15 placements. In May 2004, we retained Olympus Securities, LLC to act as placement agent in connection with the June 3 and June 15 placements. As a part of our agreement with Olympus Securities, we issued in connection with the first closings of the June 3 and June 15 placements 12,953 common stock purchase warrants and additional investment rights for the purchase of up to 59,007 shares and warrants for the purchase of up to 18,205 shares of our common stock on the same terms as the additional investment rights and warrants issued to the investors, and agreed to register the shares underlying all additional investment rights and warrants issued to Olympus. Olympus was also paid a cash commission of 3.5% of the gross proceeds received from the closings of June 3 and June 15 placements. Olympus is also entitled to a fee equal to 3% of the additional investment rights and warrants when and if issued in additional closings of the June 2004 placements. Olympus is also entitled to a cash fee equal to 7% of any proceeds received by us upon the exercise of additional investment rights issued to investors in the June 3 and June 15 placements. Further, until June 4, 2005, Olympus Securities is also entitled to similar fees on additional gross proceeds received by us from future financings involving participants in the June 3 or June 15 placements. As a part of our agreement with Olympus Securities, we issued in connection with the second closings of the June 3 and June 15 placements, 26,299 common stock purchase warrants and additional investment rights for the purchase of up to 119,814 shares and warrants for the purchase of up to 52,598 shares of our common stock on the same terms as the additional investment rights and warrants issued to the investors, and agreed to register the shares underlying all additional investment rights and warrants issued to Olympus.  Olympus was also paid a cash commission of 7% of the gross proceeds received from the second closings of June 3 and June 15 placements. Further, until June 4, 2005, Olympus Securities is also entitled to similar fees on additional gross proceeds received by us from future financings involving participants in the June 3 or June 15 placements. Olympus is also entitled to a cash fee equal to 7% of any proceeds from the second closing of the June 3 and June 15 placements.

Other than the agreement to provide us with these services, Olympus Securities, LLC has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the securities to Olympus is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

In May 2004 we retained Vantage Investment Group, Inc. to provide financial consulting services, including locating funding sources and investors. In connection with the initial closings of the June 3 and June 15 placements we issued to Vantage 13,150 common stock purchase warrants and additional investment rights for the purchase of up to 59,907 shares and warrants for the purchase of up to 26,299 shares of our common stock on the same terms as the additional investment rights and warrants issued to investors, and agreed to register the shares underlying these securities. Vantage was also paid a cash fee of 3.5% of the gross proceeds from the initial closings of the June 3 and June 15 placements. Under our agreement with Vantage we have no further obligation to pay any additional fees to Vantage, whether in connection with the exercise of additional investment rights by investors or otherwise.

Other than the agreement to provide us with financial services, Vantage Investment Group, Inc. has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the securities for the account of Vantage is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

Effective July 15, 2004, we entered into a one year consulting agreement with InteSec Group LLC, a limited liability company. John Kaufman, a selling security holder, is a managing member and sole beneficial owner of InteSec. The consulting agreement provides for InteSec to provide marketing consultation services to us in support of our efforts to obtain funding from federal, state and local governments. InteSec has been issued 45,000 restricted shares of our common stock for these services and is also entitled to a commission of between 5-10% of cash receipts from contracts procured by InteSec during the term of the agreement and for a period of 18 months thereafter.

Except as noted specifically above or as indicated in the notes to the table appearing below, the selling security holders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

The following table sets forth information with respect to the number of shares of common stock which are beneficially owned by the selling security holders named below as of May 15, 2005, and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of May 15, 2005, are included in the table. Except as indicated by footnote, to our knowledge, the persons named in the table below have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The information in the table below is current as of the date of this prospectus. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. The table assumes that the selling security holders exercise all of their rights and warrants, and sell all of such shares. We are unable to determine the exact number of shares that will actually be offered or sold pursuant to this prospectus.

	Number of Shares Owned Prior to the Offering **		Percent Beneficially Owned	Number of Shares Being Offered		Number of Shares Owned After the Offering

The Merav Abbe Irrevocable Trust (1)	664,720	(2)	1.2%	664,720	(2)	—
Nancy Abbe Trust (1)	332,361	(3)	*	332,361	(3)	—
Abbe Berman Foundation (1)	166,180	(4)	*	166,180	(4)	—
Colman Abbe (1)	1,329,441	(1)	2.3%	166,180	(4)	—
Cranshire Capital, L.P. (5)	683,220	(6)	1.2%	664,720	(6)	18,500
Romana Ltd. (7)	664,720	(2)	1.2%	664,720	(2)	—
Smithfield Fiduciary LLC (8)	1,329,440	(9)	2.3%	1,329,440	(9)	—
BL Cubed LLC (10)	664,720	(2)	1.2%	664,720	(2)	—
Cleveland Overseas Limited (11)	2,991,240	(12)	**4.99%	2,991,240	(12)	—
Scot J. Cohen	2,991,240	(12)	**4.99%	2,991,240	(12)	—
Hardip K. Sethi	132,944	(13)	*	132,944	(13)	—
Omicron Master Trust (14)	332,361	(15)	*	332,361	(15)	—
Bruce T. Bernstein (14)	664,722	(14)	1.2%	332,361	(15)	—
Morris Wolfson	498,539	(16)	*	498,539	(16)	—
Aaron Wolfson	498,539	(16)	*	498,539	(16)	—
Philip W. Mirabelli	110,392	(17)	*	110,392	(17)	—
Iroquois Capital LP(18)	1,329,440	(9)	2.3%	1,329,440	(9)	—
Vertical Ventures, LLC (18)	1,565,457	(19)	2.7%	1,565,457	(19)	—
Ellis International Limited Inc.(20)	1,495,620	(21)	2.6%	1,495,620	(21)	—
Martin D. Goldman	332,361	(3)	*	332,361	(3)	—
Ari S. Goldman	199,415	(22)	*	199,415	(22)	—
Jeff Knightly	166,180	(4)	*	166,180	(4)	—
Samuel S. Guzik	273,750	(23)	*	273,750	(23)	—
Michael Gantcher	61,000	(24)	*	61,000	(24)	—
John Kaufman	106,000	(29)	*	61,000	(24)	45,000
Jonathan Manela	24,400	(25)	*	24,400	(25)	—
Ryan Estis	61,000	(24)	*	61,000	(24)	—
Joshua Silverman (18)	2,955,897	(18)	**4.99%	61,000	(24)	—
Barney Silverman	61,000	(24)	*	61,000	(24)	—
Michael Chill	24,400	(25)	*	24,400	(25)	—
Olympus Securities, LLC (26)	298,064	(27)	*	298,064	(27)	—
Vantage Investment Group, Inc.	99,356	(28)	*	99,356	(28)	—

TOTAL***	23,108,121		25.9%**	18,654,100		63,500
_______________

*	Less than 1%.

**
Under the terms of the additional investment rights and warrants beneficially owned by these selling security holders and their affiliates, beneficial ownership of our common stock is limited to 4.99%, as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, unless and until the holder of these securities provides not less than 61 days prior written notice waiving these limitations. Accordingly, although we have reflected these shares as being beneficially owned by these selling security holders, actual ownership is limited to 4.99% unless waived by the holder upon 61 days notice as described above.

***
Reflects beneficial ownership as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, which in some instances results in the same shares reflected as being owned by more than one selling security holder. Accordingly, the total number of shares shown in this column as being owned prior to the offering is greater than the sum of the “Number of Shares Being Offered” and “Number of Shares Owned After the Offering.”

(1)
Colman Abbe, trustee of The Merav Abbe Irrevocable Trust, Nancy Abbe Trust and Abbe Berman foundation, has voting control and investment discretion over securities held by them. Accordingly, the number of shares shown as being beneficially owned by Mr. Abbe includes, in addition to the 166,180 shares owned by Mr. Abbe, the 664,720, 332,361 and 166,180 shares shown as being owned by The Merav Abbe Irrevocable Trust, Nancy Abbe Trust and Abbe Berman Foundation, respectively. Mr. Abbe disclaims beneficial ownership of the shares held by each of these entities.

(2)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 181,511 shares of our common stock, 63,529 shares of our common stock issuable upon exercise of common stock purchase warrants, 292,622 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 127,058 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(3)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,764 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,312 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(4)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 45,378 shares of our common stock, 15,882 shares of our common stock issuable upon exercise of common stock purchase warrants, 73,156 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 31,764 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(5)
Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(6)
Includes common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 181,511 shares of our common stock, 63,529 shares of our common stock issuable upon exercise of common stock purchase warrants, 292,622 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 127,058 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(7)	L. Halpern, director of Romana Ltd., has voting control and investment discretion over securities held by Romana Ltd. Mr. Halpern disclaims beneficial ownership of the shares held by Romana Ltd.
(8)
Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC. Smithfield Fiduciary LLC is an indirect wholly-owned subsidiary of Highbridge Capital Corp., a licensed broker-dealer.

(9)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 363,022 shares of our common stock, 127,058 shares of our common stock issuable upon exercise of common stock purchase warrants, 585,244 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 254,116 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(10)
Mel C. Litshitz, a member of BL Cubed LLC, has voting control and investment discretion over securities held by BL Cubed LLC. Mr. Litshitz disclaims beneficial ownership of the shares held by BL Cubed LLC.

(11)
Gerald Vogt has voting control and investment discretion over securities held by Cleveland Overseas Limited. Gerald Vogt disclaims beneficial ownership of the shares held by Cleveland Overseas Limited.

(12)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 816,800 shares of our common stock, 285,880 shares of our common stock issuable upon exercise of common stock purchase warrants, 1,316,800 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 571,760 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(13)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 36,302 shares of our common stock, 12,706 shares of our common stock issuable upon exercise of common stock purchase warrants, 58,524 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 25,412 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(14)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Accordingly, the number of shares shown as being beneficially owned by Mr. Bernstein includes, in addition to the 332,361 shares owned by Mr. Bernstein, the 332,361 shares shown as being owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(15)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,765 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,311 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(16)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 136,133 shares of our common stock, 47,647 shares of our common stock issuable upon exercise of common stock purchase warrants, 219,466 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 95,293 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(17)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 32,551 shares of our common stock, 11,393 shares of our common stock issuable upon exercise of common stock purchase warrants, 43,662 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 22,786 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(18)
Joshua Silverman has voting control and investment discretion over securities held by Iroquois Capital LP and Vertical Ventures, LLC. Accordingly, the number of shares shown as being beneficially owned by Mr. Silverman includes, in addition to the 61,000 shares owned by Mr. Silverman, the 1,329,440 and 1,565,457 shares shown as being owned by Iroquois Capital LP and Vertical Ventures, LLC, respectively. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital LP and Vertical Ventures, LLC.

(19)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 429,476 shares of our common stock, 150,316 shares of our common stock issuable upon exercise of common stock purchase warrants, 685,032 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 300,633 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(20)
Wilhelm Unger has voting control and investment discretion over securities held by Ellis International Limited Inc. Mr. Unger disclaims beneficial ownership of the shares held by Ellis International Limited Inc.

(21)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 408,400 shares of our common stock, 142,940 shares of our common stock issuable upon exercise of common stock purchase warrants, 658,400 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 285,880 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(22)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 54,453 shares of our common stock, 19,059 shares of our common stock issuable upon exercise of common stock purchase warrants, 87,786 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 38,117 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(23)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 75,000 shares of our common stock, 26,250 shares of our common stock issuable upon exercise of common stock purchase warrants, 120,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 52,500 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock. Mr. Guzik is a principal in the law firm of Guzik & Associates, which firm has acted as legal counsel to us since 2003.

(24)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 20,000 shares of our common stock, 7,000 shares of our common stock issuable upon exercise of common stock purchase warrants, 20,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 14,000 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(25)
Consists of common stock relating to units acquired in the June 15, 2004 placement: 8,000 shares of our common stock, 2,800 shares of our common stock issuable upon exercise of common stock purchase warrants, 8,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 5,600 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(26)	Jim Carazza has voting control and investment discretion over securities held by Olympus Securities, LLC. Mr. Carazza disclaims beneficial ownership of the shares held by Olympus Securities, LLC.
(27)
Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 39,447 shares of our common stock issuable upon exercise of common stock purchase warrants, 179,721 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 78,896 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(28)
Consists of common stock relating to units acquired in the first closings of the June 3, 2004 and June 15, 2004 placements: 13,150 shares of our common stock issuable upon exercise of common stock purchase warrants, 59,907 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 26,299 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(29)	Includes 45,000 shares of common stock owned by InteSec Group LLC, of which Mr. Kaufman is a managing member.

 PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. Selling security holders who are broker-dealers or affiliates of broker-dealers have advised us that the shares acquired by them which may be resold by them under this prospectus have been or will be acquired in the ordinary course of their business. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to this prospectus naming the broker-dealer as an underwriter, and sales will not be made until such amendment has been declared effective by the SEC. If we are notified by any selling security holder who is a broker-dealer or an affiliate of a broker-dealer that the shares which may be resold by them under this prospectus have been acquired other than in the ordinary course of business, we will file a post-effective amendment to this prospectus naming the broker-dealer or affiliate, as the case may be, as an underwriter, If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the selling security holders that during such time as they may be engaged in a distribution of any of the shares covered by this prospectus they are required to comply with the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.

We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

We have further advised the selling security holders and distribution participants that they are required to consult with their own legal counsel to ensure compliance with Regulation M. With respect to compliance by SulphCo with Regulation M, we have conferred with our securities counsel and will continue to confer with counsel to ensure compliance with Regulation M.

BUSINESS

Introduction

We are engaged in the business of developing and commercializing our patented and proprietary technology for the “upgrading” of crude oil by reducing its weight, or density, and the reduction of the sulfur content of crude oils. Our patented and proprietary process, which we refer to as “Sonocracking™,” is based upon the novel use of high power ultrasonics - the application of high energy, high frequency sound waves - to effect beneficial changes in the chemical composition in crude oil. These beneficial changes include a decrease in the weight, or density, of crude oil and a corresponding increase in the amount of lighter oils that can be recovered during the refinery processes. Other beneficial changes to the crude oil as a result of the SonocrackingTM technology include a reduction in the weight percentage of sulfur as well as a reduction in the parts per million of nitrogen.

The markets for our SonocrackingTM technology and our SonocrackerTM units are expected to be crude oil producers and refiners. The economic value of crude oil is driven largely by both the weight of the crude and sulfur content. Because our technology is expected to decrease the weight of crude oil and at the same time reduce the sulfur content in a cost-effective way, the successful commercialization of our technology can be expected to produce economic benefits to future customers in these markets.

We have been developing our Sonocracking™ technologies on an ongoing basis since January 1999. Testing has been done through in-house facilities and more recently by ChevronTexaco Energy Technology Co. (ChevronTexaco), a unit of ChevronTexaco Corp. To date, such testing has been limited to samples produced by prototypes which have processed up to 55 gallons of crude oil in a laboratory setting. Beginning in mid-2002 our development activities have centered around re-designing, upgrading and testing of laboratory scale prototypes utilizing more powerful ultrasonic generators, and redesigning these prototypes to accommodate the more powerful generators. Substantially all of the development work to date has been conducted by SulphCo personnel.

We are continuing our SonocrackingTM development work on crude oil, primarily through data generated from a pilot plant located at our headquarters in Sparks, Nevada, with a processing capacity of 1,000 bbl/day. We are also developing and testing improved ultrasonic probes and associated electrical components at the same facility. We are currently in the process of designing a Sonocracking™ unit intended to process 25,000 or more bbl per day and we expect to complete the remaining design and engineering work during the second quarter of 2005.

In January 2005, ChevronTexaco installed a 2,000 bbl/day capacity SonocrackingTM system in its pilot plant at their Richmond Technology Center in Richmond, California, utilizing components owned by us to further evaluate and develop the technology with us. The relationship between our company and ChevronTexaco has been defined through a series of agreements, including a Laboratory Test Agreement entered into in November 2002, a Refinery Test Agreement entered into in June 2003 and most recently a Collaboration Agreement entered into in August 2004 and extensions of the Collaboration Agreement signed in February 2005 and April 2005.

Business Development

SulphCo, Inc. is a Nevada corporation which was originally incorporated on December 23, 1986 as Hair-Life, Inc. On June 3, 1987, we completed a public offering pursuant to the provisions of Rule 504 of Regulation D of the Securities Act of 1933. Between 1987 and 1999, we pursued a number of business activities under different corporate names. All of these activities were unsuccessful and were ultimately discontinued by December 2000, when we were then known as Film World, Inc. (“Film World”).

In January 1999, Dr. Rudolf W. Gunnerman formed GRD, Inc. (GRD), a Nevada corporation owned by him and doing business as SulphCo, to engage in the development and commercialization of proprietary technology to be utilized for the removal of sulfur from crude oil and petroleum products. In January 1999 GRD entered into a Research Agreement with the University of Southern California and Dr. Teh Fu Yen for research into desulfurization technology. This research resulted in the first patent for the desulfurization technology which was later issued to Dr. Yen and assigned to us. In December 2000, GRD entered into an exchange agreement by which GRD obtained control of Film World by issuing 1,200,000 shares of GRD in exchange for all of the issued and outstanding shares of Film World. Following the exchange, GRD, which became our wholly owned subsidiary, was merged into us and our name was changed to SulphCo, Inc. Since the shareholders of GRD continued their control, the merger was accounted for as a reverse acquisition of FilmWorld by GRD.

Since December 2000 our principal business activities have centered around the research, testing and development of our proprietary technology, which was originally developed for the removal of sulfur from diesel fuel and from crude oil.

  We maintain our principal executive offices and facilities at 850 Spice Islands Drive, Sparks, Nevada 89431. Our telephone number is 775-829-1310.

General Description of Our Technology

The key to our technology is the use of high power ultrasound to alter naturally occurring molecular structures in hydrocarbons, which are the predominant molecular components of crude oil. In a process known as "sonochemistry," or “Sonocracking™,” high power ultrasonic waves are applied to the crude oil and water mixture, creating bubbles which implode. With the implosion of the bubbles, immense heat and pressure are produced on a very small scale, accelerating reactions due to the extreme heat released upon implosion. Temperatures can reach 5,000°C with pressures of several hundred atmospheres. This speeds reactions, and breaks chemical bonds, thus making large heavy molecules smaller and lighter. The result of the Sonocracking™ process is crude oil which has a lower weight, or density. At the same time, this process removes sulfur by breaking carbon/sulfur bonds and it removes nitrogen by breaking carbon/ nitrogen bonds.

We have built a pre-production prototype Sonocracker™ unit which is intended to process up to 1,000 barrels per day on continuous basis. The equipment is capable of being mounted in a mobile container for ease of transportation. Crude oil and water are supplied to the Sonocracker™ unit. An additive is injected into the crude oil just prior to being mixed with the water. Next, the mixture is piped through a static mixer before the mixture enters the ultrasonic reactor. Upon exiting the reactor, the crude oil and water mixture are separated. The water used in this process is intended to be filtered and reused. When incorporated into the traditional refinery process the upgraded, desulfurized crude oil would return to the refinery for further processing into various petroleum products.

We believe that the Sonocracking™ process is scalable to larger reactors and we are now in the process of designing a Sonocracker™ unit intended to process 25,000 or more bbl per day.

Development and Testing Activities

We have been developing our Sonocracking™ technologies on an ongoing basis since January 1999. Testing has been done through in-house facilities, independent laboratories, and more recently by ChevronTexaco Energy Technology Co. (“ChevronTexaco”), a unit of ChevronTexaco Corp. To date, such testing has been limited to samples produced by prototypes which have processed up to 55 gallons of crude oil in a laboratory setting. Beginning in mid-2002 our development activities have centered around re-designing, upgrading and testing of laboratory scale prototypes utilizing more powerful ultrasonic generators, and redesigning these prototypes to accommodate the more powerful generators. Substantially all of the development work to date has been conducted by SulphCo personnel.

In November 2002 we entered into a Laboratory Test Agreement with ChevronTexaco and we performed laboratory testing of our technology in 2002 and 2003 at our facilities which was observed by ChevronTexaco. Following completion of this laboratory testing, the parties entered into a Refinery Test Agreement in June 2003, which provided for the further testing of our Sonocracking™ technology with a pre-production prototype to be provided by us and tested at Chevron U.S.A., Inc.’s refinery in El Segundo, California. More recently we conducted laboratory testing of our prototypes at our facilities from May 2004 through July 2004, which testing was observed from time to time by ChevronTexaco, and we generated sample materials for their analysis. The testing gave positive indication to both parties that there was sufficient sulfur removal and increase in the amount of lighter petroleum components in the crude oil to justify a joint collaboration to bring our technology to a stage of development suitable for the refinery test of our 1,000 bbl per day pre-production prototype under the Refinery Test Agreement and for eventual large scale commercial use. Accordingly, on August 6, 2004, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. to engage in joint activities to further evaluate, develop and commercialize our Sonocracking™ technology. In January 2005, ChevronTexaco installed a 2,000 bbl per day Sonocracking™ system in its pilot plant at its Richmond Technology Center in Richmond, California, utilizing components owned by us to further evaluate and develop the technology with us under the Collaboration Agreement.

Our 1,000 bbl pre-production prototype Sonocracker™ unit was initially placed at Chevron U.S.A., Inc.’s refinery in El Segundo, California, in September 2003 pursuant to the Refinery Test Agreement, and was returned to our facility in Sparks, Nevada in November 2004 prior to refinery testing in order to upgrade the reactor and install a more powerful ultrasonics system. We are in the process of building a more powerful ultrasonic system for utilization in our Sonocracker™ prototypes, which we believe will be more powerful than ultrasonic systems currently available for purchase from third parties.

We are currently in the process of designing a Sonocracking™ unit intended to process 25,000 or more bbl per day. It is anticipated that we will complete the remaining design and engineering work during the second quarter of 2005.  Once the design and engineering work for the 25,000 bbl unit is fully developed and tested, we intend to manufacture two initial 25,000 bbl units in anticipation of receipt of a customer order. We estimate that we will require approximately 45 days to manufacture the two 25,000 bbl Sonocracker™ units and we expect to complete construction during the second half of 2005. We intend to fabricate the units at our facility in Sparks, Nevada. We cannot assure you that we will be successful in completing the 25,000 bbl unit or when or if we will receive any customer orders for this unit.

For additional information regarding development activities conducted and proposed to be conducted over the next 12 months, see “Business - Collaboration Agreement with ChevronTexaco Energy Technology Co.,” and “Plan of Operation” appearing elsewhere in this prospectus.

Business Strategy

Our business model provides for revenues to be generated from two principal sources:

•	Revenues from the sale of our Sonocracker™ equipment to refiners and producers; and

•	Revenues from the licensing and sublicensing of our Sonocracking™ technology to third parties, based upon a percentage of the value added to the end user.

These revenue streams may be generated by us or in conjunction with collaborative partners or third party licensing arrangements, and may include provisions for one-time, lump sum payments in addition to ongoing royalty payments or other revenue sharing arrangements. To date we have generated no material revenues from our business operations. We are unable to predict when we will be able to generate revenues from commercial activities on a sustained basis or the amounts expected from such activities.

Our business strategy calls for us to form alliances with experienced third parties to assist in developing, producing, marketing, distributing and supporting products utilizing our proprietary Sonocracking™ technology for upgrading and desulfurizing crude oil and petroleum products. Such alliances are intended to reduce our working capital requirements by reducing our costs, and provide an entree to more extensive and accelerated market penetration than would be permitted by an internal organization. The name recognition and technology/product validation provided by such alliances are also expected to provide a significant advantage, both domestically and internationally.

In furtherance of this strategy, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co., a unit of ChevronTexaco Corp., on August 6, 2004, to engage in joint activities to further evaluate, develop and commercialize our proprietary Sonocracking™ ultrasound technology. The precise nature and timing of the activities under the Collaboration Agreement (and any new agreements) over the next 12 months and beyond cannot be predicted with certainty, as they are dependent upon the timing of completion of development and commercialization milestones, the requirements of ChevronTexaco and the outcome of negotiations which are currently ongoing with ChevronTexaco.

In this regard, the Collaboration Agreement was set to expire on May 6, 2005. However, effective April 28, 2005, in order to provide for another business relationship, the parties entered into an amendment to the Collaboration Agreement extending Phase 1 under the Collaboration Agreement to July 6, 2005, solely to allow the parties additional time to negotiate a new agreement to replace the Collaboration Agreement. Accordingly, the Collaboration Agreement is now set to expire on July 6, 2005. We cannot assure you as to whether the parties will reach a new agreement, the terms of the new agreement, or whether a further extension of the Collaboration Agreement, if necessary, will be entered into.

If for any reason we do not enter into a new agreement with ChevronTexaco, we intend to seek other collaborative partners, continue further development activities on our own, and license our technology to third parties. We cannot predict what options will be most advantageous, as this will depend on factors which are presently unknown, such as the state of development of our technology, interest of third parties as potential licensees or collaborative partners, and our available resources. If none of these options is feasible, or if for any reason we determine in the future that our technology cannot be successfully commercialized, we intend to cease our day-to-day activities, liquidate our assets and discharge our liabilities to the extent of available assets, and to distribute remaining proceeds, if any, to our shareholders.

Along with our ongoing collaboration with ChevronTexaco we continue to explore other partnerships and relationships conducive to the further development and deployment of our Sonocracking™ technology. In this regard, on February 22, 2005, we entered into an agreement with OIL-SC, Ltd. (“OIL-SC”), based in Seoul, South Korea, which provides for the sale by us to OIL-SC of a Sonocracker™ pilot plant utilizing our Sonocracking™ technology for $1 million, subject to the successful installation and performance of the pilot plant, and the appointment of OIL-SC as our marketing representative for oil refiners in South Korea.

For further information regarding the Collaboration Agreement with ChevronTexaco, see “Business - Collaboration Agreement with ChevronTexaco Energy Technology Co,”“Business -Development and Testing Activities,” and “Plan of Operation.” For further information regarding the OIL-SC agreement, see “Business - Equipment Sale and Marketing Agreement in South Korea,” and “Plan of Operation.”

Collaboration Agreement with ChevronTexaco Energy Technology Co.

On August 6, 2004, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. (“ChevronTexaco”), a unit of ChevronTexaco Corp., to engage in joint activities to further evaluate, develop and commercialize our proprietary Sonocracking™ technology. The Collaboration Agreement was entered into following laboratory testing by us of our newer reactor at our facilities from May 2004 through July 2004, which testing was observed by ChevronTexaco from time to time and generated sample materials for analysis by ChevronTexaco. The testing gave positive indication that there was sufficient sulfur removal, oil density reduction and increase in the amount of lighter petroleum components in the crude oil to justify a joint collaboration to bring our technology to a stage of development suitable for a refinery test of our 1,000 bbl per day unit and for eventual large scale commercial use.

The Collaboration Agreement was set to expire on May 6, 2005. However, effective April 28, 2005, in order to provide for another business relationship, the parties entered into an amendment to the Collaboration Agreement extending Phase 1 under the Collaboration Agreement to July 6, 2005, solely to allow the parties additional time to negotiate a new agreement to replace the Collaboration Agreement. Accordingly, the Collaboration Agreement is now set to expire on July 6, 2005, unless the parties mutually agree to a further extension. We cannot assure you as to whether the parties will reach a new agreement, the terms of the new agreement, or whether a further extension of the Collaboration Agreement, if necessary, will be entered into.

Following is a discussion of the principal terms of the Collaboration Agreement in effect as of April 28, 2005:

The Collaboration Agreement contemplates that specific activities will be carried out by the parties in two distinct phases, referred to as “Phase 1” and “Phase 2”, with each party having specific responsibilities in each of the two phases, and each party being required to bear the costs of the activities undertaken by such party:

Phase 1

The principal objectives of Phase 1 are (1) to demonstrate “proof of commercialization” (as defined in the Collaboration Agreement) on a laboratory scale prototype furnished by us, (2) to properly prepare for and support a refinery test of our pre-production prototype at Chevron U.S.A., Inc.’s El Segundo, California refinery pursuant to our Refinery Test Agreement, and (3) to negotiate a license agreement, which the parties contemplate will be entered into at such time as the parties mutually determine that our proprietary technology is suitable for licensing to third parties.

During Phase 1 we will develop our upgrading and desulfurization Sonocracking™ technology for further laboratory testing of specific processes determined jointly by ChevronTexaco and us with the goal of demonstrating “proof of commercialization.” Laboratory testing is expected to occur at ChevronTexaco’s facilities using laboratory testing equipment supplied by us.

“Proof of commercialization” under the Collaboration Agreement milestone requires the laboratory demonstration of the following general characteristics of our Sonocracking™ technology to determine whether it is useful as an upgrading and desulfurization process in the refining environment of a large scale commercial refinery: (1) its ability to accommodate different crude oil samples, test conditions and equipment; (2) its ability to distinguish between known good and bad operating conditions; (3) its ability to achieve suitable rates of sustained sulfur removal of at least 20% (by weight); and (4) the achievement of suitable integration between other refining operations, and refinery control and automation requirements.

During Phase 1 ChevronTexaco will review the process and equipment design for our laboratory scale unit as well as the process and equipment design for our 1,000 bbl Sonocracker™ unit to be used in the refinery test at the El Segundo, California refinery. Upon the successful conclusion of this review, ChevronTexaco will explore additional research and testing to help support and prepare for a refinery test. ChevronTexaco will also focus on developing necessary technical information regarding the upgrading and desulfurization process, testing of a broader range of crude oil samples under different conditions, and providing an additional site for testing of crude oil samples provided by potential licensing customers. It is also contemplated by the parties that joint marketing efforts will commence during Phase 1 and continue into Phase 2. ChevronTexaco is not required to expend more than $250,000 during Phase 1, including equipment construction, manpower and analytical services. For information regarding Phase 1 expenditures by us, see “Plan of Operation - Liquidity and Capital Resources” appearing elsewhere in this prospectus.

License Agreement with ChevronTexaco - The Collaboration Agreement requires that we and ChevronTexaco endeavor to develop our technology to a stage where it is suitable for licensing to third parties in the field of collaboration. At such time as the parties mutually determine that our technology is suitable for licensing to third parties, the Collaboration Agreement requires that the parties enter into a license agreement to be negotiated during Phase 1 which will grant to ChevronTexaco a non-exclusive worldwide license to use our proprietary technology in the field of collaboration, and an exclusive right to sub-license such technology in the field of collaboration to third parties on terms and conditions mutually acceptable to the parties but which provide more favorable financial terms than those to be offered by us to any third parties who have not executed research collaborations with us. The precise terms of the license agreement with ChevronTexaco, including such items as royalty payments, are to be negotiated during Phase 1 and concluded prior to the commencement of Phase 2.

Exclusivity - The Collaboration Agreement, as originally entered into on August 6, 2004, provided that during Phase 1 and for a six month period thereafter (but in no event less than one year or greater than three years) we were not allowed to enter into any arrangement with a third party (other than a government not-for-profit agency or academic institution) to license our technology or otherwise identify potential processes, in either case in the field of collaboration. Effective February 6, 2005, the parties agreed to modify this exclusivity provision by deleting it from the Collaboration Agreement and instead expressly allowing us to collaborate with a third party during Phase 1 so long as (1) ChevronTexaco is offered the opportunity to participate in such collaboration, (2) all improvements made by a third party in the course of such third party collaboration are made available to both ChevronTexaco and us under the Collaboration Agreement and any subsequent agreements between ChevronTexaco and us, and (3) the third party is not granted the right to sublicense our technology.

Phase 2

Phase 2 under the Collaboration Agreement commences only upon the completion of the stated objectives of Phase 1, as mutually determined by the parties. During Phase 2 we are required to endeavor to continue to optimize our Sonocracking™ technology to bring it to a stage suitable for commercial use. During Phase 2 ChevronTexaco is required to continue to help develop and coordinate a marketing strategy for the licensing to third parties of the upgrading and desulfurization process utilizing our Sonocracker™ units. ChevronTexaco is not required to expend more than $250,000 during Phase 2.

Termination - The Collaboration Agreement provides for early termination of the Collaboration Agreement under the following circumstances:

•
If by the end of Phase 1 (including any mutually agreed extension of Phase 1) it has been determined by both parties that “proof of commercialization” has not been demonstrated, the Collaboration Agreement will terminate as of the end of Phase 1.

•
If by the end of Phase 1 it has not been determined by both parties whether proof of commercialization has been demonstrated, the parties may mutually agree to extend Phase 1 by one or more additional periods, each period not to exceed a total of 12 months.

•
If by the end of Phase 1 (including any mutually agreed extension of Phase 1) it has not been determined to the satisfaction of both parties whether proof of commercialization has been demonstrated, and one of the parties elects not to extend Phase 1, then either party may elect to terminate the Collaboration Agreement on the following terms and conditions:

o	If ChevronTexaco unilaterally terminates the Collaboration Agreement, then we are free to enter into any relationship with a third party; and
o	If we unilaterally terminate the Collaboration Agreement, we must grant to ChevronTexaco a non-exclusive royalty-free worldwide license to use our proprietary technology.

Phase 1 formally commenced on August 6, 2004, upon signing of the Collaboration Agreement, and was scheduled to be completed by February 6, 2005. However, as a result of delays in setting up required laboratory test equipment at ChevronTexaco’s Richmond, California facilities, effective February 6, 2005, the parties to the Collaboration Agreement amended the Collaboration Agreement to extend Phase 1 by an additional three months to May 6, 2005, to allow ChevronTexaco more time to carry out laboratory testing of our Sonocracking™ technology at its Richmond, California laboratory.

The Collaboration Agreement was further amended as of April 28, 2005, to extend the Phase 1 period of the Collaboration Agreement to July 6, 2005, for the sole purpose of allowing the parties additional time to enter into another business arrangement and to prepare a new agreement intended to replace the Collaboration Agreement. Accordingly, the Collaboration Agreement is now set to expire on July 6, 2005. We cannot assure you as to whether the parties will reach a new agreement, the terms of the new agreement, or whether a further extension of the Collaboration Agreement, if necessary, will be entered into.

Equipment Sale and Marketing Agreement in South Korea

Effective February 22, 2005, we entered into an agreement with OIL-SC, Ltd. (“OIL-SC”), based in Seoul, South Korea, which provides for the sale by us to OIL-SC of a Sonocracker™ pilot plant utilizing our Sonocracking™ technology for $1 million and the appointment of OIL-SC as our marketing representative for oil refiners in South Korea. OIL-SC is a newly formed Korean company operated by Mr. Sang Ok Lee. Mr. Lee has extensive experience as a businessman and entrepreneur in a variety of industries, including refining, construction and asphalt manufacturing.

The pilot plant, which is expected to have a processing capacity of up to 2,000 bbl/day, will be located in South Korea, and is intended to both serve as a demonstration unit for our Sonocracking™ technology to South Korean refiners and to upgrade petroleum products which OIL-SC purchases on the open market. We expect to construct, deliver, and assemble the Sonocracker™ pilot plant in August 2005 and have contracted with an experienced engineer to assure adherence to the schedule. We are required by our agreement to provide start-up assistance in connection with OIL-SC’s operation of the pilot plant.

The agreement with OIL-SC calls for the $1 million purchase price for the pilot plant to be paid to us in installments, with the initial installment of $300,000 having been paid to us on March 15, 2005, and additional installments of $200,000, $50,000 and $450,000 payable on July 1, September 1 and December 1, 2005. This agreement also provides that OIL-SC is entitled to a full refund of all payments if the pilot plant does not operate within agreed specifications within 90 days of the installation of the pilot plant. These specifications call for the pilot plant to upgrade a specified grade of medium weight crude oil (Arab Medium Crude) by increasing its API gravity (reducing its weight) by 9.8%, reducing sulfur weight content by 29.4%, and reducing nitrogen content by 29.9% . As the payment of the $1 million purchase price is refundable if the pilot plant does not meet the agreed specifications, no portion of the purchase price will be recorded as revenue in our financial statements until the pilot plant is successfully installed and tested under the agreement with OIL-SC, which is not expected to occur until August 2005.

Our agreement also calls for OIL-SC to have exclusive marketing rights for South Korean refiners, other than LG-Caltex Oil Refinery, for a term of 24 months, which exclusive rights are subject to extension for an additional five years if during the initial 24 months we enter into a transaction covered by the agreement with a third party. OIL-SC is entitled to a fee equal to 10% of the quarterly gross profits received by us from introductions to South Korean refiners made during the term of the agreement. If OIL-SC fails to introduce us to a third party within 18 months of the date of the agreement, then OIL-SC’s marketing rights may be terminated by us. In addition, if we fail to enter into a business arrangement covered by the agreement within 24 months of the date of the agreement, OIL-SC’s marketing rights in South Korea become non-exclusive.

With our prior written consent, under certain conditions OIL-SC may also use the Sonocracker™ pilot plant for demonstration purposes for non-South Korean refiners and other third parties. In addition, we may use the plant for demonstration purposes for our own potential customers. If during the term of the agreement such use of the plant by us results in a business arrangement between us and a third party, OIL-SC is entitled to a fee equal to 2.5% of the quarterly gross profits received by us from such business arrangements.

We anticipate that during Phase 1 of the Collaboration Agreement no licensing of our technology will be conducted in South Korea without first allowing ChevronTexaco the opportunity to participate. Future marketing activities in South Korea may be further defined as part of our negotiation of the terms of a new agreement with ChevronTexaco. We are unable to determine at this time the precise marketing activities to be undertaken with OIL-SC in South Korea.

Kuwait Joint Venture

In February 2004 we formed a joint venture known as SulphCo Oil Technologies Kuwait with two Kuwaiti nationals, Fahad Alhajiri and Fuad A M A Alghareed, of which 51% is owned by our joint venture partners, and 49% is owned by us. The purpose of this joint venture was to assist us in marketing our technology in Kuwait with third parties. Mr. Alhajiri has been a principal in a Kuwaiti international trading company, Fanan International Trading and Contracting Est., for at least the past five years. Mr. Alghareed is a Kuwaiti entrepreneur engaged in a number of Kuwaiti retail and marketing ventures. Since the joint venture’s formation in February 2004 until we entered into the Collaboration Agreement with ChevronTexaco in August 2004, activities of the joint venture were limited to exploring future sales of our processing units and the licensing of our technology. In August 2004, we entered into the Collaboration Agreement with ChevronTexaco, which agreement, as amended in February 2005, limits licensing activities by us with third parties during Phase 1 of the Collaboration Agreement and further contemplates joint marketing activity by ChevronTexaco and SulphCo during Phase 2 of the Collaboration Agreement. We anticipate that during Phase 1 of the Collaboration Agreement, marketing activities by the Kuwait joint venture will be limited to exploring sales of demonstration units in Kuwait, and no licensing of our technology will be conducted by the Kuwait joint venture during Phase 1 without first allowing ChevronTexaco the opportunity to participate. The future role of the Kuwait joint venture may be further defined as part of our negotiation of the terms of anew agreement with ChevronTexaco. We are unable to determine at this time what activities, if any, the Kuwait joint venture will undertake in the future.

As of the date of this prospectus none of the joint venture partners had contributed any assets to the joint venture and there have been no material operations. Future activities of the joint venture will be accounted for by us by consolidating it with our financial statements. As of the date of this prospectus there have been no material financial activities relating to the joint venture.

Manufacturing Agreement

On May 10, 2005, we entered into a manufacturing agreement with Märkisches Werk GmbH (MWH) which provides for the manufacture by MWH of our Sonocracking™ probe assembly and reactor. Under the terms of the manufacturing agreement we are required to purchase all of the probe assemblies and reactors we may require from time to time exclusively from MWH, so long as MWH is able to meet certain requirements as to price, quality and delivery schedules. The manufacturing agreement has a term of five years, subject to earlier termination upon the occurrence of specified defaults.

The Market for Our Technology

Industry Background

The markets for our technology and Sonocracker™ units are expected to be crude oil producers and refiners. Differentials in crude oil prices are driven largely by both crude oil density and sulfur content. These price differentials reflect the relative economic value of crude oil to the ultimate consumer of most crude oil, the oil refiner. Because our Sonocracking™technology is expected to both decrease crude oil density and reduce sulfur content, the successful commercialization of our technology can be expected to produce significant economic benefits to our future customers.

Traditionally, crude oils are named and grouped into broad categories based on the geographic location of origin, the level of sulfur contained in the crude oil and the density, or specific gravity, of the crude oil. Typically, crude oil is classified as (1) sweet (if sulfur content is low) or sour (if sulfur content is high), (2) light (if gravity is high) or heavy (if gravity is low) and (3) intermediate (if gravity or sulfur content is in between). For the most part, heavy crude oil tends to be sour and light crude oil tends to be sweet.

When refined, lighter density crude oil produces a higher yield of higher margin refined products such as gasoline, diesel and jet fuel and as a result, is more expensive than heavier crude oil. In contrast, heavier crude oil produces more low margin by-products and heavy residual oils. Processing heavier grades of crude oil also typically requires more costly facilities found only in a “complex” refinery, with more extensive refining capabilities. Equipment used in the refinery process can process certain by-products and heavy residual oils to produce additional volumes of gasoline and diesel, thus increasing the aggregate yield of higher margin refined products from the same initial volume of crude oil. Because of the increased costs of processing heavier oil, heavier oil typically sells at a discount to lighter crude oil.

Due to the high cost of removing sulfur from crude oil, both in terms of the capital cost of the equipment required and the incremental cost to the refinery of operating and maintaining this equipment, crude oil with higher concentrations of sulfur is generally less expensive than crude oil with lower concentrations of sulfur. Severely reduced sulfur concentrations in petroleum products have been mandated in recent years by extensive environmental regulation of sulfur content in petroleum products and the scope and the intensity of these restrictions on sulfur content is expected to increase as under existing and proposed regulations.

The Refinery Market

SulphCo’s Sonocracking™processing units are expected to provide economic benefits for oil refiners as a result of their ability to reduce crude oil density and sulfur content. As each refinery is unique, potential benefits of Sonocracking™ technology to a refiner will vary, depending on such factors as plant configuration, the type of crude oil processed and product specifications.

These potential benefits include:

•	The ability to produce a higher yield of higher value refinery end products;

•	Lower raw material (i.e. crude oil) costs; and

•	Improved operation of conventional desulfurization equipment.

Upgrading of Crude Oil Results in Higher Yield of Higher Margin End Products

When refined, a lighter crude oil usually produces a higher yield of higher margin refined products such as gasoline, diesel and jet fuel. Therefore, is more expensive than heavy crude oil. In contrast, heavy crude oil produces more low margin by-products and heavy residual oils. Because our Sonocracker™ units are expected to upgrade the quality of crude oil by reducing crude oil density, a refinery which “pre-treats” its crude oil with our Sonocracking™ technology is expected to be able to produce higher yield of higher value end products than would otherwise be the case without our Sonocracker™ units.

Lower Raw Material Costs

While all crude oils have differing characteristics, the relative cost of crude oil is influenced primarily by its density and sulfur content. Typically, there is a direct correlation between oil density and sulfur content, with more dense crude generally containing higher sulfur concentrations. Therefore, crude oil with lower density and lower sulfur concentrations is generally sold at a higher price than higher density crude oil with higher sulfur concentrations.

As the cost of crude oil is generally considered the cost component with the greatest leverage on the profitability of an oil refinery, a refinery will normally seek to purchase the cheapest grade of crude oil which is suitable for its refinery operations. In this regard, typically no two refineries will have identical requirements. Suitability of a particular grade of crude oil will normally depend upon the refining capabilities of a particular refinery and the types of finished products it produces. For example, complex refineries (i.e., refineries which have more extensive refining capabilities) can more readily process heavier grades of crude oil containing higher sulfur concentrations.  Therefore, because of price differentials based upon the density and sulfur content of crude oil, a refinery will normally seek to purchase the cheapest heavy grade with the highest sulfur content which is suitable for its refining needs. In turn, as the market “spread” between light sweet crude oil and heavy sour crude oil increases, so too will a refinery’s profit margin if it has the capability of processing heavier sour crude oil.

Because our Sonocracker™ units are expected to reduce crude oil density and sulfur content, a refinery which “pre-treats” its crude oil with our units would be expected to be able to realize cost reductions and improved profit margins by purchasing higher density, higher sulfur oil than would otherwise be possible without our Sonocracking™ technology.

Improved Operation of Desulfurization Equipment

The reduction of sulfur levels is an integral part of most refinery processes. This is most commonly accomplished through refinery equipment generally referred to in the industry as “hydrotreaters.” Hydrotreating is a refinery process in which hydrogen gas is mixed with the hydrocarbon stream and exposed to a catalyst under high temperature and pressure to effect the hydrotreating process. The greater the temperature and pressure, the faster the hydrotreating process will go. Typically, lower grade (heavier) crude requires higher temperature and pressure to complete the hydrotreating process.

By utilizing our Sonocracker™ units, it is expected that the improvement and upgrading of the crude oil stream will result in greater operating efficiency in conventional hydrotreating operations. This is expected to give some refiners more options with respect to crude oil choices, operating rates and other refining decisions.

Our Sonocracker™ units are expected to reduce the need for some refineries to revamp existing hydrotreaters. In some instances refineries are faced with revamping their existing hydrotreaters to meet ever more stringent levels of sulfur reduction in petroleum products. Our Sonocracker™units are expected to allow refiners to utilize higher sulfur crude oil more efficiently in their existing hydrotreaters, thereby avoiding the cost of revamping their existing equipment and the resulting costly downtime for the refinery.

For additional information regarding capital and operating costs related to our Sonocracker™units, see “Business - Competitive Business Conditions” appearing elsewhere in this prospectus.

The Oil Producer Market

SulphCo processing units are expected to provide economic benefits for oil producers utilizing these units. These benefits include:

•	The ability to obtain higher prices for crude oil processed by SulphCo’s Sonocracker™ units; and

•	Improved economics of utilizing heavier, higher sulfur content crude oil reserves.

The price of crude oil is based primarily on its relative density and sulfur content. Because our technology is expected to reduce both the density and sulfur content in crude oil in a commercial setting, this will allow a producer who treats crude oil with our Sonocracking™ technology to obtain a higher price for its crude oil from distributors and refiners as a result of its lower density and sulfur content. In addition, crude oil reserves which are underutilized due to higher sulfur content may become more economically viable as a result of treating extracted crude oil with our processing units. Producers would operate these units to process crude oil in conjunction with oilfield collection points or crude storage tank facilities.

Geographic Scope of Our Market

Other than with regard to our marketing agreement with OIL-SC in South Korea and our minority joint venture interest in SulphCo Oil Technologies Kuwait we do not presently conduct any business activities outside the U.S. Presently, we have no facilities or assets outside of the U.S. However, as the potential markets for our technology include foreign countries with significant oil producing or refining activities, we expect to conduct additional business in foreign countries in the future. These activities may be conducted by us directly, or through partners, licensees or other third parties, in connection with the commercialization of our technologies.

The transaction of business by us in a foreign country, either directly or through partners, licensees or other third parties, may subject us, either directly or indirectly, to a number of risks, depending upon the particular country. These risks may include, with respect to a particular foreign country:

•	Government activities that may result in the curtailment of contract rights;

•	Government activities that may restrict payments or limit the movement of funds outside the country;

•	Confiscation or nationalization of assets;

•	Confiscatory or other adverse foreign taxation regulations;

•	Acts of terrorism or other armed conflicts and civil unrest;

•	Currency fluctuations, devaluations and conversion restrictions;

•	The lack of effective legal protections for our proprietary rights in some foreign countries; and

•	Trade restrictions or embargoes imposed by the U.S. or a foreign country.

Many of these risks may be particularly significant in some oil producing regions, such as the Middle East and South America. The effect of these risks could impair future sources of revenue or impose significant costs. We intend to mitigate certain risks of transacting business in foreign countries whenever possible by seeking to associate with businesses or individuals having a local presence in the particular jurisdiction, as has been done with our business ventures in Kuwait and South Korea. However, in view of the present stage of development of our business activities, we are presently unable to predict the effect of these risks on our future business and prospects.

Competitive Business Conditions

We are a new entrant in the market for development and sale of upgrading and sulfur reduction technology to the oil industry. SulphCo faces well established and well funded competition from a number of sources. Our competitors in this area include oil companies, oil refineries and manufacturers of conventional oil refinery equipment such as hydrotreaters. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do. Because of their experience and greater research and development capabilities, our competitors might succeed in developing and commercializing new competing technologies or products which would render our technologies or products obsolete or non-competitive.

Our patented and proprietary Sonocracking™ process is based upon the novel use of high power ultrasonics to effect beneficial changes in the composition of crude oil. These beneficial changes include a decrease in the weight (increase in gravity) of crude oil and a corresponding increase in the amount of lighter, more valuable oils that can be removed during the refining processes. Other beneficial changes to the crude oil as a result of the Sonocracking™ technology include a reduction in the weight percentage of sulfur as well as a reduction in the parts per million of nitrogen.

We believe that our Sonocracking™ technology is unique in that our technology “pre-treats” crude oil prior to being fed into the traditional refinery operation. Other than our proprietary Sonocracking™ process, we are not aware of any process in commercial use which is capable of both reducing the weight of crude oil, other than through the conventional refinery process itself.

SulphCo’s Sonocracker™ units are intended to operate in conjunction with traditional refinery equipment, to provide additional upgrading benefits at a reduced capital and operating cost compared to conventional refinery operations. These units are also expected to provide a cost-effective method for oil producers to upgrade their crude oil prior to its sale to refiners.

Capital expense for our 25,000 bbl Sonocracker™ unit is expected to be between $80-$200 per barrel per day of installed capacity. We expect our operating costs to be between approximately $0.17 to $0.20 per barrel of oil processed based in large part on costs of $0.08 per kilowatt hour. Our units are expected to compete on the basis of value added to the end user. Determination of the precise amount of value added for a particular customer is complex, and will usually depend upon a number of factors, depending upon whether the end user is a refiner or oil producer. As to refiners, each refinery is unique. Therefore, potential benefits of Sonocracking™ technology to a refiner will vary, depending on such factors as plant configuration, the type of crude oil processed, product specifications and market prices for both crude oil and refined products. As to producers, the amount of value added by our Sonocracking™ technology will primarily be a function of the type of crude oil produced and prevailing market prices for crude oil.

We believe that our issued and pending patents and proprietary know-how will provide us with a significant competitive advantage over other companies seeking to commercialize new methods of upgrading crude oil or reducing sulfur which are more cost-effective or more efficient than the methods which are currently commercially available.

Patents, Trademarks and Copyrights

We own five United States patents, four of which relate to our basic Sonocracking™ technology. We believe United States Patent Nos. 6,402,939, 6,500,219, 6,827,844, and 6,897,628 provide substantial protection for our basic Sonocracking™ technology covering the novel use of ultrasound to desulfurize crude oil. The first patent, patent 6,402,939, was issued on June 11, 2002, and expires on September 28, 2020. This patent was assigned to us by Dr. Teh Fu Yen of the University of Southern California. This patent covers the oxidation of sulfur compounds in fossil fuels using ultrasound. The second patent, No. 6,500,219, was issued on December 31, 2002, and expires on March 19, 2021. This patent was based on additional work done by Dr. Gunnerman, and focuses on the continuous process for the oxidation of sulfur compounds in fossil fuels using ultrasound. The third patent, No. 6,827,844, was issued on December 7, 2004, and expires on October 23, 2022. This patent relates to ultrasound-assisted desulfurization of fossil fuels in the presence of dialkyl ethers. The fourth patent, No. 6,897,628, was issued on May 24, 2005, and expires on May 16, 2023. Dr. Rudolf W. Gunnerman and Dr. Charles Richman, listed as co-inventors, assigned the patent to us. This patent relates to the electromagnets and other machinery in our ultrasound generator and how the mechanism works to produce a chemical reaction when ultrasonic waves are introduced.

In addition to these four issued U.S. patents which cover our basic desulfurization process, we have one additional U.S. patent and six other pending U.S. patent applications which address specific aspects of our desulfurization process:

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First, Patent No. 6,652,992, covers a silver coating process on ultrasonic horns which makes the horns corrosion resistant. This patent was issued on November 25, 2003, and expires on December 20, 2022;

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Second, we have filed a patent application relating to the conversion of the heavy hydrocarbon components of petroleum residua to lighter components through ultrasonic treatment. The third patent application describes a shift in the entire distillation curve of the petroleum to lower boiling points and permits the refining of more petroleum product such as gasoline and diesel fuel from the crude oil;

•	Third, we have filed a patent application relating to a loop-shaped ultrasonic probe for use in reactor systems;

•	Fourth, we have filed a patent application relating to a high-throughput continuous flow ultrasound reactor;

•	Fifth, we have filed a patent application relating to the upgrading of petroleum by combined ultrasound and microwave treatments;

•	Sixth, we have filed a patent application relating to a design for a high-power ultrasonic horn; and

•	Seventh, we have filed a patent application relating to a power driving circuit for use in high-power ultrasonic generators.

We also have multiple foreign patent applications pending relating to our U.S. patents.

We have applied to register the trademarks Sonocracking™, Sonocracker™, Sonic Cracking™ and Sonic Cracker™ with reference to our upgrading and desulfurization technology and have received a notice of allowance from the U.S. Patent and Trademark Office with reference to our trademarks “SulphCo™” and “deSN™”. We also rely on copyright protection for the software utilized in our Sonocracker™ units.

We attempt to minimize unauthorized duplication of our process by a variety of methods. However, we cannot assure you that unauthorized duplication will not occur. We attempt, and will continue to attempt, to protect our upgrading and desulfurization process by relying on patent laws as well as non-disclosure and confidentiality agreements with our employees and all other persons who have access to our proprietary technology.

Effects of Government Regulation; Regulatory Approvals

Government Regulation of Sulfur Levels in Petroleum Products

The reduction of sulfur levels in crude oil and petroleum products has become a major issue for oil producers and refiners. Developed countries in recent years have increasingly mandated the use of low or ultra low sulfur petroleum products. As a result, refineries are faced with incurring extremely expensive capital improvements for their refinery processes, altering their end product mix, or in some instances ceasing the production of low sulfur products entirely. Our technology, which is expected to provide a cost-effective solution to sulfur reduction, is expected to benefit from the impact of existing and proposed government mandates which regulate sulfur content, in both the U.S. and in developed countries abroad.

For example, refinery operations in the U.S. and many of the petroleum products they manufacture are subject to certain specific requirements of the federal Clean Air Act (“CAA”) and related state and local regulations and with the Environmental Protection Agency (“EPA”). The CAA may direct the EPA to require modifications in the formulation of the refined transportation fuel products in order to limit the emissions associated with their final use. In December 1999, the EPA promulgated national regulations limiting the amount of sulfur that is to be allowed in gasoline. The EPA has stated that such limits are necessary to protect new automobile emission control systems that may be inhibited by sulfur in the fuel. The new regulations require the phase-in of gasoline sulfur standards beginning in 2004, with special extended phase-in provisions over the next few years for refineries meeting specified requirements. In addition, the EPA recently promulgated regulations that will limit the sulfur content of highway diesel fuel beginning in 2006 to 15 parts per million. The current standard is 500 parts-per-million. The EPA has also proposed regulations intended to limit the sulfur content of diesel fuel used in non-road activities such as mining, construction, agriculture, railroad and marine.

Regulatory Approvals

The regulatory environment that pertains to our business is complex, uncertain and changing rapidly. Although we anticipate that existing and proposed governmental mandates regulating the sulfur content of petroleum products will continue to provide an impetus for customers to utilize our desulfurization technology, it is possible that the application of existing environmental legislation or regulations or the introduction of new legislation or regulations could substantially impact our ability to commercialize our proprietary technology, which could in turn negatively impact our business.

Operation of our desulfurization units are subject to a variety of federal, state and local health and environmental laws and regulations governing product specifications, the discharge of pollutants into the air and water, and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. Permits with varying terms of duration may be required for the operation of our desulfurization units, and these permits may be subject to revocation, expiration, modification and renewal. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to injunctions, civil fines and even criminal penalties. For example, we delivered a 1,000 bbl per day unit to Chevron U.S.A., Inc.’s refinery in El Segundo, California for testing in its refinery operation. Chevron U.S.A., Inc. was required to obtain, and was successful in obtaining, a permit from the South Coast Air Quality Management District before the unit could be installed and operated.

Our activities to date have centered around the development and testing of our prototype units. These activities require the use or storage of materials which are, or in the future may be, classified as hazardous products or pollutants under federal and state laws governing the discharge or disposal of hazardous products or pollutants. We have undertaken a number of steps intended to ensure compliance with applicable federal and state environmental laws. Regulated materials used or generated by us are stored in above-ground segregated facilities and are disposed of through licensed petroleum product disposal companies. We also engage independent consultants from time to time to assist us in evaluating environmental risks. Our costs related to environmental compliance have been included in as part of our general overhead, and we do not presently anticipate any material increase in expenditures relating to environmental compliance in the near future based upon our current level of operations. We do not currently maintain insurance to protect us against risks relating to violation of federal or state laws governing the environment.

Rules and regulations implementing federal, state and local laws relating to the environment will continue to affect our business, and we cannot predict what additional environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have a materially adverse effect on our business.

Future activities may subject us to increased risk when we commercialize our units by reason of the installation and operation of these units at customer sites. We intend to address these risks by imposing contractual responsibility on third party users for maintaining necessary permits and complying with applicable environmental laws governing related to the operation of our units. However, these measures may not fully protect us against environmental risks. Furthermore, although we may be entitled to contractual indemnification from third parties for environmental compliance liabilities, this would not preclude direct liability by us to governmental agencies or third parties under applicable federal and state environmental laws. We are presently unable to predict the nature or amount of additional costs or liabilities which may arise in the future. However, future liabilities and costs could be material.

Research and Development During the Last Two Years

During the past two fiscal years substantially all of our business efforts were directed towards research and development of our upgrading and desulfurization technology, including research and development of high power ultrasound technology. During this time our research and development costs totaled $1.02 million. We expect to continue to develop and test our technologies and prototypes and to explore the expansion of the range of petroleum products that can be desulfurized or upgraded with our technologies, both on our own and in conjunction with collaborative activities with ChevronTexaco.

For information regarding development activities currently underway or proposed to be conducted over the next 12 months, see “Business - Collaboration Agreement with ChevronTexaco Energy Technology Co.,”“Business - Development and Testing Activities” and “Plan of Operation” appearing elsewhere in this prospectus.

Employees

As of June 20, 2005, we had 16 full-time employees and a consulting agreement with RWG, Inc., for the full-time services of our chairman and CEO, Rudolf W. Gunnerman. One of our directors also provided tax accounting services on a non-exclusive basis in 2004. None of our employees or independent contractors are subject to a collective bargaining agreement and we believe that our relations with employees and independent contractors are good.

Properties

Our executive offices and facilities are located at 850 Spice Islands Drive, Sparks, Nevada 89431 in a leased facility consisting of approximately 92,125 square feet. The lease for this space will expire in March 2007. We believe that these facilities are adequate for our current and anticipated needs.

Legal Proceedings

We are not party to, and none of our property is subject to, any pending or threatened legal, governmental, administrative or judicial proceedings that may have a materially adverse effect upon our financial condition or operations, except as follows.

On January 5, 2004, we filed a lawsuit in the Second Judicial District Court for the State of Nevada, Case No. CV04-00013, against Alexander H. Walker, Jr., our former general counsel and director, and Nevada Agency & Trust Company, our former transfer agent. The lawsuit alleges breaches of fiduciary duty, contract violations, conversion, and other related claims, in connection with the sale of shares of our common stock to Coldwater Capital, LLC and Mark Neuhaus in 2001. SulphCo claims it did not receive approximately $737,000 of the purchase price for the shares sold. The defendants have answered the complaint, generally denying the allegations and raising affirmative defenses, and cross-complaining against Coldwater Capital, LLC and Mark Neuhaus for the payment of the funds owed to SulphCo. We subsequently obtained an injunction requiring any proceeds of the sale of the SulphCo stock owned by Mr. Walker to be held by the court pending trial.

On June 9, 2005, our company and our CEO, Rudolf Gunnerman, were named as defendants in two separate legal actions commenced in Reno, Nevada. Though the plaintiffs, factual allegations and theories of recovery asserted in the two cases are different, they both allege claims to intellectual property belonging to us, which claims we and the other named defendants regard as wholly without merit. The fact that the two cases were filed on the same day and were endorsed by the same counsel suggests a concerted effort between the two plaintiffs to induce an undeserved settlement from us and/or other named defendants. We intend to defend ourselves vigorously, asserting counterclaims to the extent appropriate. Following is a description of the plaintiffs’ allegations and the relief sought.

Talisman Capital Talon Fund, Ltd. v. Rudolf Gunnerman and Sulphco, Inc. was commenced in the United States District Court for the District of Nevada (Case No. CV-N-05-0354-HDM-RAM) by an offshore company purportedly based in Tortola, British Virgin Islands, against SulphCo, Inc. and Rudolf W. Gunnerman. The Talisman Fund complaint alleges that the predecessor-in-interest of Talisman, Capital Strategies Fund, Ltd., entered into an agreement with Dr. Gunnerman in April 2003 in which Dr. Gunnerman purportedly assigned to Capital Strategies Fund, Ltd. all rights to specified intellectual property then owned by us or subsequently acquired or developed by us, including two patents issued to us prior to the April 2003 agreement (US Patent Nos. 6,402,939, 6,500,219), four patents issued to SulphCo subsequent to April 2003 (US Patent Nos. 6,827,844, 6,652,992, and 6,897,628), and a patent application filed by us subsequent to April 2003. The Talisman Fund complaint further alleges claims against us for tortious interference with Talisman’s contractual rights under the April 2003 agreement, conversion and unjust enrichment, and seeks as relief both unspecified damages and a declaration that Talisman is the exclusive owner of the claimed intellectual property. Talisman claims rights under and related to the April 2003 agreement purportedly as the result of an assignment by Capital Strategies Fund, Ltd. to Talisman Fund in May 2005 of its rights under the April 2003 agreement. Both SulphCo and Dr. Gunnerman deny the validity of the claims of the Talisman Fund, including claims that rights to any of our company’s intellectual property are covered by the April 2003 agreement and further deny that the Talisman Fund has any rights to technology owned or used by us.

The second action commenced on June 9, 2005, Clean Fuels Technology v. Rudolf W. Gunnerman, Peter Gunnerman, RWG, Inc. and SulphCo, Inc., was filed in the Second Judicial District Court of the State of Nevada in and for the County of Washoe (Case No. CV05 01346). The complaint alleges that under an exclusive license agreement originally entered into between Dr. Gunnerman and the legal predecessor-in-interest of plaintiff Clean Fuels Technology (“CFT”) in 1994, and which agreement was amended at various times after 1994, CFT owns the exclusive rights to “sulfur removal technology” originally developed by Professor Teh Fu Yen and Dr. Gunnerman with financial assistance provided by Dr. Gunnerman. The CFT complaint alleges that Rudolf Gunnerman, Peter Gunnerman, our President and COO, and RWG, Inc., a company owned by Dr. Gunnerman, wrongfully transferred the “sulfur removal technology” to SulphCo, Inc. in violation of the terms of the exclusive license agreement and other legal duties allegedly owed by them to CFT. The CFT complaint further alleges, on the basis of unspecified “information and belief,” that we conspired with Rudolf and Peter Gunnerman and RWG, Inc. to conceal the sulfur removal technology from CFT in breach of alleged fiduciary duties owed by SulphCo, Inc. and the other defendants to CFT; that SulphCo, Inc. committed unspecified “intentional acts” to “pilfer” CFT’s rights in the sulfur removal technology, and that CFT is entitled to a constructive trust over the “sulfur removal technology” as well as damages against the named defendants. Both SulphCo, Inc. and the other defendants deny the validity of CFT’s claims, including claims to any rights to technology owned or used by us. Both Rudolf Gunnerman and Peter Gunnerman were co-founders of CFT as well as its predecessor-in-interest, and both Dr. Gunnerman and Peter Gunnerman are shareholders of CFT.

PLAN OF OPERATION

Business Plan

During the next 12 months we intend to continue development and commercialization activities currently underway and to explore new activities. In this regard:

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We completed the development and deployment of a pre-production Sonocracker™ system which is currently being utilized at ChevronTexaco’s laboratory facility in Richmond, California, with a capacity of up to 2,000 bbl per day. A similar unit is now being upgraded by us with our newer reactor and with our more powerful ultrasonics system.

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We expect to complete remaining design and engineering work for a 25,000 bbl or more per day Sonocracker™ unit during the second quarter of 2005. Once the design and engineering work for the 25,000 bbl unit is fully developed and tested, we intend to manufacture two initial 25,000 bbl units in anticipation of receipt of a customer order. We estimate that we will require approximately 45 days to manufacture the two 25,000 bbl Sonocracker™ units and we expect to complete construction during the second half of 2005. We intend to fabricate the units at our facility in Sparks, Nevada.

•
We plan to continue to engage in ongoing development and testing activities in collaboration with ChevronTexaco during the next 12 months, including laboratory testing at ChevronTexaco’s Richmond, California facilities, intended to demonstrate the commercial potential of our technology and optimize the technology for use in a commercial setting.

•	We expect to continue to explore other partnerships and relationships conducive to the further development and deployment of our Sonocracking™ technology.

The precise timing of the activities under the Collaboration Agreement (and any new agreements with ChevronTexaco) over the next 12 months and beyond cannot be predicted with certainty, as they are dependent upon the timing of completion of development and commercialization milestones, the requirements of ChevronTexaco, and the outcome of negotiations which are currently ongoing with ChevronTexaco. In this regard, the Collaboration Agreement was set to expire on May 6, 2005. However, effective April 28, 2005, in order to provide for another business relationship, the parties entered into an amendment to the Collaboration Agreement extending Phase 1 under the Collaboration Agreement to July 6, 2005, solely to allow the parties additional time to negotiate a new agreement to replace the Collaboration Agreement. Accordingly, the Collaboration Agreement is now set to expire on July 6, 2005. We cannot assure you as to whether the parties will reach a new agreement, the terms of the new agreement, or whether a further extension of the Collaboration Agreement, if necessary, will be entered into. For further information regarding the Collaboration Agreement, see “Business - Collaboration Agreement with ChevronTexaco Energy Technology Co.”

Along with our ongoing collaboration with ChevronTexaco, we expect to continue to explore other partnerships and relationships conducive to the further development and deployment of our Sonocracking™ technology.

In this regard, as discussed in the section entitled “Business - Equipment Sale and Marketing Agreement in South Korea,” in February 2005 we entered into an agreement with OIL-SC, based in Seoul, South Korea, which provides for the sale by us to OIL-SC of a Sonocracker™ pilot plant utilizing our Sonocracking™ technology for $1 million and the appointment of OIL-SC as our marketing representative for oil refiners in South Korea. The pilot plant, which is expected to have a processing capacity of up to 2,000 bbl/day, will be located in South Korea, and is intended to both serve as a demonstration unit for our Sonocracking™ technology to South Korean refiners and to upgrade petroleum products which OIL-SC purchases on the open market. We expect to construct, deliver, and assemble the Sonocracker™ unit in August 2005, and we are required by our agreement to provide start-up assistance in connection with OIL-SC’s operation of the pilot plant.

The agreement with OIL-SC calls for the $1 million purchase price for the pilot plant to be paid to us in installments, with the initial installment of $300,000 having been paid to us on March 15, 2005, and additional installments of $200,000, $50,000 and $450,000 payable on July 1, September 1 and December 1, 2005. This agreement also provides that OIL-SC is entitled to a full refund of all payments if the pilot plant does not operate within agreed specifications within 90 days of the installation of the pilot plant. These specifications call for the pilot plant to upgrade a specified grade of medium weight crude oil (Arab Medium Crude) by increasing its API gravity (reducing its weight) by 9.8%, reducing sulfur weight content by 29.4%, and reducing nitrogen content by 29.9%. As the payment of the $1 million purchase price is refundable if the pilot plant does not meet the agreed specifications, no portion of the purchase price will be recorded as revenue in our financial statements until the pilot plant is successfully installed and tested under the agreement with OIL-SC, which is not expected to occur until August 2005.

We anticipate that during Phase 1 of the Collaboration Agreement no licensing of our technology will be conducted in South Korea without first allowing ChevronTexaco the opportunity to participate. Future marketing activities in South Korea may be further defined as part of our negotiation of the terms of a new agreement with ChevronTexaco. We are unable to determine at this time the precise marketing activities to be undertaken with OIL-SC in South Korea.

As discussed in the section entitled “Business - Kuwait Joint Venture,” in February 2004 we formed a joint venture with two Kuwaiti nationals to engage in the marketing of our technology in Kuwait. To date, marketing activities by the Kuwait joint venture have been limited to exploring sales of demonstration units in Kuwait, and no licensing of our technology is expected to be conducted by the Kuwait joint venture during Phase 1 without first allowing ChevronTexaco the opportunity to participate. The future role of the Kuwait joint venture may be further defined as part of our negotiation of the terms of a new agreement with ChevronTexaco. We are unable to determine at this time what activities, if any, the Kuwait joint venture will undertake in the future.

Activities in Kuwait, as well as other areas in the Middle East, present significant risks, including potential difficulties of enforcing proprietary rights in a foreign legal system, foreign government regulations limiting the movement of funds outside the country, currency fluctuations, acts of terrorism, and confiscation of assets by a foreign government. The occurrence of any of these events could have a material adverse effect on our business or prospects in the Middle East.

As of the date of this prospectus, we have not taken any steps to line up customer orders other than informal discussions with the Kuwait Oil Company through the Kuwait joint venture regarding the possible acquisition of a demonstration unit. We do not expect to generate any revenues from the sale of Sonocracker™ units or the licensing of our technology until at least the second half of 2005.

On May 10, 2005, we entered into a manufacturing agreement with Märkisches Werk GmbH (MWH) which provides for the manufacture by MWH of our Sonocracking™ probe assembly and reactor. Under the terms of the manufacturing agreement we are required to purchase all of the probe assemblies and reactors we may require from time to time exclusively from MWH, so long as MWH is able to meet certain requirements as to price, quality and delivery schedules. The manufacturing agreement has a term of five years, subject to earlier termination upon the occurrence of specified defaults. As of the date of this prospectus we have not placed any orders under the manufacturing agreement.

Liquidity and Financial Results

As of May 31, 2005, we had $8,018,465 in available cash reserves. Included in this amount is $300,000 received by us from OIL-SC on March 15, 2005, pursuant to our Equipment Sale and Marketing Agreement, as a scheduled payment against the $1 million aggregate purchase price for a Sonocracking™ pilot plant. Since our agreement provides that the purchase price is fully refundable if the pilot plant does not meet the agreed specifications, no portion of the $1 million aggregate purchase price has been or will be recorded as revenue in our financial statements until the pilot plant is successfully installed and tested under the agreement with OIL-SC, which installation and testing is not expected to occur until August 2005.

As we are a development stage company, we have not generated any material revenues since we commenced our current line of business in 1999, and we do not anticipate generating any material revenues on a sustained basis unless and until a licensing agreement, sale of an initial production scale unit or other commercial arrangement is entered into with respect to our technology.

As of March 31, 2005, we had an accumulated deficit of approximately $24.6 million, which includes approximately $6.3 million of stock-based compensation expense, all of which represents compensation to officers and directors and their affiliates and members of their immediate family, and we incurred losses of $2.3 million for the three month period ending March 31, 2005. These losses are principally associated with the research and development of our upgrading and desulfurization technologies, development of pre-production prototypes and related marketing activity, and we expect to continue to incur expenses in the future for development, commercialization and sales and marketing activities related to the commercialization of our technologies. For further information regarding stock-based compensation and other amounts paid to officers, directors, affiliates and their immediate family members, see Note 9 to our audited financial statements appearing elsewhere in this prospectus, and the “Management” section of this prospectus, including the subsections entitled “Certain Relationships and Related Transactions,” Executive Compensation,”“Employment and Consulting Contracts” and “Option Grants in the Last Fiscal Year.”

Accounts payable of approximately $181,000 at March 31, 2005, represent various monthly bills for operating expenses paid to unrelated third parties, including utility bills, machining services, laboratory expenses, plant and office expenses and public relations expenses. Accrued liabilities of approximately $245,000 at March 31, 2005, represent accrued payroll, related taxes and professional service fees. Of this amount, approximately $83,000 represents accrued payroll expenses. Related party notes payable of $8,000,000 at March 31, 2005, represent loans funded by Dr. Gunnerman and Erika Herrmann, Dr. Gunnerman’s sister-in-law, which are described below.

Our monthly cash outflow, or cash burn rate, as of the date of this prospectus, is approximately $345,000 per month for fixed and normal recurring expenses, as follows:

Salaries and consulting expenses	$166,000
Plant and property leases	38,500
Professional fees	41,500
R&D Expenses	30,000
Interest payable	24,000
Office, phone, utilities	8,000
Patent renewal and maintenance	10,000
Travel and entertainment	20,000
Miscellaneous	7,000

Total	$345,000

“Salary and consulting expenses” represents salary and payroll costs for all of our full time employees and consulting payments. Included in this amount are monthly salaries and related payroll costs to officers and directors and members of their immediate family as follows: Peter Gunnerman - $18,333 Alan Austin - $16,000; Kristina Gunnerman-Ligon - $13,000; and an aggregate of approximately $1,000 per month of other monthly payroll costs for these individuals. As of March 31, 2005, payments of $30,000 per month for Dr. Gunnerman’s full time services as our CEO have been made pursuant to a consulting agreement with RWG, Inc., a company wholly-owned by Dr. Gunnerman. For further information regarding this consulting agreement, see “Management - Employment and Consulting Contracts.”

Monthly fixed and recurring expenses for “Plant and property leases” of $38,500 represents the monthly lease payment to an unaffiliated third party for our facility located at 850 Spice Islands Drive, Sparks, Nevada, which includes our executive offices (8,752 square feet), research facilities (5,988 square feet) and manufacturing space (77,385 square feet).

Included in professional fees are estimated recurring legal fees paid to outside corporate and patent counsel and ongoing litigation expenses, audit and review fees paid to our independent accountants, and fees paid for investor relations.

“Interest expense” represents interest paid to Erika Herrmann and Dr. Gunnerman for notes payable. Two notes payable in the amount of $500,000 each, carry an interest rate of 8% and are paid quarterly, commencing April 1, 2005. For the purposes of our schedule of monthly cash outflows, interest on these notes of $6,666 per month represent quarterly payments of $20,000 for these notes. Also included in “interest expense” are interest payments to Dr. Gunnerman for a note payable in the amount of $7,000,000. Interest on this note is paid annually, commencing December 30, 2005 and ending on December 30, 2007 and is accrued quarterly at a rate of 1-month “LIBOR” (2.4% at December 30, 2004) plus .5% which is equivalent to $16,917 per month. At the end of March 2005, the 1-month “LIBOR” was 2.858%.

Under the Collaboration Agreement entered into with ChevronTexaco effective August 6, 2004, as amended to date, each party is required to bear its own expenses in connection with the activities conducted and proposed to be conducted under such agreement. Estimated increased monthly expenses expected to be incurred by us during the term of the Collaboration Agreement and any new agreement with ChevronTexaco are expected to relate primarily to development activities and include an additional $11,000 of salary expense per month for the addition of two engineers, $25,000 per month of additional research and development costs, $4,000 of additional patent expenses, and $10,000 per month of additional miscellaneous expenses such as outside non-professional services, shipping costs and equipment rental.  Research and development costs include the cost of laboratory equipment and modifications to our demonstration unit. All of these incremental amounts are included in our total estimate of $345,000 per month for fixed and normal recurring expenses.

Anticipated expenditures under our agreement with OIL-SC during the next 12 months are included in our total estimate of $345,000 per month.

We intend to continue to incur additional expenditures during the next 12 months for development and manufacture of Sonocracker™ units.  These expenditures will relate to the design of the Sonocracker™ units, and are included in the monthly cash outflow described above. Additional funding requirements during the next 12 months may arise upon the placement of an order by a future customer for one or more Sonocracker™ units. We expect that funding for the cost of manufacturing of any particular unit would be available either from current cash reserves or from potential customers before we commence manufacturing the unit. Our preliminary estimates of the cost of a Sonocracker™ unit range from $2 million to $4 million. However, we cannot assure you that our cost estimates will be accurate or that we will receive funds received prior to the commencement of manufacture sufficient to manufacture this unit. In addition, as we are unable to determine the precise timing of development activities or receipt of customer orders, monthly cash outflow may increase significantly as we increase our research and development activities, and prepare for additional assembly and manufacturing duties associated with the deployment of the Sonocracking™ technology.

In the past we have financed our research and development activities primarily through debt and equity financings from our principal shareholder, Rudolf W. Gunnerman, and other parties.

Recent Financing Activities

As of March 31, 2005, a short-term promissory note in the amount of $500,000 was outstanding and payable to Erika Herrmann, the sister-in-law of Dr. Gunnerman. The note is due December 30, 2005 and carries an interest rate of 8 percent per annum. The agreement provides for mandatory prepayments from revenues we receive from the sale of our products or the licensing of our technology or otherwise, and from the amount of unrestricted loan or equity financings we receive.

As of March 31, 2005, a short-term promissory note in the amount of $500,000 was outstanding and payable to Dr. Gunnerman. The note is due December 30, 2005 and carries an interest rate of 8 percent per annum. The agreement provides for mandatory prepayments from revenues we receive from the sale of our products or the licensing of our technology or otherwise, and from the amount of unrestricted loan or equity financings we receive.

In June 2004 we conducted two private placements with institutional and other third party investors for the sale of units consisting of our common stock, warrants, and rights to acquire additional stock and warrants, generating net cash proceeds of approximately $2.3 million. The commitment made by Rudolf W. Gunnerman, our chairman and CEO, in April 2004 to fund up to an additional $2,000,000 in loans to us, of which $250,000 had been advanced in June 2004, has now been repaid, and the $2,000,000 commitment by Dr. Gunnerman has been superseded by funding received by us in June 2004 from these two private placements. Additional cash proceeds of $2.3 million were generated as of November 2, 2004, when investors in the June 2004 placements acquired the remaining unpurchased units pursuant to the terms of the June 2004 placements, and up to $15.2 million may be generated upon exercise of warrants and rights if investors in the June 2004 private placements exercise all available warrants and rights. As of March 31, 2005, we were obligated to pay approximately $438,000 in the aggregate to investors in the private placements as late registration fees due to the fact that the registration statement covering the private placement shares had not yet been declared effective by the SEC. Additional late registration fees in the amount of approximately [$313,000]continued to accrue until the registration was declared effective by the SEC on the date of this prospectus. We have had informal discussions with some of the private placement investors who have expressed interest in receiving restricted shares in lieu of cash fees and we expect that we will reach agreement with most of the investors to pay these fees with restricted shares in lieu of cash. Accordingly, we have not included the payment of these fees in calculating our estimated monthly cash flow discussed in “Liquidity and Financial Results” above. However, as of the date of this prospectus no formal agreements have been entered into with any investors to pay these fees by issuing additional restricted shares. For additional information regarding the June 2004 private placements, see “Selling Security Holders - June 2004 Private Placements,” and “Use of Proceeds” appearing elsewhere in this prospectus. We cannot assure you that that these investors will exercise any of their rights and warrants.

In December 2004 Dr. Gunnerman advanced $7 million to us as a loan. The loan is evidenced by a promissory note which bears interest at the rate of 0.5% above the 30 day “LIBOR” rate, adjusted quarterly and payable annually, and the entire principal amount is due and payable in December 2007. The “LIBOR” rate, which stands for London Interbank Offered Rate, is a reference rate for short-term loans between banks in the London interbank market. The initial loan rate under the promissory note on December 31, 2004, was 2.9% (0.5% above the “LIBOR” rate), and the interest rate under the note is adjusted quarterly. At the end of March 2005 the 1-month rate was 2.858%. We anticipate using these funds both to meet our working capital needs and for funding the initial manufacturing costs associated with producing two 25,000 bbl per day Sonocracker™ units at our facility in Sparks, Nevada. We expect to complete the design and engineering of these units during the second quarter of 2005 at our facility in Sparks, Nevada.

Accordingly, we anticipate that our existing capital resources will be sufficient to fund our cash requirements through at least January 2007 from cash presently on hand, based upon our current levels of expenditures and anticipated needs during this period, assuming we receive no additional proceeds from the exercise of warrants and rights issued in the June 2004 placements. However, additional working capital will be required in order to meet our working capital requirements by February 2007. The extent and timing of our future capital requirements will depend primarily upon the rate of our progress in the development and commercialization of our technologies, the terms of collaborative arrangements with ChevronTexaco and other third parties, and the timing of future customer orders.

To date we have generated no material revenues from our business operations. We are unable to predict when or if we will be able to generate additional revenues from commercial activities or the amounts expected from such activities. These revenue streams may be generated by us or in conjunction with collaborative partners or third party licensing arrangements, and may include provisions for one-time, lump sum payments in addition to ongoing royalty payments or other revenue sharing arrangements. However, we presently have no commitments for any such payments.

Sources of additional capital include the exercise of additional investment rights and warrants issued to investors in the June 2004 private placements, and funding through future collaborative arrangements, licensing arrangements and debt and equity financings. We do not know whether additional financing will be available on commercially acceptable terms when needed. If we cannot raise funds on acceptable terms when needed, we may not be able to successfully commercialize our technologies, take advantage of future opportunities or respond to unanticipated requirements. If we are unable to secure such additional financing when needed, we will have to curtail or suspend all or a portion of our business activities and we could be required to cease operations entirely. Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentage.

Research and Development During the Next 12 Months

We intend to continue our research and development program during the next 12 months in order to expand the development of the design and manufacture of commercial desulfurization units which embody our proprietary technology. Management anticipates that our research and development costs, including a portion of salaries for full time employees, will be approximately $50,000 per month, or $600,000 during the next 12 months. The $50,000 anticipated monthly expenditure for research and development is included within our estimated monthly cash outflow, or burn rate, of approximately $345,000 per month for fixed and normal recurring expenses, as described above.

Employees

As of June 20, 2005, we had 16 full-time employees and a consulting agreement with RWG, Inc., for the full-time services of our chairman and CEO, Rudolf W. Gunnerman. We do not expect any material changes in the number of our employees during the next 12 months unless required to service future customer orders.

MANAGEMENT

Directors and Executive Officers

As of June 20, 2005, our directors and executive officers, their ages, positions with SulphCo, the dates of their initial election or appointment as director or executive officer are as follows:

Name	Age	Position With SulphCo	Served From
Rudolf W. Gunnerman	77	Chief Executive Officer, Chairman of the Board and Director	December 2000
Peter Gunnerman	39	President and Chief Operating Officer	June 2005
Alan L. Austin, Jr.	44	Vice President of Finance and Chief Financial Officer	January 2005
Richard L. Masica	68	Director	November 2004
Loren J. Kalmen	52	Director	June 2003
Robert Henri Charles van Maasdijk	60	Director	April 2005
Raad Alkadiri	38	Director	May 2005

Our directors are elected at our annual meeting of stockholders and hold office until their successors are elected and qualified. Our officers are appointed by our board of directors and serve at the pleasure of our board, subject to contractual provisions, if any.

Each member of our management team provides services to us on a full-time basis, and typically devotes not less than 35 hours per week on SulphCo matters. We do not believe that any of our officers or directors has any conflicts of interest with us as a result of any business activities or relationships with third parties.

Under our current policy, all directors receive 50,000 restricted shares of our common stock upon joining the board of directors, other than Rudolf W. Gunnerman. Presently, directors receive no other compensation for their services as directors, but are reimbursed for expenses incurred in attending board meetings.

Business Experience of Directors and Executive Officers

Dr. Rudolf W. Gunnerman, our Chief Executive Officer, Chairman of the Board and Director, is a 77-year-old entrepreneur who studied mathematics and physics at the University of Munich, Germany before he immigrated to the United States. Dr. Gunnerman has invented a series of successful technologies, including fireproof building materials and wood pellets. Thereafter, in his quest to reduce Nitrous Oxide, a major source of ozone depletion, Dr. Gunnerman invented a new range of clean fuel products known as A-55 Clean Fuels. Dr. Gunnerman founded Clean Fuels Technology, Inc. in 1997 to develop and commercialize A-55 Clean Fuels, and served as its CEO from 1997 to 2000, and as its Chairman from 1997 to 2003. Dr. Gunnerman holds three honorary doctorate degrees. Dr. Gunnerman has served as a director and Chairman of the Board of SulphCo since December 2000 and has served as our CEO since July 2001.

Peter W. Gunnerman has been our President and Chief Operating Officer since June 7, 2005. Prior to joining us he headed Global 6, LLC, a consulting company he founded in 2004 that assists national and international technology companies with a variety of business functions, including marketing and financial support. We were a client of Global 6, LLC from January 2005 through May 2005. Mr. Gunnerman spent the majority of his career with Clean Fuels Technology, Inc. (“CFT”), a privately held company which develops and markets emulsified fuels. Mr. Gunnerman co-founded CFT with his father, Dr. Rudolf W. Gunnerman, in 1992. From 2002 to 2004 Mr. Gunnerman served as President of CFT’s Residual Oil Division, where he was responsible for product development and product verification testing at domestic and foreign trial sites. Prior thereto he served as CFT’s President - Business Development from 2000 to 2002, Executive Vice President - Business Development from 1998 to 2000, and as Vice President - Operations from 1992 to 1998.

Alan L. Austin, Jr., has been our Vice President of Finance and Chief Financial Officer since January 7, 2005. Prior to joining SulphCo, Mr. Austin was Vice President, Finance & Administration of Desert Research Institute (“DRI”), where he served from June 2000 to January 3, 2005. DRI was founded in 1959 as a stand-alone research-oriented component of the University and Community College System of Nevada and has been recognized as one of the world’s leading multi-disciplinary environmental research organizations. Prior thereto Mr. Austin held a number of financial and administrative positions, including Chief Operating Officer for Administration and Finance at The University of Texas Health Science Center at Houston from 1998 to 2000 and Assistant Vice President for Continuous Improvement for the Center from 1993 to 2000. Mr. Austin received a B.S. in Statistics from Brigham Young University in 1985 and an M.B.A. in Statistics/Operations Research and Finance from the University of Houston in 1989.

Loren J. Kalmen, a Director since June 2003, received his bachelor's degree in accounting from the University of Nevada, Reno, in 1974, and his license as a Certified Public Accountant in 1978. Mr. Kalmen has maintained his own public accounting practice in Reno, Nevada, since 1988.

Richard L. Masica, a Director since November 2004, served as the President of Texaco Chemical, Inc. from 1994 to 1997. During his 39-year career at Texaco (now ChevronTexaco Corporation), Mr. Masica also held other positions, including the position of Vice-President-Business Management of Texaco Chemical Company from 1992 to 1994, and Plant Manager of Texaco Refining & Marketing, Inc. from 1985 to 1992. During his tenure with Texaco, Mr. Masica participated in a leadership role in two major divestitures, as well as other domestic and foreign reorganizations, mergers and startups. Since retiring from Texaco in 1998, Mr. Masica founded and is the President of Peak One Consulting, Inc., a private management consulting firm.

Robert Henri Charles van Maasdijk, a Director since April 2005, is the chairman and CEO of Attica Alternative Investment Fund, Ltd.(AAI), a private investment fund which he has headed since 1999. For the previous 16 years, he served as managing director and CEO of Lombard Odier Investment Portfolio Management Ltd., one of the oldest and largest private banks in Switzerland. Over his 35-year career, he has held executive, portfolio management and research positions with Ivory & Sims, Edinburgh; Banque Lambert, Brussels; Pierson Heldring Pierson, Amsterdam; and with Burham and Company, New York.

Dr. Raad Alkadiri, a Director since May 2005, has been with the international energy advisory firm PFC Energy, Inc. since 1998. Dr. Alkadiri is director of PFC’s markets and countries group and heads its Iraq advisory service. Dr. Alkadiri focuses on the political, economic and sectoral factors that influence oil and gas producing states, particularly those in the Middle East. Prior to joining PFC Energy, Dr. Alkadiri served as policy advisor and assistant private secretary to the United Kingdom’s special representatives to Iraq from 2003 -2004. In this role, he assisted in shaping UK policy toward Iraq during the occupation, as well as planning Iraq’s transition to sovereignty. He received the Order of the British Empire for his work in Baghdad. Prior to re-joining PFC Energy in 1998, Alkadiri was Middle East analyst at the UK-based consultancy Oxford Analytica, where he focused on political and economic developments in the northern Persian Gulf states. From 2000 to 2001, he was associate professor at the School of Advanced International Studies, Johns Hopkins University. He was a teaching fellow of politics at the University of St. Andrews from 1990 to 1991.

Family Relationships

Dr. Rudolf W. Gunnerman, our Chairman and CEO, is the father of Peter Gunnerman, our President and COO. There are no other family relationships between our directors or executive officers.

Audit Committee Financial Expert

Our audit committee consists of Loren J. Kalmen and Robert van Maasdijk. The Board has determined that Robert van Maasdijk is independent and that as of December 1, 2004, Loren J. Kalmen is independent (as independence is currently defined in applicable SEC and American Stock Exchange rules). Prior to December 1, 2004, Loren J. Kalmen was not considered independent of SulphCo under relevant SEC and American Stock Exchange rules because we paid Mr. Kalmen $1,500 per month through November 30, 2004, to consult with SulphCo regarding various tax issues. Loren J. Kalmen also participated in the preparation of our financial statements for 2001 and prior years. The Board has determined that Mr. Kalmen qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Kalmen's level of knowledge and experience based on a number of factors, including his formal education and experience as a Certified Public Accountant.

Section 16(a) Beneficial Ownership Compliance

To our knowledge the officers, directors and beneficial owners of more than 10% of our common stock have filed their initial statements of ownership on Form 3 on a timely basis with respect to fiscal 2004, and the officers, directors and beneficial owners of more than 10% of our common stock have also filed the required Forms 4 or 5 on a timely basis with respect to fiscal 2004, except for Rudolf W. Gunnerman who filed late Form 4 reports on two occasions and Richard L. Masica who filed a late Form 3 on one occasion.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics applicable to its principal executive officer and principal financial officer.

Executive Compensation

The following table sets forth information about compensation paid or accrued by us during the years ended December 31, 2004, 2003 and 2002 to our chief executive officer and former president for all services rendered in all capacities during the respective periods. No other executive officers of the Company earned more than $100,000 during the year ended December 31, 2004, 2003 or 2002.

		Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation
Rudolf W. Gunnerman	2004	$370,000	(1)	0		0		0	0
Chairman and Chief Executive Officer	2003	$300,000	(1)	$0		0		0	0
	2002	$300,000	(1)	$3,000,000	(2)	0		0	0

Kirk S. Schumacher	2004	$300,000		0		$165,000	(3)	0	0
President (3)	2003	$300,000		$100,000		0		1,000,000	0
	2002	$0		$0		0		0	0

(1)	These payments are consulting payments paid to RWG, Inc., a Nevada corporation, owned by Rudolf W. Gunnerman.

(2)	Comprised of 6,000,000 shares of our common stock valued at $.50 per share, being the fair market value of the stock at the time of the award on March 25, 2002.

(3)
Mr. Schumacher resigned as our President on December 28, 2004, pursuant to a separation agreement with us. As part of his separation agreement he was paid a severance payment of $165,000. For additional terms of his separation agreement, see “Employment and Consulting Contracts” below.

Employment and Consulting Contracts

We procure the full time services of our chairman of the board and chief executive officer, Rudolf W. Gunnerman, pursuant to a Consulting Agreement with RWG, Inc., a Nevada corporation owned by Rudolf W. Gunnerman. As of July 1, 2004, we were obligated to pay a fee of $480,000 annually as a consulting payment through July 2005. Effective as of November 1, 2004, this amount has been reduced by mutual agreement to $30,000 per month until we receive substantial additional funds.

Peter Gunnerman was appointed President and Chief Operating Officer on June 7, 2005. In connection with Mr. Gunnerman’s appointment we entered into a written Employment Agreement which provides for a base salary of $220,000 per annum, effective June 1, 2005. The Employment Agreement is terminable by either party at any time. If Mr. Gunnerman’s employment is terminated by reason of his “disability,”or by us without “good cause” or by Mr. Gunnerman for “good reason,” Mr. Gunnerman is entitled to a severance payment equal to three months base salary plus medical and dental coverage for six months following the date of termination. From January 2005 through May 2005 we maintained a monthly consulting agreement with Global 6, LLC, a company owned by Peter Gunnerman, which provided for Global 6 to provide management consulting services to us on a month-to-month basis, for a monthly consulting fee of $10,000.

Alan L. Austin, Jr. was appointed as our Vice President of Finance and Chief Financial Officer effective January 7, 2005. In connection with Mr. Austin’s appointment, we have agreed to pay him a salary of $180,000 per annum, which was increased to $192,000 per annum effective February 7, 2005, and have granted him 50,000 restricted shares of common stock. Mr. Austin’s employment may be terminated by either party at any time.

In February 2003 we entered into an Executive Employment Agreement with our president, Kirk S. Schumacher, who served as our President and Secretary from February 2004 through December 2004. The agreement provided for his employment by us through February 17, 2008, and provided for an initial signing bonus of $100,000, which was paid February 2003, an annual base salary of $300,000, and incentive compensation commencing in 2004. The agreement included a grant of stock options for 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006. Effective December 28, 2004, Mr. Schumacher resigned as President and Secretary for personal reasons, by mutual agreement. We have no immediate plans to fill the vacancy.

In connection with Mr. Schumacher’s resignation SulphCo and Mr. Schumacher entered into a Separation Agreement and General Release, dated and effective December 28, 2004, which provided for Mr. Schumacher to retain 500,000 of the 1,000,000 million options previously granted to him under his Executive Employment Agreement, and to receive a separation payment of $165,000 upon resignation in lieu of the $600,000 severance payment provided for under the Executive Employment Agreement. The remaining 500,000 options previously granted under the Executive Employment Agreement were cancelled pursuant to the Separation Agreement.

In addition, on December 28, 2004, Rudolf Gunnerman personally granted to Mr. Schumacher an option to acquire 100,000 shares of SulphCo, Inc. Common Stock owned by Dr. Gunnerman at an exercise price of $0.55. This option expires in February 2006.

Certain Relationships and Related Transactions

Transactions With Founders

Following is a description of transactions between us and individuals or entities who were involved in founding our current business in 2000: Rudolf W. Gunnerman, GRD, Inc., Alexander H. Walker, Jr., Harry P. Holman, Mark T. Cullen and Alex Paior.

On January 27, 2000, we issued 14,875 shares to Harry P. Holman in consideration of introducing GRD, Inc. to our predecessor company, Filmworld, Inc., in order to engage in our recapitalization consummated on December 4, 2000.

In September and November 2000, our predecessor company, GRD Inc., leased our former facility located at Suite 301, 5250 Neil Road, Reno, Nevada from Dr. Gunnerman. The lease payment was $2,392.50 monthly, inclusive of insurance, taxes and utilities, and was based on comparable leases within the building. Between December 2000 and February 2001, we leased our former facility located at Suite 303, 5250 Neil Road, Reno, Nevada from Dr. Gunnerman. The lease payment was $4,650.15 monthly, inclusive of insurance, taxes and utilities, and was based on comparable leases within the building. Between March 2001 and February 2004 we leased our former facility located at 1650 Meadow Wood Drive, Reno, Nevada, from Dr. Gunnerman. The lease payment was $6,500 monthly and we also paid the cost of building insurance and customary utility charges. This lease payment was based on per square foot lease rates of comparable buildings in the area. For the years ended 2000, 2001, 2002 and 2003, we paid rent of $11,828, $108,201 $78,315 and $71,500, respectively.

On December 4, 2000, we issued 20,000,000 shares of our common stock in accordance with the terms of an Exchange Agreement dated December 4, 2000, between us and GRD, Inc., a company wholly owned by Rudolf W. Gunnerman, our founder, Chairman and CEO, and we received cash and equipment valued at $531,499 and the rights to the proprietary technology invented by Dr. Teh Fu Yen of the University of Southern California as the technology had been further developed by GRD, Inc. The 20,000,000 shares we issued in the connection with our recapitalization were issued as follows: 12,000,000 shares were issued to Dr. Gunnerman; 2,000,000 shares were issued to Kristina Gunnerman, the daughter of Dr. Gunnerman; 2,000,000 shares were issued to Peter Gunnerman, the son of Dr. Gunnerman; 2,000,000 shares were issued to Mark T. Cullen, our former CEO and a director; and 2,000,000 shares were issued to Alex Paior, a co-investor with Rudolf Gunnerman. Dr. Gunnerman directed the issuance of 2,000,000 shares to his son, Peter Gunnerman, and his daughter, Kristina Gunnerman, in consideration of the payment for each of them of $60,000. The 2,000,000 shares issued to Mark Cullen were issued for his agreement to serve as CEO of our company. The 2,000,000 shares issued to Alex Paior were issued in consideration of his prior funding of $45,000 which was paid directly to USC on account of the proprietary technology invented by Dr. Teh Fu Yen.

On December 4, 2000, we granted an option to purchase 1,000,000 shares to Mark Cullen at an exercise price of $0.50 per share in consideration of his agreeing to serve as our CEO and as a director. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the fair market value of our stock was $3.25 per share. This option was exercised on May 24, 2001, and we issued to Mr. Cullen 1,000,000 shares of our common stock at $0.50 per share in consideration of an unsecured promissory note. These 1,000,000 shares have been returned to treasury and the unsecured promissory note has been canceled pursuant to the settlement of the lawsuit he instituted against us following his resignation.

On December 4, 2000, we granted an option to purchase 1,000,000 shares of our common stock to Alexander Walker, Jr., then a director, at an exercise price of $0.50 per share. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the fair market value of our stock was $3.25 per share. The option was exercised on May 24, 2001 when Mr. Walker, Jr. paid the option price with an unsecured promissory note. On May 30, 2002, these 1,000,000 shares were returned to treasury and the unsecured promissory note cancelled.

On December 4, 2000, we granted an option to purchase 100,000 shares of our common stock to Harry P. Holman, at an option exercise price of $0.50 per share, in consideration of his agreeing to serve as a director. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the fair market value of our stock was $3.25 per share. On December 28, 2000, we granted an additional option to purchase 100,000 shares of our common stock to Mr. Holman at an option exercise price of $1.50 per share in consideration of the board of directors’ determination that Mr. Holman had rendered services to us as a director which were not adequately compensated by the December 4, 2000 grant. On December 28, 2000, the fair market value of our common stock was $2.81 per share. The difference between the option price and the market price at the time of the option grant was intended as an element of Mr. Holman’s compensation, based upon SulphCo’s determination of the value of his services. Both of these options were later exercised through the execution of unsecured promissory notes on May 24, 2001. In August 2003, we cancelled and returned to treasury 196,870 shares held by Harry P. Holman, and in September 2003, we cancelled and returned to treasury an additional 3,130 shares, in exchange for the cancellation of the two promissory notes in the total principal sum of $200,000.

From December 4, 2000, Mr. Cullen was employed by us as our CEO and a director until he resigned as CEO effective June 30, 2001 and as director effective August 8, 2001. From December 4, 2000 until his resignation effective June 30, 2001, Mr. Cullen received $81,187 as salary for services rendered as CEO. In 2003 we agreed to pay Mr. Cullen an additional $100,000 to settle a lawsuit he instituted against us following his resignation.

On December 5, 2000, we agreed to sell 700,000 shares of our common stock to Rudolf Gunnerman at a price of $0.50 per share. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 5, 2000, the fair market value of our stock was $2.50 per share. The purchase price was represented by a promissory note dated December 5, 2000 bearing interest at 6% to be paid no later than April 15, 2001. A portion of the purchase price was paid in 2000 and the remainder was paid on or before February 14, 2001 when the stock certificate was issued.

On December 5, 2000, we agreed to sell 120,000 shares of our common stock to Mark Cullen at a price of $0.50 per share. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 5, 2000, the fair market value of our stock was $2.50 per share. The purchase price was represented by a promissory note dated December 5, 2000 bearing interest at 6% to be paid no later than April 15, 2001. The purchase price was paid on or before February 14, 2001 when the stock certificate was issued.

In early 2001 we agreed to sell 24,750 shares to Harry P. Holman for cash payments totaling $36,456, being the approximate fair market value of the shares as determined by us in December 2000, when we first proposed this transaction. We determined that $1.50 was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. The 24,750 shares were issued on April 11, 2001. On April 11, 2001, the market price of our shares was $6.50 per share.

From May 2001 through December 2001 we advanced $1,360,685 to Dr. Gunnerman. The loan was payable on demand and carried interest at the prime rate on the date of the final advance, 8%. At December 31, 2001, Dr. Gunnerman owed a receivable of $1,345,299 to us after netting prior advances by Dr. Gunnerman to us of $100,000. The advances to Dr. Gunnerman were fully repaid by May 2002.

On May 24, 2001, we issued 7,150,000 shares of our common stock to Dr. Gunnerman at $0.50 per share in consideration of an unsecured promissory note in the principal amount of $3,575,000, bearing interest at 7% and due June 1, 2003, upon exercise of the option granted on December 4, 2000. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the market price of our stock was $3.25 per share.

On June 29, 2001, we issued 350,000 shares of our common stock to Dr. Gunnerman for cash at $0.50 per share upon exercise of the option for the 350,000 shares granted on December 4, 2000. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the market price of our stock was $3.25 per share.

On July 1, 2001, July 1, 2002, July 1, 2003 and July 1, 2004, we entered into Engagement Agreements with RWG, Inc., an affiliate of Dr. Gunnerman, providing for Dr. Gunnerman to render services to us as chairman of the Board and as chief executive officer. Each Engagement Agreement was for a term of one year, and provided for an annual fee to be paid to RWG, Inc. of $250,000, $300,000, $300,000 and $480,000, respectively, for the successive one year periods initially commencing on July 1, 2001, and ending June 30, 2005. Effective as of November 1, 2004, this amount has been reduced by mutual agreement to $30,000 per month until we receive substantial additional funds.

On November 8, 2001, we issued 4,000,000 shares of our common stock to Dr. Gunnerman in consideration of his efforts as Chairman and CEO in connection with our desulfurization equipment delivered to IPLOM in Italy. The fair market value of the shares on November 8, 2001 was $0.85 per share and the entire issuance was treated as payment of consulting fees.

On March 25, 2002, we issued 6,000,000 shares of our common stock to Dr. Gunnerman valued at $0.50 per share as a bonus in consideration for extraordinary services provided to us, including his efforts as our CEO since July 2001, which we determined was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. On March 25, 2002, the market price of our shares was $0.53 per share.

On March 25, 2002, we issued 3,000,000 shares of our common stock to Alexander H. Walker, Jr. valued at $0.50 per share in consideration of him introducing our company to a former consultant, Mark Neuhaus, a professional race car driver, who provided marketing services in the race car industry through advertising the SulphCo brand on professional race cars. We determined that $0.50 was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. On March 25, 2002, the market price of our shares was $0.53 per share. We have no knowledge as to whether Mr. Walker, who represented to us that he was formerly an attorney with the SEC, was ever a registered broker-dealer.

On March 25, 2002, we issued 1,000,000 shares of our common stock to Harry P. Holman valued at $0.50 per share in consideration of his efforts in investor relations by introducing us to various institutions and individuals, including RBC Dain Rauscher, Joe Cunningham, Mark Easterbrook, Bob Chappell, Merchants Group, Gene Anderson, Peninsula Investments, Hillbloom Investments, Byron James, Dan Webster, Halcyon Partners LLC, JasonJon Holdings LLC, David Broderick, Ken and Barbara Miller and Paul Holder. We determined that $0.50 was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. On March 25, 2002, the market price of our shares was $0.53 per share.

In May 2002 we borrowed $500,000 under a line of credit from Nevada State Bank, which loan was guaranteed by Dr. Gunnerman. The line of credit was repaid in May 2003.

On February 27, 2002, we agreed to retain Alexander H. Walker, Jr. as counsel to our company for one year at a monthly retainer of $12,500 commencing March 1, 2002, and Mr. Walker agreed to represent us in all of our contract negotiations, review of our press releases, and prepare and file the various documents which are required by our company and the SEC. We paid Mr. Walker $10,298 in 2002.

Commencing in October 2002, Dr. Gunnerman began advancing funds to us at an interest rate of 1% per annum, and at December 31, 2002 the total advanced funds were $170,000. Dr. Gunnerman continued to advance funds to us and, by February 28, 2003, had advanced a total of approximately $320,000. On February 28, 2003, Dr. Gunnerman made a loan with a principal balance of $1,920,000 which was used to fully repay the $500,000 line of credit with Nevada State Bank, to repay the approximately $320,000 of existing short term advances made by Dr. Gunnerman, and to pay our operating expenses, including salaries, rent expenses, litigation costs, and equipment purchase costs.

At December 31, 2002, Dr. Gunnerman owed us $3,575,000 under a note subscription for the issuance of 7,150,000 shares of our common stock issued on May 24, 2001. Effective February 28, 2003, we agreed with Dr. Gunnerman that the $1,920,000 loaned by Dr. Gunnerman to us be used to repay a portion of Dr. Gunnerman's $3,575,000 subscription receivable. On May 13, 2003, Dr. Gunnerman paid the remaining $1,655,000 balance on his $3,575,000 subscription receivable. The interest on the $3,575,000 loan had been waived for the years ended 2001 and 2002. In view of the prepayment of the remaining cash balance prior to year end, the board of directors waived the interest accrued through the date of payment. As of June 30, 2003, the remaining portion of the original $3,575,000 subscription price had been fully paid by Dr. Gunnerman.

In November 2003 Dr. Gunnerman provided us with an additional $500,000.00 in capital by purchasing 2,173,913 shares of our common stock for $500,000, or approximately $0.23 per share.

On December 30, 2003, we issued a $500,000 promissory note to Dr. Gunnerman, of which $250,000 was advanced by Dr. Gunnerman on December 30, 2003 and the remaining $250,000 was advanced on March 22, 2004. The note was due on December 30, 2004, and required the payment to Dr. Gunnerman, in lieu of cash interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Dr. Gunnerman valued at $0.37 per share and discounted 20% because of their restricted status, or $148,000. As of December 10, 2004, $500,000 remained outstanding under this note. In December 2004 Dr. Gunnerman agreed to extend the maturity of the note from December 30, 2004, to December 30, 2005 at an interest rate of 8% per annum. The extension agreement also provides for mandatory prepayments from revenues we receive from the sale of our products or the licensing of our technology or otherwise, and from the amount of unrestricted loan or equity financings we receive.

In April 2004 Dr. Gunnerman furnished a commitment to fund up to an additional $2,000,000 in loans to us, of which $250,000 was advanced to us as of May 2004. In June 2004 the commitment was superseded by the funding under the June 3, 2004 and June 15, 2004 private placements. Accordingly, the $250,000 advanced by Dr. Gunnerman was repaid by us in June 2004.

In December 2004 Dr. Gunnerman advanced $7 million to us as a loan. The loan is evidenced by a promissory note which bears interest at the rate of 0.5% above the “LIBOR” rate, payable annually, and the entire principal amount is due and payable in December 2007.

As of December 31, 2004 we had a receivable due from Dr. Gunnerman, our Chairman and CEO, related to personal expenses incurred while performing company functions in the amount of $60,050. The receivable was incurred in December 2004 and we received payment related to the receivable in early January 2005.

All share issuances and option exercise prices described in this section were equal to fair market value of our common stock on the date the share or option issuances, as the case may be, and were approved by our board of directors, except as otherwise specifically noted. All of the transactions described in this section, although involving related parties, are believed to be on terms no more favorable than could have been obtained from an independent third party.

Other Related Party Transactions

Following is a description of material transactions during the past two years between us and our directors, executive officers, or members of their immediate family.

On December 28, 2000, we had created a pool of options and we then granted Erika Herrmann an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Erika Herrmann exercised her option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. This promissory note was cancelled and the shares of stock were returned on September 30, 2002. In November 2002 we granted another stock option to Erika Herrmann to acquire 100,000 our shares at $0.10 per share when the fair market value of our shares was $0.31 per share. We determined to issue this option in recognition of Erika Herrmann continuing interest in financially supporting our company. In November 2002 Erika Herrmann exercised her option for the entire 100,000 share option and paid the option price of $0.10 per share.

Commencing July 2001, we paid Loren Kalmen, a director since June 2003, $3,000 per month to consult with us on federal and state tax issues. This amount was decreased to $1,500 per month commencing July 2003, and the consulting arrangement terminated on November 30, 2004.

In October 2002 we employed Kristina Gunnerman-Ligon, the daughter of Dr. Gunnerman and the sister of Peter Gunnerman, at an annual rate of $120,000, which was increased to $156,000 annually commencing in June 2004.

On December 18, 2002, we issued 50,000 shares to Loren Kalmen for $0.10 per share, in part upon payment of an unsecured promissory note and in part in consideration of additional tax accounting services to be rendered to us. On December 28, 2000, we had created a pool of options and we then granted Loren Kalmen an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Loren Kalmen exercised his option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. This promissory note was cancelled and the shares of stock were returned on September 30, 2002. In November 2002 we granted another stock option to Loren Kalmen to acquire 50,000 of our shares at $0.10 per share when the fair market value of our shares was $0.31 per share. We determined to issue this option in consideration of Loren Kalmen providing continuing services to our Company. In December 2002 Loren Kalmen exercised his option for the entire 50,000 share option and paid the option price of $0.10 per share.

On May 8, 2003, we approved the issuance of 50,000 shares of common stock which were issued to Loren Kalmen in June 2003 in consideration of his agreement to serve as a director effective June 2003 based upon SulphCo’s determination of the value of such services.

On December 30, 2003, we issued a $500,000 promissory note to Erika Herrmann, the sister-in-law of Dr. Gunnerman, of which $250,000 was advanced by Ms. Herrmann on December 30, 2003 and the remaining $250,000 was advanced on April 28, 2004. The note was due on December 30, 2004, and required the payment to Ms. Herrmann, in lieu of cash interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Ms. Herrmann valued at $0.37 per share and discounted 20% because of their restricted status, or $148,000. As of December 10, 2004, $500,000 remained outstanding under this note. In December 2004 Ms. Herrmann agreed to extend the maturity of the note from December 30, 2004, to December 30, 2005 at an interest rate of 8% per annum. The extension agreement also provides for mandatory prepayments from revenues we receive from the sale of our products or the licensing of our technology or otherwise, and from the amount of unrestricted loan or equity financings we receive.

Effective November 1, 2004, we entered into a consulting agreement with Peak One Consulting, Inc., a company owned by Richard L. Masica, a director, under which Peak One has agreed to provide management consulting services to SulphCo from time to time, as requested by SulphCo, until December 31, 2005, subject to earlier termination by either party. The consulting agreement provides for a consulting fee of $1,500 per day or $200 per hour, whichever is less.

In connection with Mr. Masica's appointment to the Board of Directors in November 2004, SulphCo agreed to grant Mr. Masica 25,000 shares of our common stock on January 1, 2005 for services as a director if he is then serving as a director. Mr. Masica was also granted an option on November 30, 2004, to acquire 25,000 shares of our common stock at an exercise price of $2.86 per share in consideration of services to be provided as a director, with the option expiring on November 30, 2007. These issuances of were based upon SulphCo’s determination of the value of the services rendered and to be rendered by Mr. Masica as a director. On December 27, 2004, our Board of Directors amended the terms of Mr. Masica’s compensation as a director to coincide with past compensation practices regarding outside directors and in view of Mr. Masica’s expected contributions to SulphCo. The amended terms provide for Mr. Masica to receive 50,000 restricted shares of our common stock in lieu of the original proposal for 25,000 shares and 25,000 options, effective January 1, 2005.

Peter Gunnerman was appointed President and Chief Operating Officer on June 7, 2005. In connection with Mr. Gunnerman’s appointment we entered into a written Employment Agreement which provides for a base salary of $220,000 per annum, effective June 1, 2005. The Employment Agreement is terminable by either party at any time. If Mr. Gunnerman’s employment is terminated by reason of his “disability,”or by us without “good cause” or by Mr. Gunnerman for “good reason,” Mr. Gunnerman is entitled to a severance payment equal to three months base salary plus medical and dental coverage for six months following the date of termination. From January 2005 through May 2005 we maintained a monthly consulting agreement with Global 6, LLC, a company owned by Peter Gunnerman, which provided for Global 6 to provide management consulting services to us on a month-to-month basis, for a monthly consulting fee of $10,000. Peter Gunnerman is the son of Rudolf Gunnerman, our Chairman and Chief Executive Officer.

Alan L. Austin, Jr. was appointed as our Vice President of Finance and Chief Financial Officer effective January 7, 2005. In connection with Mr. Austin’s appointment, we have agreed to pay him a salary of $180,000 per annum, which was increased to $192,000 per annum effective February 7, 2005, and have granted him 50,000 shares of restricted common stock in order to induce Mr. Austin to join our company. Mr. Austin’s employment may be terminated by either party at any time. The grant of 50,000 shares of restricted common stock was based upon SulphCo’s determination of the value of such services expected to be rendered as our chief financial officer.

In consideration of Mr. Robert van Maasdijk’s agreement to join our Board of Directors in April 2005, we agreed to grant Mr. van Maasdijk 50,000 restricted shares of our common stock in accordance with our compensation policy for outside directors.

In consideration of Dr. Raad Alkadiri’s agreement to join our Board of Directors in May 2005, we agreed to grant Dr. Alkadiri 50,000 restricted shares of our common stock in accordance with our compensation policy for outside directors.

Effective May 17, 2005, we entered into a consulting agreement with PFC Energy, Inc., under which PFC has agreed to provide strategic advisory services to us from time to time until December 31, 2005. The consulting agreement provides for a fixed consulting fee of $100,000.  Dr. Alkadiri is a director of PFC’s markets and countries group.

All share issuances and option exercise prices described in this section were equal to the fair market value of our common stock on the date of the share or option issuances, as the case may be, and were approved by our board of directors, except as otherwise specifically noted. All of the transactions described in this section, although involving related parties, are believed to be on terms no more favorable than could have been obtained from an independent third party.

For additional information regarding related party transactions, see Note 6 and Note 9 to our audited financial statements which appear elsewhere in this prospectus.

Option Grants in the Last Fiscal Year

No stock options were granted to the individuals named in the Summary Compensation Table above during the fiscal year ended December 31, 2004.

The following table summarizes certain information regarding the number and value of all options to purchase common stock of SulphCo, Inc. held by the individuals named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs At Fiscal Year End($) Exercisable/ Unexercisable
Rudolf W. Gunnerman	--	--	--	--
Kirk S. Schumacher (2)	500,000	2,077,000	--	--

(1)	Represents the difference between the closing price of our common stock on the dates the options were exercised and the exercise price of the options.

(2)
In February 2003 Mr. Schumacher received options to purchase 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006, of which 500,000 were exercised in 2004. The remaining 500,000 options were cancelled by mutual agreement on December 28, 2004, in connection with Mr. Schumacher’s resignation from the company. For additional information regarding Mr. Schumacher’s separation agreement, see “Employment and Consulting Contracts” above.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the NASD, Inc. OTC Bulletin Board under the symbol “SLPH.” The following table sets forth the range of high and low bid prices for our common stock for each of the quarterly periods indicated as reported by the Research Department of the Nasdaq Stock Market, Inc. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal 2005
First Quarter	$5.24	$2.87

Fiscal 2004:
First Quarter	$2.55	$0.60
Second Quarter	$3.19	$0.76
Third Quarter	$4.36	$1.45
Fourth Quarter	$6.24	$1.70

Fiscal 2003:
First Quarter	$0.70	$0.30
Second Quarter	$0.40	$0.26
Third Quarter	$0.56	$0.21
Fourth Quarter	$0.65	$0.00

There were approximately 310 holders of record of our common stock as of November 5, 2004. This number does not include stockholders whose shares were held in a "nominee" or "street" name.

Recent Changes in Outstanding Common Shares

As of March 31, 2005, we had 56,529,385 shares of common stock outstanding. Since such date we issued an aggregate of 115,000 restricted shares of common stock in the following transactions:

•	In April 2005 we issued 50,000 restricted shares of our common stock to Robert van Maasdijk, a director, in consideration of joining us as a director; and
•	In May 2005 we issued 15,000 restricted shares to Ralf Klug in consideration of joining our company as a consultant and project manager for the OIL-SC South Korea pilot plant; and
•	In May 2005 we issued 50,000 restricted shares to Dr. Raad Alkadiri, a director, in consideration of joining us as a director.

Accordingly, as of June 20, 2005, 56,644,385 shares of our common stock were outstanding.

Dividends

We do not anticipate paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, to finance the growth and development of our business and to dividend amounts in excess of that required for the future growth and development of our business.

Indemnification of Directors, Officers and Controlling Persons

Section 78.751 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

Article VI of our Amended and Restated By-Laws provides that we will indemnify our directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. Our Amended and Restated By-Laws also permit us to enter into agreements with any director or officer or to obtain insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table presents certain information as of June 20, 2005, regarding the beneficial ownership of our common stock by (i) each of our directors and executive officers individually, (ii) all persons known by us to be beneficial owners of five percent or more of our common stock, and (iii) all of our directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares. The mailing address of the beneficial owners is 850 Spice Islands Drive, Sparks, NV 89431.

Name (1)	Number of Shares Beneficially Owned (1)	Percent Beneficially Owned(1)
Directors and Officers:
Rudolf W. Gunnerman	32,828,063(2)	58.0%
Peter Gunnerman	1,931,820(3)	3.4%
Richard L. Masica	50,000	*
Alan L. Austin, Jr.	50,000	*
Loren J. Kalmen	97,000	*
Robert van Maasdijk	50,000	*
Raad Alkadiri	50,000	*
All Executive Officers and Directors as a Group (7 persons) (4)	35,056,883	62.1%

*  Denotes less than 1%

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of June 20, 2005, are included in the Table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 32,207,063 shares owned by Dr. Gunnerman in joint tenancy with his wife, Doris Gunnerman, with whom he shares voting and investment power.

(3)	Includes 1,362,315 shares which Peter Gunnerman has the right to acquire from Rudolf W. Gunnerman.

(4)
Reflects beneficial ownership as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and applicable SEC rules, which in this instance results in the same 1,362,315 shares beneficially owned by Rudolf Gunnerman also being reflected as beneficially owned by Peter Gunnerman. Accordingly, the total number of shares shown as being beneficially owned by “All Executive Officers and Directors as a Group” is 1,362,315 shares greater than the sum of the “Number of Shares Beneficially Owned” by each of the named executive officers and directors.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, our certificate of incorporation or bylaws, all other matters are determined by a majority of the votes cast. The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of our company, after payment of all debts and liabilities of our company and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future. As of June 20, 2005, there were 56,644,385 shares of common stock outstanding.

Preferred Stock

Our company, by resolution of the board of directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company. There are no shares of preferred stock outstanding, and we currently have no plans to issue any shares of preferred stock.

Warrants and Additional Investment Rights

For information regarding warrants and additional investment rights issued or to be issued in connection with the June 2004 private placements see “Selling Security Holders” appearing elsewhere in this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Integrity Stock Transfer.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a "controlling interest," which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging takeovers of our company.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

CHANGES IN ACCOUNTANTS

On May 14, 2004, we dismissed Forbush and Associates as our principal auditor, effective as of such date. On May 14, 2004, we appointed Mark Bailey & Company, Ltd. as our principal auditor, effective as of such date. The dismissal of Forbush and Associates and the appointment of Mark Bailey & Company, Ltd. was approved by our audit committee and board of directors.

The reports of Forbush and Associates on our financial statements for the 2002 and 2003 fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the reports of Forbush and Associates for the 2002 and 2003 fiscal years were qualified as to uncertainty of the ability of SulphCo to continue as a going concern. SulphCo authorized Forbush and Associates to respond fully to questions of its successor independent auditors.

There were no disagreements with Forbush and Associates for the 2002 and 2003 fiscal years and the subsequent interim periods through the date of dismissal, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of Forbush and Associates, would have caused Forbush and Associates to make reference to the matter in their report.

We did not consult with Mark Bailey & Company, Ltd. prior to its engagement by us regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Guzik & Associates, Los Angeles, California. As of the date of this prospectus, Samuel S. Guzik, a principal in this firm, beneficially owned 273,750 shares of our common stock (including 198,750 shares which Mr. Guzik may acquire upon exercise of rights and warrants), all of which securities were acquired by Mr. Guzik in the June 2004 placements on the same terms and conditions as the other investors in such placements and, accordingly, are registered for resale by Mr. Guzik in the registration statement of which this prospectus is a part.

EXPERTS

The financial statements as of December 31, 2004 and December 31, 2003, included in this prospectus have been so included in reliance on the report of Mark Bailey & Company, Ltd., independent certified public accountants and a registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read a copy of any document we file without charge at the public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from that facility upon payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. We maintain our corporate website at www.sulphco.com.

SULPHCO, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2004

AND

DECEMBER 31, 2003

WITH

AUDIT REPORT OF

REGISTERED PUBLIC ACCOUNTING FIRM

Report of Registered Public Accounting Firm

March 4, 2005

Board of Directors
Sulphco, Inc.

We have audited the accompanying balance sheet of Sulphco, Inc., (a company in the development stage) as of December 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sulphco, Inc., (a company in the development stage), as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Mark Bailey & Company, Ltd.
Reno, Nevada

SULPHCO, INC.
(A Company in the Development Stage)
BALANCE SHEET
December 31, 2004

ASSETS
2004

Current Assets
Cash	$9,872,839
Related party accounts receivable	317,800
Prepaid expenses	38,860

Total current assets	10,229,499

Property and equipment (net of accumulated depreciation of $630,084)	604,410

Other Assets
Deferred tax asset (net of valuation allowance of $7,584,189)	—
Patents and trademarks	172,628
Deposits	46,823

Total other assets	219,451

Total assets	$11,053,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$294,513
Accrued expenses	485,969
Related party notes payable	1,000,000

Total current liabilities	1,780,483

Long-Term Liabilities
Related party note payable	7,000,000

Total long term liabilities	7,000,000

Commitments and Contingencies	—

Total liabilities	8,780,483

Stockholders’ Equity
Preferred stock: 10,000,000 shares authorized ($0.001 par value)
none issued	—
Common stock, $.001 par value, 100,000,000 shares authorized
56,429,385 shares issued and outstanding	56,429
Additional paid-in-capital	25,347,781
Prepaid expenses via stock issuance	(75,075)
Stock subscriptions receivable	(744,500)
Deficit accumulated during the development stage	(22,311,758)

Total stockholders’ equity	2,272,877

Total liabilities and stockholders’ equity	$11,053,360

The Accompanying Notes are an Integral Part of the Financial Statements
F-3

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004 and 2003 and From Inception

	2004	2003	Inception to date

Revenue
Sales	$—	$—	$42,967

Expenses

General and administrative expenses	(3,349,115)	(2,111,300)	(19,430,228)
Research and development expenses	(407,613)	(620,416)	(1,740,712)
Loss on disposal of investment	—	(221,711)	(221,711)
Depreciation expense	(104,242)	(191,043)	(669,889)

Total expenses	(3,860,970)	(3,144,470)	(22,062,540)

Loss from operations	(3,860,970)	(3,144,470)	(22,019,573)

Other income (expense)
Interest income	17,303	—	56,612
Interest expense	(302,786)	(26,489)	(348,797)

Loss before income taxes	(4,146,453)	(3,170,959)	(22,311,758)

Provision for income taxes	—	—	—

Net loss	$(4,146,453)	$(3,170,959)	$(22,311,758)

Loss per share: basic and diluted	$(0.08)	$(0.07)	$(0.64)

Weighted average shares: basic and diluted	53,713,346	47,965,000	34,938,170

The Accompanying Notes are an Integral Part of the Financial Statements
F-4

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004 and 2003 and From Inception

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock issued for prepaid interest	Stock issued for prepaid expenses	Common Stock Subscribed	Stock Subscriptions Receivable	Total Equity
	Shares	Amount

Balance, January 13, 1999

Stock issued for cash at $167 per share	1,000	$1	$166,999	$—	$—	$—	$—	$—	$167,000

Restate from recapitalization of GRD, Inc.	19,999,000	19,999	(19,999)	—				—	—

Net loss				(128,802)					(128,802)

Balance at December 31, 1999	20,000,000	$20,000	$147,000	$(128,802)	$—	$—	$—	$—	$38,198

Contributions from stockholders
in December 2000
Cash			169,168						169,168
Equipment			362,331						362,331

Acquisition of Filmworld, Inc.	1,200,000	1,200	(251,200)						(250,000)

Stock issued for cash and subscription
receivable at $0.50 per share	820,000	820	409,180					(208,500)	201,500

Stock options issued at $.50 per share
in December 2000			919,401						919,401

Stock options issued at $1.50 per share
in December 2000			94,799						94,799

Net loss				(1,364,393)					(1,364,393)

Balance at December 31, 2000	22,020,000	$22,020	$1,850,679	$(1,493,195)	$—	$—	$—	$(208,500)	$171,004

Stock issued for intangible assets at $4.25
per share in January 2001	292,800	293	1,244,107						1,244,400

Stock issued for intangible assets at $2.85
per share in February 2001	400,000	400	1,139,600						1,140,000

Stock sold to a related party at $1.47
per share February 2001	24,750	25	36,431						36,456

Stock issued for marketing services
at $2.86 per share April 2001	200,000	200	571,800						572,000

Issuance of options to related parties for
services in June 2001			773,931						773,931

Stock issued in exchange for notes payable
at $0.50 per share in June 2001	9,556,000	9,556	4,768,444					(4,778,000)	—

Stock issued in exchange for notes payable
at $1.50 per share in June 2001	425,000	425	637,075					(637,500)	—
									—
Stock sold for cash at $2.94 per share
in June 2001	100,000	100	293,900						294,000

Stock issued for a note receivable at $1.41
per share in June 2001	200,000	200	281,800					(282,000)	—

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004 and 2003 and From Inception

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock issued for prepaid interest	Stock issued for prepaid expenses	Common Stock Subscribed	Stock Subscriptions Receivable	Total Equity
	Shares	Amount

Stock issued to a related party for
cash at $0.50 per shares in
June 2001	350,000	350	174,650						175,000

Cash received for subscription
in July 2001								282,000	282,000

Cash received for subscriptions
in August 2001								340,000	340,000

Stock issued for subscription
receivable of $2,000,000 in
September 2001	2,758,620	2,759	1,997,241					(2,000,000)	—

Stock issued to a related party for
consulting fees at $0.85 per
share in November 2001	4,000,000	4,000	3,396,000						3,400,000

Shares returned in November 2001	(300,000)	(300)	(1,558,147)					784,500	(773,947)

Cash received for subscriptions				—				200,000	200,000

Stock returned in December 2001	(100,000)	(100)	(49,900)					50,000	—

Stock options issued at a weighted
average issue price of $0.75 per
share in October 2001			89,020						89,020

Net loss				(6,927,525)					(6,927,524)

Balance at December 31, 2001	39,927,170	$39,928	$15,646,632	$(8,420,720)	$—	$—	$—	$(6,249,500)	$1,016,340

Stock issued for related party services at $0.50 per share
in March 2002	10,000,000	10,000	4,990,000						5,000,000

Stock returned in May 2002	(1,000,000)	(1,000)	(499,000)					500,000	—

Stock returned in June 2002	(100,000)	(100)	(71,900)					72,000	—

Stock returned in July 2002	(25,000)	(25)	(37,475)					37,500	—

Payment on stock subscription
received in July 2002								515,500	515,500

Stock returned in July 2002	(1,000,000)	(1,000)	(499,000)					500,000	—

Stock issued for services at $0.10 per
share in September 2002	50,000	50	4,950						5,000

Stock returned in September 2002	(431,000)	(431)	(440,069)						(440,500)

Stock issued for services at $0.27 per share in October 2002	50,000	50	13,450						13,500

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004 and 2003 and From Inception

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock issued for prepaid interest	Stock issued for prepaid expenses	Common Stock Subscribed	Stock Subscriptions Receivable	Total Equity
	Shares	Amount

Stock Options issued in November 2002
for $0.10 per share (restated)			31,500						31,500

Stock issued to a related party for cash at
$0.10 per share in November 2002	100,000	100	9,900						10,000

Stock issued to a related party for cash at
$0.10 per share in December 2002	50,000	50	4,950						5,000

Net loss (restated)				(6,573,627)					(6,573,627)

Balance at December 31, 2002	47,621,170	$47,621	$19,153,938	$(14,994,346)	$—	$—	$—	$(4,624,500)	$(417,287)

Stock subscribed for services at $0.42 per
share in February 2003			20,950				50		21,000

Payment on stock subscription
received in February 2003								3,575,000	3,575,000

Stock issued to a related party for cash at
$0.33 per share in March 2003	50,000	50	16,450						16,500

Stock issued for services at $0.32 per
share in June 2003	50,000	50	15,950						16,000

Stock returned in August 2003	(196,870)	(197)	(196,678)					196,875	—

Stock returned in September 2003	(3,130)	(3)	(3,322)					3,325	—

Stock issued to a related party for cash at
$0.23 per share in November 2003	2,173,913	2,174	497,826						500,000

Stock returned in December 2003	(25,000)	(25)	(37,275)					37,300	—

Stock subscribed for prepaid interest
at $0.296 per share in December 2003			295,000		(296,000)		1,000		—

Net loss				(3,170,959)					(3,170,959)

Balance at December 31, 2003	49,670,083	$49,670	$19,762,839	$(18,165,305)	$(296,000)	$—	$1,050	$(812,000)	$540,254

Restricted stock issued for
interest on notes at $0.296 per share
in January 2004.	1,000,000	1,000					(1,000)		—

Stock issued for services at $0.85 per
share in January 2004	100,000	100	84,900						85,000

Issued subscribed stock at $0.42 per
share in March 2004	50,000	50					(50)		—

Stock issuance at $0.90 per
share in June 2004 (See Note 10 for
attached rights and warrants)	1,489,170	1,489	1,338,766						1,340,255

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004 and 2003 and From Inception

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stock issued for prepaid interest	Stock issued for prepaid expenses	Common Stock Subscribed	Stock Subscriptions Receivable	Total Equity
	Shares	Amount

Stock issuance at $1.25
per share in June 2004 (See
(Note 10 for attached rights
and warrants)	1,015,480	1,015	994,204						995,219

Stock options exercised at $0.55
per share in June 2004	200,000	200	109,800						110,000

Stock options exercised at $0.35
per share in June 2004	100,000	100	34,900						35,000

Stock issued for services at $2.86
per share in July 2004	45,000	45	128,655			(128,700)			—

Stock issuance at $.90 per share
for June private placement in
August 2004 (Note 10 for
attached rights and warrants)	22,500	22	(2,516)						(2,494)

Stock issuance at $1.25 per share
for June private placement in
August 2004 (Note 10 for
attached rights and warrants)	15,000	15							15

Cancellation of subscribed stock at
$1.50 per shares in September
2004	(45,000)	(45)	(67,455)					67,500	—

Second close - June stock
issuance at $.90 per share in
October 2004 (See Note 10 for
attached rights and warrants)	1,466,672	1,467	1,003,757						1,005,224

Second close - June stock
issuance at $1.25 per share in
October 2004 (See Note 10 for
attached rights and warrants)	1,000,480	1,001	1,240,231						1,241,232

Stock options exercised at $0.55
per share in December 2004	300,000	300	164,700						165,000

Amortization of prepaid interest					296,000				296,000

Amortization of prepaid expenses						53,625			53,625

Contribution from stockholder			555,000						555,000

Net loss				(4,146,453)					(4,146,453)

Balance December 31, 2004	56,429,385	$56,429	$25,347,781	$(22,311,758)	$—	$(75,075)	$—	$(744,500)	$2,272,877

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004 and 2003 and From Inception

	2004	2003	Inception to Date

Cash Flows from Operating Activities
Net loss	$(4,146,453)	$(3,170,959)	$(22,311,758)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	104,242	191,043	669,889
Shares issued for services	138,625	16,000	5,778,793
Shares subscribed for services		21,000	21,000
Shares issued for interest expense	296,000	—	296,000
Contribution from stockholder	555,000		555,000
Increase in accounts receivable	(317,569)	(231)	(317,800)
Loss on disposal of subsidiary		221,711	221,711
(Increase) decrease in prepaid expenses	(27,887)	211	(37,359)
Increase (decrease) in accounts payable	244,875	(103,800)	271,129
Increase (decrease) in accrued liabilities	405,593	4,644	509,353
Decrease in legal settlement	(13,636)	(86,364)	—

Net cash used in operating activities	(2,761,210)	(2,906,745)	(14,344,042)

Cash Flows from Investing Activities
Purchase of property and equipment	(58,508)	(276,854)	(896,126)
Investment in subsidiary	—	—	(221,711)
Payment of deposits	(10,000)	(15,742)	(46,822)
Development of intangible assets	(172,628)	—	(188,472)

Net cash provided by (used in) investing activities	(241,136)	(292,596)	(1,353,131)

Cash Flows from Financing Activities
Proceeds from issuance of stock	4,889,452	516,500	11,779,652
Proceeds from stock subscriptions	—	1,655,000	4,240,887
Proceeds from issuance of related party notes payable	7,500,000	2,250,000	11,000,000
Proceeds from issuance of line of credit	—	—	750,000
Return of capital	—	—	(118,427)
Principal payments on related party notes payable	(250,000)		(250,000)
Decrease in related party receivable	—	—	1,359,185
Payments on contracts payable	—	—	(250,000)
Principal payments on line of credit	—	(500,000)	(750,000)
Principal payments on advance from related party	—	—	(2,191,285)

Net cash provided by financing activities	12,139,452	3,921,500	25,570,012

Net increase in cash and cash equivalents	9,137,106	722,159	9,872,839

Cash and cash equivalents at inception, period ending December 31, 2003 and 2002	735,733	13,574	—

Cash and cash equivalents at December 31, 2004 and 2003	$9,872,839	$735,733	$9,872,839

Supplemental Information and Noncash Transactions
During the year ended December 31, 2004 and 2003 $302,786 and $26,489 were paid for interest, respectively. $296,000 of the total interest paid for the year ended December 31, 2004 was paid via issuance of stock.

During the years ended December 31, 2004 and 2003 there were no income taxes paid.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

1.	Organization and Significant Accounting Policies

Business

The Company is still considered a developmental stage company in 2004, as defined by Statement of Financial Accounting Standards (SFAS) No. 7 due to the Company’s primary focus of continuing to develop and market equipment and processes for the upgrading of crude oil by reducing its weight and the reduction of sulfur content.

Sulphco, Inc. (the Company), formerly Film World, Inc., was originally organized under the laws of the State of Nevada on December 23, 1986 under the name Hair Life Inc. The Company became inactive during 1987 and remained inactive until September 1994. In September 1994, through a reverse acquisition agreement, the Patterson Group became a wholly owned subsidiary of Hair Life, Inc. Operations were conducted via two subsidiaries until 1998, at which time all operations were discontinued and the Company remained dormant until January 1999 at which time it was restated from the recapitalization of GRD, Inc.

In July 1999 the Company acquired film rights and changed the corporate name to Film World, Inc. In December 2000 the Company discontinued its film operations and distributed all assets and liabilities related to that business to certain shareholders in exchange for their stock.

In December 2000, the Company entered into an exchange agreement with GRD, Inc. (DBA Sulphco) and issued 1,200,000 shares in exchange for all of the outstanding shares of GRD, Inc. Since the shareholders of GRD, Inc. continue to control the Company, the merger was accounted for as a reverse acquisition of Film World, Inc., and the name was changed to SulphCo, Inc.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company’s products and services are characterized by competition, rapid technological development, regulatory changes, and new product introductions, all of which may impact the future value of the Company’s assets.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with maturities of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2004. The Company maintains amounts on deposit with financial institutions which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.

The Company evaluates the collectibility of accounts receivable on a case-by-case basis. The Company records a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount the Company believes will be reasonably collected. The reserve is a discretionary amount determined from the analysis of aging.

Fair Value of Financial Instruments

The carrying amount of financial instruments held by the Company, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short duration. The carrying amount of the Company’s notes payable approximate their fair value based on incremental borrowing rates for similar types of borrowing arrangements.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. In accordance with FASB 144, the Company reviews its long-lived assets for impairment. Whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recovered through undiscounted future cash flows, such losses are recognized in the statement of operations.

The cost of property, plant, and equipment is depreciated over the remaining estimated useful lives of the assets ranging from 3 to 7 years. Leasehold improvements are depreciated over the lesser of the terms of the lease or the estimated useful lives of the assets. Depreciation is computed using the straight line method for both financial reporting and income tax purposes. Expenditures for maintenance and repairs are expensed when incurred, while betterments are capitalized. Gains and losses on the sale of property and equipment are reflected in the statement of operations.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

Patent & Trademark Costs

Patents and trademarks are amortized using the straight-line method over their estimated period of benefit, ranging from 1 to 20 years. The Company evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No impairments of intangible assets have been identified during the periods presented.

Research and Development

The Company expenses research and development as incurred.

Income Taxes

The Company provides for income taxes under the provisions of Statements of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes”. SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loss Per Share

The computation of basic and diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the common stock equivalents. Common stock equivalents are not included in the diluted loss per share calculation when their effect is antidilutive.

Revenue Recognition

In 2000 the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements.” Pursuant to SAB No. 101 and the relevant generally accepted accounting principles, the Company will recognize revenue upon the passage of title, ownership and the risk of loss to the customer. During the period ended December 31, 2004, interest income accounted for all the Company’s revenue.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have an impact on previously reported financial position, cash flows, or results of operations.

New Accounting Pronouncements

In April 2003 the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards (“SFAS”) 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement, which amends and clarifies existing accounting pronouncements, addresses financial accounting and reporting for derivative or other hybrid instruments. This Statement requires that contracts with comparable characteristics be accounted for similarly. It is effective for contracts entered into or modified after September 30, 2003. The Company does not expect the adoption of SFAS 149 to have any impact on the financial statements.

In May 2003 the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which is effective at the beginning of the first interim period beginning after March 15, 2003. This statement establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company believes the adoption of SFAS 150 will have no effect on the Company’s financial position or results of operations.

In December 2003 the FASB issued SFAS 132R, “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of SFAS 87, 88, and 106”. This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS 87, “Employers’ Accounting for Pensions”, SFAS 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. This Statement retains the disclosure requirements contained in SFAS 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, which it replaces. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information is required to be provided separately for pension plans and for other postretirement benefit plans. The Company has no Pension or Other Postretirement Benefits.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment to Accounting Research Bulletin (“ARB”) No. 43, Chapter 4”. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application of SFAS No. 151 is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company does not expect the adoption of SFAS No. 151 to have a material impact on the Company’s future financial position, cash flows or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004, or “R”), “Share-Based Payment — a revision of FASB Statement No. 123 Accounting for Stock-Based Compensation”. SFAS No. 123 supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows”. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company’s first quarter ended April 1, 2006.

2.	Property and Equipment

The following is a summary of property, plant, and equipment – at cost, less accumulated depreciation and the estimated useful lives:

	2004	2003

Equipment	$629,056	$585,984
Computers	73,895	67,367
Office furniture	44,669	44,669
Desulfurization unit	431,417	427,630
Leasehold improvements	55,457	50,337

	1,234,494	1,175,987

Less: Accumulated depreciation	(630,084)	(525,842)

Total	$604,410	$650,145

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

3.	Collaboration and Joint Venture Agreements

                The Company has an uncommissioned desulfurization unit. This unit consists of a trailer containing equipment to be used to remove sulfur from crude oil that was sent to ChevronTexaco’s El Segundo refinery for testing during 2003 as part of the Company’s collaboration agreement with Energy Technology Company (“ETC”), a division of ChevronTexaco. The Company spent $3,787 and $65,871 for the years ended December 31, 2004 and 2003, respectively, upgrading the equipment.

During the year ended December 31, 2004 the equipment was returned to the Company’s Sparks, Nevada location. At December 31, 2004 and 2003 the value of the desulfurization unit (“unit”) was $431,417 and $427,630, respectively (See Note 2). No depreciation expense related to the unit was recognized in 2004 or 2003 as it is considered work in process.

The Company owns 49% of a joint venture to market and deploy the Company’s technology in Kuwait. There was no activity in the entity for the year ended December 31, 2004.

4.	Patents and Trademarks

At December 31, 2004 the Company capitalized $172,628 in costs that were incurred in connection with filing and maintaining patents and trademarks related to its internally developed technology in accordance with Accounting Principles Board (“APB”) Opinion No. 17 –Intangible Assets. The Company does not believe there is any residual value related to its patents and trademarks. Further, management has reviewed, including but not limited to, the timing of the capitalized expenditures, the amounts expended, the laws of the foreign countries involved, and the ability to maintain exclusive rights to the technology, in estimating the useful lives of patents and trademarks both in the United States and abroad. The following table illustrates management’s estimate for amortization expense, using the straight-line method, for the next five years based on a weighted-average estimated useful life of 16 years :

Year	Estimated Amortization Expense

2005	10,789
2006	10,789
2007	10,789
2008	10,789
2009	10,789

Total	53,945

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

Due to the majority of the capitalized costs being incurred near the year ended December 31, 2004 no amortization expense was recognized, and therefore, accumulated amortization at December 31, 2004 was $0. Management expects to continue to capitalize appropriate patent and trademark expenditures during the next several years. Failure to obtain pending patents may have an adverse effect on our future financial position, results from operations, and cash flows.

5.	Investment in Subsidiary

On November 1, 2001, the Company formed a joint venture to implement its desulfurization process throughout Europe. To initiate the program, the company granted an Exclusive Technology License to Innovative Clean Technologies S.A. (“ICT”), a Luxembourg corporation and wholly owned subsidiary of Eliop International. Eliop International is a Luxembourg corporation that was owned 50.5% by the Company. These corporations are managed by Mr. Luigi Profumo, who controls Eliop, a major petroleum refinery in Genoa, Italy. This investment was valued in 2001 based on the net book value of equipment provided to the refinery in Italy under the licensing agreement.

The joint venture agreement was cancelled as of August 5, 2002 for ICT’s failure to comply with the terms of the contract. At the time of cancellation, ICT had no authority to represent the Company and was demanded to immediately return the Company’s equipment valued at $221,771. The Company believed the assets would be returned sometime during 2003. After numerous failed attempts to obtain the assets during the year ended December 31, 2003, it was determined that the Company would not receive the equipment. During the year ended December 31, 2003, the Company abandoned the investment valued at $221,711.

6.	Notes Payable – Related Party

The Company’s notes payable consist of the following as of December 31, 2004:

On December 30, 2003, the Company issued a $500,000 note to the Chairman and CEO and a $500,000 note to a related party. From each of these notes, $250,000 was obtained before year end. The balance of $250,000 for each note was issued during 2004. The notes were originally issued on December 30, 2003 at an interest rate of 29.6%, which was paid via the issuance of 1,000,000 shares of restricted stock on January 5, 2004 for total consideration of $296,000 or $0.296 per share. On December 30, 2004 the notes were renewed at 8% per annum with the interest and principal due at December 30, 2005.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

On December 31, 2004, under the Board’s approval, the Company borrowed $7,000,000 in the form of a long-term note from the Chairman and CEO. Interest on the note is variable at the rate of the 1-month London Inter-Bank Offering Rate (“LIBOR”) plus 0.5% per annum, with interest only payments due on December 31, 2005 and 2006 and the remaining accrued interest and principal due on December 31, 2007 when the note matures. The interest rate on the note as of December 31, 2004 was 2.90%.

The annual obligations related to these notes based on the current 2004 interest rates are as follows:

Year	Principal	Interest	Total

2005	$1,000,000	$283,000	$1,283,000
2006	0	203,000	203,000
2007	7,000,000	203,000	7,203,000
Thereafter	0	0	0

Total	$8,000,000	$689,000	$8,689,000

As of December 31, 2004, accrued interest of $786 related to the above notes is classified as accrued expenses for balance sheet purposes.

Interest expense of $302,786 and $26,489 were paid for December 31, 2004 and December 31, 2003, respectively.

7.	Operating Lease

The Company leases office and warehouse space in Sparks, Nevada. In February 2004 the Company extended its lease term for one additional year to March 3, 2005 and in February of 2005, the lease was again extended for two years to March 3, 2007. (See Note 15)

Following is a schedule of payments required under the rental lease agreement:

2005	458,061
2006	461,060
2007	76,843
2008	-0-
After 2008	-0-

Total minimum lease payments	$995,964

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

The Company paid $443,007 and $427,138 for rent expense in 2004 and 2003, respectively.

8.	Contingencies

The Company is currently the subject of an SEC investigation. The SEC alleges violations of Sections 5(a), 5(c) and 17(a) of the Securities Act of 1934 and Section 10(b) of the Securities Act of 1934 and Rule 10b-5. The Company has retained counsel and responded to the inquiry. As of the report date, the SEC has not responded and, therefore, the outcome of the action is not determinable at this time. Any such action could have a material adverse effect on the Company.

9.	Related Party Transactions

In February 2003 the Company agreed to issue 50,000 shares of common stock to a director at $0.42 per share for director services of $21,000. These shares were issued in March 2004.

The CEO was paid consulting fees of $370,000 in 2004. The consulting agreement is set to terminate on July 1, 2005.

As of December 31, 2004 the Company had a receivable due from the Chairman and CEO related to personal expenses incurred while performing Company functions in the amount of $60,050. The Company received payment related to the receivable in early January 2005.

As of December 31, 2004 the Company had a $25,000 payable due to a related party for the day to day operations of the business. The amount is classified as accounts payable for balance sheet purposes and was relieved in January 2005.

As of December 31, 2004 the Company had a $257,750 receivable due from a former employee for payroll tax liabilities related to the exercise of Company stock options.

In February 2003 we entered into an Executive Employment Agreement with our then president, Kirk S. Schumacher, who served as our President and Secretary from February 2004 through December 2004. The agreement provided for his employment by us through February 17, 2008, and provided for an initial signing bonus of $100,000, which was paid February 2003, an annual base salary of $300,000, and incentive compensation commencing in 2004. The agreement included a grant of stock options for 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006.

Effective December 28, 2004, Mr. Schumacher resigned as President and Secretary. In connection with Mr. Schumacher's resignation SulphCo and Mr. Schumacher entered into a Separation Agreement and General Release, dated and effective December 28, 2004, which provided for Mr. Schumacher to retain 500,000 of the 1,000,000 million options previously granted to him under his Executive Employment Agreement, and to receive a separation payment of $165,000 upon resignation in lieu of the $600,000 severance payment provided for under the Executive Employment Agreement. The remaining 500,000 options previously granted under the Executive Employment Agreement were cancelled pursuant to the Separation Agreement.

In addition, on December 28, 2004, Rudolf Gunnerman personally granted to Mr. Schumacher an option to acquire 100,000 shares of SulphCo, Inc. Common Stock owned by Mr. Gunnerman at an exercise price of $0.55. This option expires in February 2006. As Dr. Gunnerman is the Chairman, CEO and controlling shareholder of the Company, in accordance with SFAS 123 "Share Based Payment" the Company recognized an expense of $555,000, the difference between the exercise price of the option granted to Mr. Schumacher by Dr. Gunnerman, and the market price on the date of grant, December 28, 2004, in the period ended December 31, 2004.

See Note 6 for related party notes payable as of December 31, 2004.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

10.	Common Stock

The Company had the following transactions related to its common stock during the year ended December 31, 2004:

In February 2003 the Company agreed to issue 50,000 shares of common stock to a director at $0.42 per share for director services of $21,000. These shares were issued in March 2004.

In December 2003 one million restricted common shares were subscribed for and subsequently issued restricted shares at $0.296 per share in January 2004 for interest of $296,000 on related party notes (see Note 6).

In January 2004, the Company issued 100,000 shares of common stock at $0.85 per share for the services of a consultant valued at $85,000.

In June 2004 the Company entered into two private placements. The first private placement was to sell 2,978,342 shares of common stock at $0.90 per share, warrants exercisable at $1.125 per share for 1,073,690 shares of common stock, and additional investment rights entitling the purchaser to purchase up to 6,135,357 shares of common stock at a purchase price of $0.90 and a warrant to purchase up to 2,147,379 shares at $1.125 per share. The investment rights are exercisable by investors for 180 days following the effective date of the registration statement. The warrants are exercisable for up to 30 months after the date of their issuance. Of the 2,978,342 shares issued during the year ended December 31, 2004, related to the first placement, 1,489,170, 22,500, and 1,466,672 shares were issued in June, August, and October respectively. As of December 31, 2004 all the shares were issued related to the first placement for net cash proceeds totaling $2,342,985.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

The second private placement was to sell 2,030,960 shares of common stock at $1.25 per share, warrants exercisable at $1.5625 per share for 732,161 shares of common stock, and additional investment rights entitling the purchaser to purchase up to 2,091,889 shares of common stock at $1.25 per share and a warrant to purchase up to 1,464,322 shares at $1.5625 per share. The investment rights are exercisable by investors for 180 days following the effective date of the registration statement. The warrants are exercisable for up to 30 months after the date of their issuance. Of the 2,030,960 shares issued during the year ended December 31, 2004, related to the second placement, 1,015,480, 15,000, and 1,000,480 shares were issued in June, August, and October respectively. As of December 31, 2004 all shares were issued related to the second placement for net cash proceeds of $2,236,466.

In June 2004, the Company issued 200,000 shares of common stock at $0.55 per share in connection with the exercise of stock options granted in 2003 for cash in the amount of $110,000.

In June 2004, the Company issued 100,000 shares of common stock at $0.35 per share in connection with the exercise of stock options granted in 2003 for cash in the amount of $35,000.

In July 2004, the Company issued 45,000 shares at $2.86 per share for the services of a consultant valued at $128,700.

In September 2004 45,000 subscribed shares at $1.50 per share were returned to the Company to cancel part of a subscription receivable of $67,500.

In December 2004 the Company issued 300,000 shares of common stock at $0.55 per share in connection with the exercise of stock options granted in 2003 for cash in the amount of $165,000.

11.	Stock Options

The Company has adopted the disclosure provision for stock-based compensation of SFAS No. 123, “Accounting for Stock-Based Compensation”, and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, which was released in December 2002 as an amendment of SFAS No. 123, but continues to account for such items using the intrinsic value method as outlined under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. Under APB 25, if the exercise price of the Company’s employee stock options equals or exceeds the fair market value of the underlying stock on the date of grant no compensation expense is recognized.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The following table illustrates the effect on net loss per share if the fair value-based method had been applied to all awards:

	2004	2003

Net loss – as reported	$(4,146,453)	$(3,170,959)

Net loss – pro forma	$(4,146,453)	$(3,188,982)

Loss per share – as reported	$(0.08)	$(0.07)

Loss per share – pro forma	$(0.08)	$(0.07)

The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions. The options granted during the year ended December 31, 2004 are included in the current year net loss.

	2004	2003

Expected Dividend yield	$ -0-	$ -0-
Expected stock price volatility	n/a	272
Risk free interest rate	n/a	4.00-4.65%
Expected life of options	—	3 years

The following table summarizes information about stock options outstanding at December 31, 2004 and 2003:

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

	2004		2003

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning	1,100,000	$0.53	—	$—
Options exercised	(600,000)	0.52	—	—
Options forfeited	(500,000)	0.55	—	—
Option granted	100,000	0.55	1,100,000	0.53

Outstanding, ending	100,000	$0.55	1,100,000	$0.53

The Company has a Non-Officer Limited Stock Appreciation Rights Plan. In August 2003 ten employees were granted awards for 2,500 limited stock appreciation rights, each with a multiplier of eighteen, at a base price of $0.24. The limited stock appreciation rights are exercisable only upon the following two conditions being met; first, the closing price of the Company’s common stock must have exceeded $10 for at least three consecutive trading days; second, the Company must have engaged in an acquisition after the first condition is met.

12.	Stock Subscriptions

As of December 31, 2004 the Company had stock subscriptions receivable of $744,500. In January 2004 the Company filed suit for the remittance of $737,000 of the receivable that, as of the report date, is being disputed.

13.	Income Taxes

The significant components of the Company’s deferred tax assets are as follows:

	2004	2003

Deferred tax assets:
Net operating loss carryforwards	$7,584,189	$6,176,204
Valuation allowance	(7,584,189)	(6,176,204)

Net deferred tax assets	$—	$—

For the year ended December 31, 2004, the valuation allowance was increased by $1,407,985 due to the uncertainties surrounding the realization of the deferred tax assets, resulting from the Company’s net loss of $4,146,453 in fiscal 2004 and an accumulated deficit of $22,311,758 at December 31, 2004.

The provision (benefit) for income taxes differs from the provision (benefit) amount computed by applying the statutory federal tax rate (34%) to the loss before taxes due to the following:

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

	2004	2003

Computed expected benefit	$(1,409,794)	$(1,078,126)
Nondeductible expenses	1,809	—
Increase in valuation allowance	1,407,985	1,078,126

Provision (benefit) for income taxes	$—	$—

As of December 31, 2004, the Company had a net operating loss carryforward for federal income tax purposes of $22,306,438. This net operating loss carryforward will begin to expire in 2019. The valuation allowance has been estimated in an amount equal to the projected future benefit of the loss carryforward due to the current assumption the Company will not generate sufficient income to utilize the future tax benefit.

14.	Quarterly Financial Information (Unaudited)

Summarized unaudited quarterly financial information for the years ended December 31, 2004 and 2003 are noted below (in thousands, except for per share amounts):

	2004

	Dec. 31, 2004	Sep. 30, 2004	Jun. 30, 2004	Mar. 31, 2004

Net revenues	$—	$—	$—	$—
Gross profit	$—	$—	$—	$—
Net (loss)	$(1,692)	$(915)	$(736)	$(803)
Net (loss) per share – basic and diluted	$(0.02)	$(0.02)	$(0.02)	$(0.02)

	2003

	Dec. 31, 2003	Sep. 30, 2003	Jun. 30, 2003	Mar. 31, 2003

Net revenues	$—	$—	$—	$—
Gross profit	$—	$—	$—	$—
Net loss	$(1,534)	$(477)	$(556)	$(604)
Net loss per share – basic and diluted	$(0.04)	$(0.01)	$(0.01)	$(0.01)

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2004, and 2003

15.	Subsequent Events

In January 2005, the Company issued 50,000 common shares at $5.47 per share for the services of a director valued at $273,500.

In January 2005, the Company hired a new Chief Financial Officer and issued the officer 50,000 common shares at $4.08 per share valued at $204,000.

In March 2005, the operating lease agreement was extended for two years, expiring March 3, 2007. The additional obligations have been included in the schedule at Note 7.

On February 6, 2005, the Company and ChevronTexaco agreed to extend Phase 1 of the collaboration agreement, as noted in the 8-K filed with the SEC on February 10, 2005.

On February 22, 2005, the Company entered into an agreement with OIL-SC to provide for the sale of a Sonocracking ™ pilot plant for $1 million, as noted in the 8-K filed with the SEC on February 25, 2005.

SULPHCO, INC.
(A Company in the Development Stage)
BALANCE SHEET
March 31, 2005
(unaudited)

March 31, 2005

Current Assets:
Cash and cash equivalents	$8,828,287
Other	10,000
Prepaid expenses	27,177

Total current assets	8,865,464

Property and Equipment (net of accumulated depreciation of $672,005)	462,153

Other Assets
Deferred tax asset (net of valuation allowance of $8,227,041)	—
Intangible assets (net of accumulated amortization of $2,598)	258,553
Other	36,822

Total other assets	295,375

Total assets	$9,622,992

Current Liabilities
Accounts payable	$180,693
Unearned revenue	300,000
Accrued liabilities	245,169
Accrued late registration fees	438,000
Related party notes payable	1,000,000

Total current liabilities	2,163,862

Long Term Related Party Note Payable	7,000,000

Commitment and Contingencies	—

Total liabilities	9,163,862

Stockholder’s Equity
Preferred stock: 10,000,000 shares authorized ($0.001 par value) none issued	—
Common stock: 100,000,000 shares authorized ($0.001 par value) 56,529,385 shares issued and outstanding at March 31, 2005	56,529
Paid in capital	25,825,179
Prepaid expense via stock issuance	(42,900)
Stock subscription receivable	(744,500)
Deficit accumulated during the development stage	(24,635,178)

Total stockholder’s equity	459,130

Total liabilities and stockholder’s equity	$9,622,992

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENT OF OPERATIONS
March 31, 2005
(unaudited)

	Three Months Ended March 31		Inception to date
	2005	2004

Revenue
Sales	$—	$—	$42,967

Expenses
General and administrative expenses	(1,434,115)	(563,515)	(20,864,342)
Research and development expenses	(141,515)	(112,494)	(1,882,226)
Depreciation & amortization	(44,519)	(47,382)	(714,408)
Loss on disposal of asset	—	—	(221,711)
Loss on impairment of asset	(233,900)	—	(233,900)

Total operating expenses	(1,854,049)	(723,391)	(23,916,587)

Loss from operations	(1,854,049)	(723,391)	(23,873,620)

Other income (expense)
Interest income	39,377	—	95,989
Interest expense	(70,750)	(80,000)	(419,547)
Late registration fees	(438,000)	—	(438,000)

Loss before taxes	(2,323,422)	(803,391)	(24,635,178)

Income tax benefit (provision)	—	—	—

Net loss	$(2,323,422)	$(803,391)	$(24,635,178)

Loss per share: basic and diluted	$(0.04)	$(0.01)	$(0.69)

Weighted average shares basic and diluted	56,529,385	53,713,346	35,801,819

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENT OF CASH FLOW
March 31, 2005
(unaudited)

	Three Months Ended March 31		Inception to date
	2005	2004

Cash Flows From Operating Activities
Net loss	$(2,323,422)	$(803,391)	$(24,635,178)
Adjustments to reconcile net loss to cash used in operating activities:

Depreciation & amortization	44,519	47,382	714,408
Shares issued for services	305,675	85,000	6,084,468
Shares issued for compensation expense	204,000	—	204,000
Shares issued for interest expense	—	74,000	296,000
Contribution from stockholder	—	—	555,000
Shares subscribed for services	—	—	21,000
Loss on disposal of subsidiary	—	—	221,711
(Increase) decrease in accounts receivable	317,800	(15,042)	—
(Increase) decrease in prepaid expenses	11,683	7,711	(25,676)
Decrease in accounts payable	(113,820)	(8,399)	157,309
Decrease in accrued liabilities	(240,800)	(28,503)	268,553
Accrued late registration fees	438,000	—	438,000
Loss on impairment of asset	233,900	—	233,900
Increase in unearned revenue	300,000	—	300,000
Decrease in legal settlement	—	(13,636)	—

Net cash used in operating activities	(822,465)	(654,878)	(15,166,505)

Cash Flows From Investing Activities
Purchase of property and equipment	(133,565)	—	(1,029,693)
Investment in subsidiary	—	—	(221,711)
Payment of deposit	—	—	(46,822)
Development of intangible assets	(88,522)	—	(276,994)

Net cash used in investing activities	(222,087)	—	(1,575,220)

Cash Flows from Financing Activities
Proceeds from issuance of stock	—	—	11,779,652
Proceeds from stock subscription	—	—	4,240,887
Proceeds from issuance of related party notes payable	—	250,000	11,000,000
Proceeds from issuance of line of credit	—	—	750,000
Return on capital	—	—	(118,427)
Principal payments on related party notes payable	—	—	(250,000)
Decrease in related party receivable	—	—	1,359,185
Payments on contract payable	—	—	(250,000)
Principal payments on line of credit	—	—	(750,000)
Principal payments on advance from related party	—	—	(2,191,285)

Net cash provided by financing activities	—	250,000	25,570,012

Net increase (decrease) in cash and cash equivalents	(1,044,552)	(404,878)	8,828,287

Cash and cash equivalents at beginning of period	9,872,839	735,733	—

Cash and cash equivalents at end of period	$8,828,287	$330,855	$8,828,287

Supplemental Information and non cash transactions

During the three months ended March 31, 2005, and 2004, the Company paid $70,750 and $80,000 in interest, respectively. The Company paid no income taxes during the three months ended March 31, 2005, and 2004.

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2005 (unaudited)

1.	Basis of Presentation

The accompanying unaudited interim financial statements of Sulphco, Inc., (the “Company”) have been prepared by the Company in accordance with generally accepted accounting principles in the United States of America, pursuant to the Securities and Exchange Commission rules and regulations. In management’s opinion, all adjustments necessary for a fair presentation of the results for the interim periods have been reflected in the interim financial statements. The results of operations for any interim period are not necessarily indicative of the results for a full year. All adjustments to the financial statements are of a normal recurring nature.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Such disclosures are those that would substantially duplicate information contained in the most recent audited financial statements of the Company, such as significant accounting policies and stock options. Management presumes that users of the interim statements have read or have access to the audited financial statements and notes thereto included in the Company’s most recent annual report on Form 10-KSB.

2.	Loss On Impairment of Asset

In March 2005, a desulfurizing unit, previously classified as work in progress, was determined to be obsolete based on our current technological improvements. The estimated salvage value of the reusable components as of March 31, 2005 was $197,517, resulting in an impairment loss of $233,900.

3.	Unearned Revenue

In March 2005, the Company received $300,000, which represents the first installment on the sale of a Sonocracking TM pilot plant to OIL-SC for $1 million, as noted in the 8-K filed with the SEC on February 25, 2005. In accordance with the terms of the agreement, the Sonocracking TM  unit shall be installed and operational within six months from the date of the contract.

4.	Prepaid Expenses

Prepaid expenses include $26,955 in prepaid insurance, which are amortized over the life of the policy. The policy expires in November of 2005. Also included in the prepaid expenses is an immaterial amount of prepaid interest.

5.	Notes Payable

The Company’s notes payable consist of the following as of March 31, 2005:

As of March 31, 2005, the Company had outstanding short-term notes payable due to related parties in the amount of $1,000,000. The notes carry an annual interest rate of 8%, payable quarterly, and mature on December 30, 2005. Interest of $20,000 has been paid on these notes for the three months ended March 31, 2005.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2005 (unaudited)

On December 31, 2004, under the Board’s approval, the Company issued a $7,000,000 note to the Chairman and CEO. Interest on the note will be based at the rate of 1-month LIBOR plus 0.5% per annum, with payments due and payable December 31 of 2005, 2006, and on the note maturity date of December 31, 2007, at which time the principal is also due. As of March 31, 2005, interest payable of $50,750 has been accrued on this note.

6.	Related Party Transactions

The CEO was paid $90,000 during the quarter, under an employment contract. The agreement is set to terminate on July 1, 2005.

An interest payment of $10,000 was made to the Chairman and CEO in connection with an outstanding note payable. (See Note 5)

An interest payment of $10,000 was made to a related party in connection with an outstanding note payable. (See Note 5)

The Company has a consulting agreement with a Director and, as of March 31, 2005, have paid $55,191 in consulting fees and $6,266 in travel related expenses.

The Company has a consulting agreement with a related party and, as of March 31, 2005, have paid $30,000 in consulting fees and $37,120 in travel related expenses.

7.	Capital Stock

In January 2005, fifty thousand restricted shares of common stock were issued to a Director for services valued at $273,500.

In January 2005, fifty thousand restricted shares of common stock were issued to an Officer for compensation expense valued at $204,000.

The Company is obligated to pay $438,000 in late registration fees due to the registration statement related to a private placement having not yet gone effective, as per the agreement. As of March 31, 2005, the full amount has been accrued.

8.	Commitments and Contingencies

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist mainly of cash equivalents. The Company maintains amounts on deposit with financial institutions, which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
March 31, 2005 (unaudited)

There are various claims and lawsuits pending against the Company arising in the normal course of the Company’s business. Although the amount of liability at March 31, 2005, cannot be ascertained, management is of the opinion that any resulting liability will not materially affect the Company’s financial position.

9.	Subsequent Events

On April 13, 2005 Robert Henri Charles van Maasdijk joined the Company’s Board of Directors. On April 15, the Company granted 50,000 shares of restricted common stock for his services, valued at $250,000.

On April 19, 2005, the Company entered into a consulting agreement. In exchange for services, the Company issued 15,000 shares of stock, valued at $84,000.

In April 2005, the Company and ChevronTexaco agreed to extend the Phase 1 period of the collaboration agreement an additional two months, to July 6, 2005.

18,654,100 SHARES OF COMMON STOCK

Until ________________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 78.751 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

Article VI of our Amended and Restated By-Laws provides that we will indemnify our directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. Our Amended and Restated By-Laws also permit us to enter into agreements with any director or officer or to obtain insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$6,558.52
Accounting fees and expenses	2,000.00
Legal fees and expenses	60,000.00
Printing expenses	500.00
Registrar and Transfer Agent's fees	500.00
Miscellaneous fees and expenses	1,000.00
Total	$70,558.52

Item 26. Recent Sales of Unregistered Securities.

Following is certain information regarding securities sold by the registrant during the past three years without registering the sale by us of the securities under the Securities Act of 1933:

On September 13, 2002, we issued 50,000 shares to Rohinis Govind, an employee of SulphCo, for $5,000.00 in cash. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares bear a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his employment with us. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

On November 8, 2001, we issued 4,000,000 shares of our common stock to Dr. Gunnerman valued at $0.85 per share in consideration of his efforts as Chairman and CEO in connection with our desulfurization equipment delivered to IPLOM in Italy. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares.

On March 25, 2002, we issued 1,000,000 shares of our common stock to Harry P. Holman, a former director and co-founder, valued at $0.50 per share in consideration of his efforts in investor relations by introducing us to various institutions and individuals, including RBC Dain Rauscher, Joe Cunningham, Mark Easterbrook, Bob Chappell, Merchants Group, Gene Anderson, Peninsula Investments, Hillbloom Investments, Byron James, Dan Webster, Halcyon Partners LLC, JasonJon Holdings LLC, David Broderick, Ken and Barbara Miller and Paul Holder. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares.

On March 25, 2002, we issued 6,000,000 shares of our common stock to Dr. Gunnerman, an officer, director and majority shareholder, valued at $0.50 per share in consideration for extraordinary services provided to us, including his efforts as the CEO of the Company since July 2001. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares.

On November 12, 2002, we issued 100,000 shares to Erika Herrmann, the sister-in-law of Dr. Gunnerman, believed to be an accredited investor based upon her verbal representations to the Company regarding her financial status, for $0.10 per share upon payment in cash of an unsecured promissory note. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. On December 28, 2000, we had created a pool of options and we then granted Erika Herrmann an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Erika Herrmann exercised her option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. On August 1, 2002, we offered to reduce the principal of the note from $150,000 to $10,000, or $0.10 per share. The offer and sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of her relationship with our co-founder, CEO and majority shareholder. The investor represented to us that she was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

2

On December 18, 2002, we issued 50,000 shares to Loren Kalmen for $0.10 per share, in part upon payment in cash of an unsecured promissory note and in part consideration of Mr. Kalmen’s verbal agreement to provide additional tax consulting services to the Company. Mr. Kalmen is a Certified Public Accountant believed by the Company to be an accredited investor based upon his verbal representations to the Company regarding his financial status. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. On December 28, 2000, we had created a pool of options and we then granted Loren Kalmen an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Loren Kalmen exercised his option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. On August 1, 2002, we offered to reduce the principal of the note from $150,000 to $15,000, or $0.10 per share. On that date the fair market value of our stock was $0.32 per share. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares bear a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

On December 23, 2002, we granted an option to Kirk S. Schumacher to purchase 50,000 shares at $0.33 per share, which option was exercised for cash on January 13, 2003. At the time of the grant and exercise Mr. Schumacher was our corporate legal counsel, and was believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship as our corporate legal counsel. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

On February 12, 2003, we confirmed the December 4, 2000 issuance of 2,000,000 shares of common stock to Mark T. Cullen, our former president and co-founder in consideration for services as an officer of the Company, and believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, and the February 14, 2001 issuance of 120,000 shares of common stock to Mr. Cullen, in settlement of a lawsuit. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder and his prior relationship with us as co-founder and president. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. Mr. Cullen was represented by legal counsel in connection with the confirmation of the December 4, 2002 issuance of 2,000,000 shares and the120,000 shares issued to him in settlement of litigation. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

3

On February 17, 2003, we issued 50,000 shares valued at $0.42 per share to Kirk S. Schumacher, our former corporate legal counsel, believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, in consideration of his agreeing to serve on our board of directors. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. On February 17, 2003 we also entered into an Executive Employment Agreement with Mr. Schumacher to serve as President. The agreement included a grant of stock options for 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006. On June 30, 2004, Mr. Schumacher exercised 200,000 of these options and paid the full option price to us, and on December 27, 2004, Mr. Schumacher exercised an additional 300,000 options and paid the full option price to us. The issuance of the 50,000 shares and the issuance of the option and the option shares by us were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship as our former corporate legal counsel, and in June 2004, by reason of his relationship as an officer and director of our company, and in December 2004 by reason of his relationship as President of our company. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

In May 2003 we approved for issuance 50,000 shares of common stock valued at $0.32 per share which shares were issued in June 2003 to Loren J. Kalmen, a Certified Public Accountant and believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, for his services as a director. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

On May 23, 2003, we granted an option to a former controller, to purchase 100,000 shares at $0.35 per share. On June 30, 2004, the option was exercised for 100,000 shares. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder, and in June 2004 by reason of his relationship as an officer and director. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

On November 4, 2003, we issued 2,173,913 shares to Rudolf W. Gunnerman, an officer, director and majority shareholder, in consideration of the cash payment of $500,000. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares.

4

On December 30, 2003, we issued a $500,000 promissory note to Dr. Gunnerman, an officer, director and majority shareholder. On January 5, 2004, we issued 500,000 shares to Dr. Gunnerman and his spouse valued at $0.37 per share and discounted 20% because of their restricted status, or $148,000, as interest in lieu of a cash interest payment. Such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares.

On December 30, 2003, we issued a $500,000 promissory note to Erika Herrmann, the sister-in-law of Dr. Gunnerman, believed to be an accredited investor based upon her verbal representations to the Company regarding his financial status. On January 5, 2004, we issued 500,000 shares to Erika Herrmann valued at $0.37 per share and discounted 20% because of their restricted status, or $148,000, as interest in lieu of a cash interest payment. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of her relationship with our co-founder, CEO and majority shareholder. The investor represented to us that she was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

On January 21, 2004, we issued 100,000 shares of common stock valued at $0.85 per share to Fuad A M A Alghareeb, believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, for his consulting services for the marketing in Kuwait, United Arab Emirates and Bahrain of our desulfurization units and the licensing of our technology. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

In June 2004 we sold common stock together with warrants and rights to purchase our common stock and securities convertible into common stock, aggregating 18,654,100 shares, pursuant to two private placements with a total of 29 investors and two placement agents, all believed by us to be accredited investors based upon their written representations to the Company regarding their financial status. All such securities were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder, and the certificates representing such securities were issued with a restrictive legend reflecting the limitations on future transfer of those shares. These offerings were made without public solicitation or advertising, and the offerees and purchasers are believed to have a pre-existing relationship with a finder and broker employed by us in connection with these offerings. Each of the investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities. Each of the investors was afforded full access to information regarding our business, including our reports filed with the SEC. The terms of these securities are set forth in Part I of this registration statement.

On July 15, 2004, we sold 45,000 shares of common stock valued at $2.86 per share to InteSec, a company owned by an individual believed to be an accredited based upon written representations to the Company by its sole owner regarding his financial status made in one of the two June 2004 private placements. The shares were issued under a consulting agreement in consideration of marketing consultation services provided and to be provided by InteSec in support of our efforts to obtain government funding. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us. The investor represented to us that it was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

5

In November 2004 we entered into a public relations consulting agreement with Rubenstein Public Relations, Inc. providing for cash compensation of $10,000 per month. Pursuant to this agreement we also agreed to issue: (i) one warrant evidencing the right to purchase 50,000 shares of common stock at an exercise price of $1.93, being the closing price of the common stock at the date of the execution of the agreement; and (ii) provided the agreement has not been terminated as of May 2005, one warrant evidencing the right to purchase through November 2009, 50,000 shares of common stock at an exercise price equal to the closing price of the common stock on May 11, 2005 at the date of the execution of the agreement. Each of the warrants will expire in November 2009. All such securities are being issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such securities will bear a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with one of our investors. Rubenstein has represented to us that it is knowledgeable and sophisticated, and is experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor has been afforded full access to information regarding our business, including reports filed with the SEC.

In connection with Mr. Masica's appointment to the Board of Directors in November 2004, SulphCo agreed to grant Mr. Masica 25,000 shares of our common stock on January 1, 2005, for services as a director if he is then serving as a director. Mr. Masica was also granted an option on November 30, 2004, to acquire 25,000 shares of our common stock at an exercise price of $2.86 per share in consideration of services to be provided as a director, with the option expiring on November 30, 2007. The issuance of the 25,000 shares and the agreement to issue the option for 25,000 shares was based upon SulphCo’s determination of the value of the services rendered and to be rendered by Mr. Masica as a director. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. On December 27, 2004, our Board of Directors amended the terms of Mr. Masica’s compensation as a director to coincide with past compensation practices regarding outside directors and in view of Mr. Masica’s expected contributions to SulphCo. The amended terms provide for Mr. Masica to receive 50,000 shares of our common stock valued at $5.47 per share in lieu of the original proposal for 25,000 shares and 25,000 options, effective January 1, 2005. The agreement to issue 50,000 shares was based upon SulphCo’s determination of the value of the services rendered and to be rendered by Mr. Masica as a director. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such securities are being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such securities were or will be issued with a restrictive legend reflecting the limitations on future transfer of those securities. The offer and sale of these securities was made without public solicitation or advertising. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities and was an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933. Prior to the offer and sale of these securities this investor was a consultant to the Company. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

6

SulphCo agreed to grant Alan L. Austin, Jr. 50,000 shares of our common stock effective January 7, 2005, valued at $4.08 per share in consideration of his agreement to be employed by the Company as its Vice President of Finance and Chief Financial Officer. The sale of these 50,000 shares was based upon SulphCo’s determination of the value of the services to be rendered by Mr. Austin as an executive officer of the Company. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company, the restricted nature of the stock, and in order to motivate Mr. Austin to accept the Company’s offer of employment. Such shares are being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such securities will be issued with a restrictive legend reflecting the limitations on future transfer of those securities. The offer and sale of these securities was made without public solicitation or advertising to an individual who had a pre-existing relationship with the Company’s CEO. The investor represented to us that he was knowledgeable and sophisticated, was experienced in business and financial matters so as to be capable of evaluating an investment in our securities, and had substantial prior work experience as a chief financial officer. Prior to the sale of these securities Mr. Austin was afforded full access to information regarding our business, including reports filed with the SEC.

In consideration of Mr. Robert van Maasdijk’s agreement to join the Company’s Board of Directors in April 2005, SulphCo agreed to grant Mr. van Maasdijk 50,000 shares of our common stock valued at $5.68 per share. The agreement to issue 50,000 shares was based upon SulphCo’s determination of the value of the services rendered and to be rendered by Mr. van Maasdijk as a director. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such securities are being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such securities will be issued with a restrictive legend reflecting the limitations on future transfer of those securities. The offer and sale of these securities was made without public solicitation or advertising. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities and was an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

In consideration of Ralf Klug’s agreement to serve as a consultant effective April 1, 2005, SulphCo agreed to grant Mr. Klug 15,000 shares of our common stock valued at $5.91 per share. The agreement to issue 15,000 shares was based upon SulphCo’s determination of the value of the services rendered and to be rendered by Mr. Klug as a consultant to the Company. These services were valued based upon the Company’s evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such securities are being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such securities will be issued with a restrictive legend reflecting the limitations on future transfer of those securities. The offer and sale of these securities was made without public solicitation or advertising. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities and was an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

In consideration of Dr. Raad Alkadiri’s agreement to join the Company’s Board of Directors in May 2005, SulphCo agreed to grant Dr. Alkadiri 50,000 shares of our common stock valued at $3.69 per share. The agreement to issue 50,000 shares was based upon SulphCo’s determination of the value of the services rendered and to be rendered by Dr. Alkadiri as a director. These services were valued based upon the Board of Directors’ evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such securities are being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such securities will be issued with a restrictive legend reflecting the limitations on future transfer of those securities. The offer and sale of these securities was made without public solicitation or advertising. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities and was an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

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Item 27. Exhibits.

(a) Exhibits:

3.1*	Restated Articles of Incorporation, as filed on December 30, 2003, with the Nevada Secretary of State.

3.2**	Amended and Restated Bylaws.

4.1+	Form of Additional Investment Rights initially issued on June 3, 2004.

4.2++	Form of Additional Investment Rights initially issued on June 15, 2004.

4.3+	Form of Warrant initially issued on June 3, 2004.

4.4++	Form of Warrant initially issued on June 15, 2004.

4.5#	Form of Warrant dated November 11, 2004, issued to Rubenstein Public Relations, Inc.

5.1#	Opinion re Legality of Securities.

10.1**	Executive Employment Agreement dated as of February 17, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.2*	2003 Non-Officer Limited Stock Appreciation Rights Plan.

10.3+	Securities Purchase Agreement dated as of June 1, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.

10.4++	Securities Purchase Agreement dated as of June 14, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.

10.5#	Engagement Agreement dated July 1, 2002, by and between SulphCo, Inc. and RWG, Inc.

10.6#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.7#	Stock Subscription Agreement dated as of January 13, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.8#	Promissory Note dated February 28, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman.

10.9#	Stock Option Agreement dated as of May 8, 2003, between SulphCo, Inc. and Patrick E. Lacy.

10.10#	Engagement Agreement dated July 1, 2003, by and between SulphCo, Inc. and RWG, Inc.

10.11#	Stock Subscription Agreement dated as of October 28, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.12#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman and Doris Gunnerman.

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10.13#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Erika Herrmann.

10.14#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Erika Herrmann.

10.15#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.16#	Stock Issuance Agreement dated as of January 21, 2004, by and between SulphCo, Inc. and Fuad A M A Alghareeb.

10.17#	Letter dated April 28, 2004, from Rudolf W. Gunnerman to SulphCo, Inc.

10.18#	Promissory Note dated April 28, 2004, from SulphCo, Inc. to Rudolf W. Gunnerman.

10.19#	Finder’s Fee Agreement made as of May 11, 2004 between SulphCo, Inc. and Vantage Investments Group, Inc.

10.20#	Letter Agreement dated May 28, 2004 between SulphCo, Inc. and Olympus Securities, LLC.

10.21#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.22#	Consulting Agreement dated July 15, 2004, by and between SulphCo, Inc. and InteSec Group LLC.

10.23#	Collaboration Agreement dated August 6, 2004, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.24#	Contract for Establishment of a Limited Liability Company (SulphCo Oil Technologies Kuwait).

10.25#	Laboratory Test Agreement dated November 2002 by and between SulphCo, Inc. and ChevronTexaco Energy Research and Technology Company.

10.26#	Refinery Test Agreement dated May 2003 by and between SulphCo, Inc. and Chevron U.S.A., Inc.

10.27#	Loan Extension Agreement, dated for reference the 12th day of December, 2004, between Rudolf W. Gunnerman and SulphCo, Inc.

10.28#	Loan Extension Agreement, dated for reference the 12th day of December, 2004, between Erika Herrmann and SulphCo, Inc.

10.29(1)	Separation Agreement and General Release dated as of December 28, 2004, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.30(2)	Letter Agreement dated as of January 6, 2005, by and between SulphCo, Inc. and Alan L. Austin, Jr.

10.31(3)	Promissory Note from SulphCo, Inc. to Rudolf W. Gunnerman dated December 31, 2004.

9

10.32#	Letter Agreement dated February 4, 2005, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.33(4)	Agreement dated February 22, 2005, by and between SulphCo, Inc. and OIL-SC, Ltd.

10.34(5)	Letter Agreement dated April 27, 2005, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.35(6)	Employment Agreement dated as of June 1, 2005, by and between SulphCo, Inc. and Peter Gunnerman.

14*	Code of Ethics adopted by the Board of Directors on March 12, 2004.

16.1+++	Letter from Forbush and Associates to the SEC dated May 14, 2004.

23.1	Consent of Mark Bailey & Company, Ltd.

23.2	Consent of Guzik & Associates (Included in Exhibit 5.1).

24.1	Power of Attorney (Included in Signature Page of Registration Statement filed on July 1, 2004).

* Incorporated by reference from the registrant’s Annual Report on Form 10-KSB (SEC File No. 333-27599) as filed with the SEC on March 29, 2004.

** Incorporated by reference from the registrant’s Form 10-QSB for the quarter ended March 31, 2003 (SEC File No. 27599) as filed with the SEC on May 14, 2003.

+ Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on June 4, 2004.

++ Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on June 16, 2004.

+++ Incorporated by reference from the registrant’s Form 10-QSB for the quarter ended March 31, 2004, (SEC File No. 27599) as filed with the SEC on May 17, 2004.

(1) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on January 3, 2005.

(2) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on January 10, 2005.

(3) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on January 4, 2005.

(4) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on February 25, 2005.

(5) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on May 2, 2005.

(6) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on June 10, 2005.

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# Previously filed as an exhibit to this Registration Statement.

(b) Financial Statement Schedules

None.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase, and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the registrant will file a post-effective amendment to state the terms of such offering.

        (2)   For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as a part of this registration statement as of the time the Commission declared it effective.

        (3)   For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        (4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (5)   In accordance with Item 512(a) of Regulation S-B, relating to Rule 415 offerings, the registrant will:

        (a)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

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        (ii)   Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, as amended, if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii)  Include any additional or changed material information on the plan of distribution.

        (b)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (c)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Sparks, State of Nevada, on June 20, 2005.

SULPHCO, INC.

By:	/s/ Rudolf W. Gunnerman

Rudolf W. Gunnerman, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Rudolf W. Gunnerman Rudolf W. Gunnerman	Chairman of the Board, Chief Executive Officer, Director (Principal Executive Officer)	June 20, 2005

/s/ Richard L. Masica Richard L. Masica	Director	June 20, 2005

/s/ Alan L. Austin, Jr. Alan L. Austin, Jr.	Vice President of Finance, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 20, 2005

/s/ Loren J. Kalmen Loren J. Kalmen	Director	June 20, 2005

Robert Henri Charles van Maasdijk	Director	June __, 2005

Raad Alkadiri	Director	June __, 2005

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EXHIBIT INDEX

3.1*	Restated Articles of Incorporation, as filed on December 30, 2003, with the Nevada Secretary of State.

3.2**	Amended and Restated Bylaws.

4.1+	Form of Additional Investment Rights initially issued on June 3, 2004.

4.2++	Form of Additional Investment Rights initially issued on June 15, 2004.

4.3+	Form of Warrant initially issued on June 3, 2004.

4.4++	Form of Warrant initially issued on June 15, 2004.

4.5#	Form of Warrant dated November 11, 2004, issued to Rubenstein Public Relations, Inc.

5.1#	Opinion re Legality of Securities.

10.1**	Executive Employment Agreement dated as of February 17, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.2*	2003 Non-Officer Limited Stock Appreciation Rights Plan.

10.3+	Securities Purchase Agreement dated as of June 1, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.

10.4++	Securities Purchase Agreement dated as of June 14, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.

10.5#	Engagement Agreement dated July 1, 2002, by and between SulphCo, Inc. and RWG, Inc.

10.6#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.7#	Stock Subscription Agreement dated as of January 13, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.8#	Promissory Note dated February 28, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman.

10.9#	Stock Option Agreement dated as of May 8, 2003, between SulphCo, Inc. and Patrick E. Lacy.

10.10#	Engagement Agreement dated July 1, 2003, by and between SulphCo, Inc. and RWG, Inc.

10.11#	Stock Subscription Agreement dated as of October 28, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.12#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman and Doris Gunnerman.

14

10.13#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Erika Herrmann.

10.14#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Erika Herrmann.

10.15#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.16#	Stock Issuance Agreement dated as of January 21, 2004, by and between SulphCo, Inc. and Fuad A M A Alghareeb.

10.17#	Letter dated April 28, 2004, from Rudolf W. Gunnerman to SulphCo, Inc.

10.18#	Promissory Note dated April 28, 2004, from SulphCo, Inc. to Rudolf W. Gunnerman.

10.19#	Finder’s Fee Agreement made as of May 11, 2004 between SulphCo, Inc. and Vantage Investments Group, Inc.

10.20#	Letter Agreement dated May 28, 2004 between SulphCo, Inc. and Olympus Securities, LLC.

10.21#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.22#	Consulting Agreement dated July 15, 2004, by and between SulphCo, Inc. and InteSec Group LLC.

10.23#	Collaboration Agreement dated August 6, 2004, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.24#	Contract for Establishment of a Limited Liability Company (SulphCo Oil Technologies Kuwait).

10.25#	Laboratory Test Agreement dated November 2002 by and between SulphCo, Inc. and ChevronTexaco Energy Research and Technology Company.

10.26#	Refinery Test Agreement dated May 2003 by and between SulphCo, Inc. and Chevron U.S.A., Inc.

10.27#	Loan Extension Agreement, dated for reference the 12th day of December, 2004, between Rudolf W. Gunnerman and SulphCo, Inc.

10.28#	Loan Extension Agreement, dated for reference the 12th day of December, 2004, between Erika Herrmann and SulphCo, Inc.

10.29(1)	Separation Agreement and General Release dated as of December 28, 2004, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.30(2)	Letter Agreement dated as of January 6, 2005, by and between SulphCo, Inc. and Alan L. Austin, Jr.

10.31(3)	Promissory Note from SulphCo, Inc. to Rudolf W. Gunnerman dated December 31, 2004.

15

10.32#	Letter Agreement dated February 4, 2005, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.33(4)	Agreement dated February 22, 2005, by and between SulphCo, Inc. and OIL-SC, Ltd.

10.34(5)	Letter Agreement dated April 27, 2005, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.35(6)	Employment Agreement dated as of June 1, 2005, by and between SulphCo, Inc. and Peter Gunnerman.

14*	Code of Ethics adopted by the Board of Directors on March 12, 2004.

16.1+++	Letter from Forbush and Associates to the SEC dated May 14, 2004.

23.1	Consent of Mark Bailey & Company, Ltd.

23.2	Consent of Guzik & Associates (Included in Exhibit 5.1).

24.1	Power of Attorney (Included in Signature Page of Registration Statement filed on July 1, 2004).

* Incorporated by reference from the registrant’s Annual Report on Form 10-KSB (SEC File No. 333-27599) as filed with the SEC on March 29, 2004.

** Incorporated by reference from the registrant’s Form 10-QSB for the quarter ended March 31, 2003 (SEC File No. 27599) as filed with the SEC on May 14, 2003.

+ Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on June 4, 2004.

++ Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on June 16, 2004.

+++ Incorporated by reference from the registrant’s Form 10-QSB for the quarter ended March 31, 2004, (SEC File No. 27599) as filed with the SEC on May 17, 2004.

(1) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on January 3, 2005.

(2) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on January 10, 2005.

(3) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on January 4, 2005.

(4) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on February 25, 2005.

(5) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on May 2, 2005.

(6) Incorporated by reference from the registrant’s Form 8-K (SEC File No. 27599) as filed with the SEC on June 10, 2005.

# Previously filed as an exhibit to this Registration Statement.

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